UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CDI Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1717 Arch Street, 35th Floor Philadelphia, Pennsylvania 19103-2768	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2015

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Dear Shareholder:

The 2015 Annual Meeting of the Shareholders of CDI Corp. will be held in the Trumbauer West Room on the 51st Floor of Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania, on Tuesday, May 19, 2015 at 10:00 a.m., for the following purposes:

1.	To elect nine directors of CDI;

2.	To approve CDI’s executive compensation in an advisory vote;

3.	To approve the Amended and Restated Omnibus Stock Plan;

4.	To approve the Executive Bonus Plan;

5.	To ratify the appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2015; and

6.	To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 17, 2015 are entitled to notice of and to vote at the Annual Meeting. The vote of each shareholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign and promptly return the accompanying proxy card in the accompanying postage-paid envelope. Most shareholders can also vote their shares online or by telephone. See the instructions on your proxy card or in the attached Proxy Statement. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

Brian D. Short, Secretary

Dated: April 16, 2015

Philadelphia, Pennsylvania

1717 Arch Street, 35th Floor Philadelphia, Pennsylvania 19103-2768	PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 19, 2015

This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of CDI Corp. (which is referred to in this Proxy Statement as “CDI”,

“the company” or “we”) beginning on or about April 22, 2015.

2015 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement carefully before voting.

2015 Annual Meeting Information

Date and Time: May 19, 2015 at 10:00 a.m.

Location: Trumbauer West Room, 51st Floor, Three Logan Square, 1717 Arch St., Philadelphia, PA

Record Date: March 17, 2015

Common Shares Outstanding as of Record Date: 19,645,679

How to Vote: Most shareholders can vote online, by telephone, by mail or in person at the Annual Meeting

Items to be Voted On and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more information)
1. Election of Directors	FOR ALL	7-9
2. “Say-on-pay” advisory vote to approve executive compensation	FOR	63
3. Approve the Amended and Restated Omnibus Stock Plan	FOR	63-77
4. Approve the Executive Bonus Plan	FOR	78-80
5. Ratify appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2015	FOR	81-83

The Nine Nominees for Director

				Board Committees
Name	Director Since	Independent?	Position	Audit	Compensation	Executive	Finance	Governance & Nominating
Joseph L. Carlini	2014	Yes	CEO of McKean Defense Group	*			*

Michael J. Emmi	1999	Yes	Chairman of the Board of IPR International LLC		* (Chair)			*

Scott J. Freidheim	2014	No	CEO of CDI Corp.

Walter R. Garrison	1958	Yes	Chairman of the Board of CDI Corp.			*

Lawrence C. Karlson	1989	Yes	Consultant for industrial & technology companies	* (Chair)			*

Ronald J. Kozich	2003	Yes	Retired Managing Partner, Ernst & Young, Philadelphia	*	*			*

Anna M. Seal	2010	Yes	Former SVP & CFO of Global Manuf. & Supply Division of GlaxoSmithKline	*				* (Chair)

Albert E. Smith	2008	Yes	Lead Director of CDI Corp.; Former Chairman of Tetra Tech, Inc.; Former EVP of Lockheed Martin		*		*

Barton J. Winokur	1968	No	Senior Partner at Dechert LLP (law firm)			*	* (Chair)

Corporate Governance

Separate Chairman and CEO: Yes

Independent Lead Director: Yes

Non-Employee Directors Meet Without Management: Yes

Staggered Board: No (all directors are elected annually)

Cumulative Voting: No

Executive and Director Share Ownership Guidelines: Yes

Restrictions on Hedging and Pledging by Directors and Executives: Yes

Clawback Policy for Executive Compensation: Yes

Frequency of Advisory Vote on Executive Compensation: Annually

Members of Audit, Compensation and Governance & Nominating Committees: All are independent; none are current or former officers or employees of the company

Executive Compensation

CDI’s executive compensation program is designed to promote a performance-based culture and align the interests of shareholders and executives through variable, at-risk compensation. Our compensation program is structured so that a large percentage of compensation is tied to the achievement of challenging levels of performance. In 2014, CDI hired a new CEO and three other senior executives. Their compensation arrangements were structured to emphasize long-term rewards based primarily on the creation of shareholder value. Those executives agreed to take a significant portion of their compensation in the form of value creation contingent awards that are dependent on CDI achieving share prices that are between two to three times the stock price at around the time of grant. These awards do not pay off at all in the event of unattractive or modest returns for shareholders, but deliver sufficient levels of compensation to attract and motivate talented executives when there are strong shareholder returns. We believe that our compensation policies and procedures clearly reflect a pay-for-performance philosophy.

The following table summarizes the compensation of our six Named Executive Officers for 2014, as reported in accordance with SEC rules. For more information, see pages 43-47.

Name	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)	Total ($)
Scott J. Freidheim	177,534	177,534	4,011,024	272,045	0	211,252	4,849,389
David Arkless	72,329	50,630	749,993	0	0	0	872,952
Michael S. Castleman	71,234	299,863	1,725,756	0	0	12,758	2,109,611
D. Hugo Malan	72,329	300,630	1,607,497	0	0	12,134	1,992,590
Robert M. Larney	475,000	200,000	200,150	71,252	190,545	9,798	1,146,745
H. Paulett Eberhart	188,975	0	93,578	0	0	608,588	891,141

Ratification of KPMG LLP as CDI’s Independent Registered Public Accounting firm for 2015

KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent registered public accounting firm for 2015, subject to ratification by our shareholders. The Audit Committee considers KPMG to be well-qualified for this engagement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 19, 2015

The Proxy Statement and the Notice of Annual Meeting of Shareholders

are available at http://investor.shareholder.com/CDI/2015proxy.cfm.

CDI’s Annual Report and Form 10-K for 2014 can also be found at that website.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the 2015 Annual Meeting of Shareholders of CDI Corp. (the “Annual Meeting”). Also, this Proxy Statement contains certain information that the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) require CDI to provide annually to shareholders. This Proxy Statement is the document used by CDI’s Board of Directors (the “Board”) to solicit proxies to be used at the Annual Meeting. Proxies are solicited to give shareholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting. The Board has designated Brian D. Short and Craig H. Lewis (who are referred to in this Proxy Statement as the “named proxies”) to vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies.

When and where is the Annual Meeting being held?

The Annual Meeting will be held on Tuesday, May 19, 2015 at 10:00 a.m. in the Trumbauer West Room on the 51st Floor of Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania.

What will I be voting on?

1.	The election of nine directors of CDI;
2.	An advisory vote on CDI’s executive compensation;
3.	Approval of the Amended and Restated Omnibus Stock Plan;
4.	Approval of the Executive Bonus Plan; and
5.	The ratification of KPMG LLP as CDI’s independent registered public accounting firm for 2015.

What are the Board’s recommendations?

CDI’s Board of Directors recommends the following votes:

1.	Proposal One – FOR the election of the nine persons nominated to serve as directors;
2.	Proposal Two – FOR approval of the advisory vote on executive compensation;
3.	Proposal Three – FOR approval of the Amended and Restated Omnibus Stock Plan;
4.	Proposal Four – FOR approval of the Executive Bonus Plan; and
5.	Proposal Five – FOR ratification of KPMG LLP as CDI’s independent registered public accounting firm for 2015.

What options do I have in filling out my proxy card and what happens if I return the proxy card without marking a vote?

The proxy card is in a form that permits you to vote for the election of any or all of the nine nominated directors or to withhold authority to vote for the election of any or all of the nine nominated directors. You can separately approve or disapprove Proposals Two through Five, or abstain with respect to any of those proposals.

If you sign and return the proxy card, your shares will be voted (a) for the election of all of the nine nominated directors unless you indicate that authority to do so is withheld, and (b) for Proposals Two through Five, unless you specify a different vote.

Who is entitled to vote on the matters discussed in this Proxy Statement?

You are entitled to vote if you were a shareholder of record of common stock, par value $.10 per share, of CDI (which is referred to throughout this Proxy Statement as “CDI stock”) as of the close of business on March 17, 2015 (the record date). Your shares can be voted at the meeting only if you are present or have submitted a valid proxy. An alphabetical list of CDI’s registered shareholders, showing the name, address and number of shares held by each shareholder as of the record date, will be available for inspection at the Annual Meeting and at our principal office (1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768) for at least five days prior to the Annual Meeting.

How many votes do I have?

You will have one vote on each proposal for every share of CDI stock you owned on March 17, 2015, the record date for this Annual Meeting.

How many votes can be cast by all shareholders?

19,645,679, which is the number of shares of CDI stock outstanding on the record date. CDI does not have cumulative voting (which is a system used by some companies where shareholders can cast all of their votes for a single nominee when a company has multiple openings on its board of directors).

What is the difference between a registered shareholder and a beneficial holder of shares?

If your shares of CDI stock are registered directly in your name with our transfer agent (Computershare), you are considered to be a “registered shareholder” of those shares. If that is the case, the proxy material has been sent or provided directly to you by our transfer agent.

If your shares of CDI stock are held in a stock brokerage account or by a bank or other nominee, you are considered to be the “beneficial holder” of the shares held for you in what is known as “street name”. If that is the case, the proxy material has been forwarded to you by your broker, bank or other nominee, which is considered the shareholder of record of those shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee regarding how to vote your shares by using the voting instruction form or card included in the proxy material sent to you by your broker, bank or other nominee, or by voting online or by telephone. You should follow the voting instructions provided with your proxy material.

What are the ways I can vote?

You can vote in person by completing a ballot at the Annual Meeting (if you are a registered shareholder), or you can vote prior to the meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. Most shareholders can vote by proxy using the Internet, telephone or mail as discussed below.

How do I vote by proxy?

Most shareholders of CDI can vote by proxy using the Internet, telephone or mail.

Voting Online:

Registered shareholders can vote by going to the website www.investorvote.com/CDI and should have their proxy card with them and follow the instructions online. Beneficial holders who wish to vote their shares on the Internet should have their proxy card or voting instruction form with them, go to the website indicated on the proxy card or voting form and follow the instructions online. If you vote online, you do not need to mail your proxy card.

Voting By Telephone:

A touch-tone telephone is necessary to vote by telephone. Registered shareholders can vote by dialing 1-800-652-VOTE (8683), which is toll-free in the United States, U.S. territories and Canada, and should have their proxy card with them and follow the instructions given. Beneficial holders who wish to vote their shares by telephone should have their proxy card or voting instruction form with them, call the toll-free telephone number shown on the proxy card or voting form and follow the instructions given. If you vote by telephone, you do not need to mail your proxy card.

Voting By Mail:

If you vote by mail, mark the proxy card or voting instruction form, date and sign it, and mail it in the postage-paid envelope provided.

How is my CDI stock in the company’s 401(k) plan voted?

If you own CDI stock in the CDI Corporation 401(k) Savings Plan (which is referred to in this Proxy Statement as the “401(k) plan”), you will receive a proxy card that will serve as voting instructions to the trustee of that plan. The trustee will vote your shares in the manner you direct. Voting of shares in our 401(k) plan can only be done by mail.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this by: (1) voting again on the Internet or by telephone prior to the Annual Meeting; (2) signing another proxy card with a later date and mailing it so that it’s received prior to the Annual Meeting; or (3) if you are a registered shareholder, by giving written notice of revocation to the Secretary of CDI or by attending the Annual Meeting in person and casting a ballot. However, this does not apply to shares held in our 401(k) plan, where once a proxy card is submitted by an account holder, the vote cannot be changed.

If I am a beneficial holder, how are my shares voted if I do not return voting instructions?

Under the rules of the NYSE, brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares at the brokers’ discretion on the proposals regarding routine matters, which includes our Proposal Five, ratifying the appointment of the independent registered public accounting firm. Under NYSE rules, the other proposals (Proposals One through Five) are considered to be “non-discretionary” items, which mean that your broker cannot vote your shares on those matters if it has not received voting instructions from you. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered to be cast on that proposal.

For the shares held in our 401(k) plan, the plan’s trustee will vote all shares held in a participant’s account in the manner directed by the participant. If a participant fails to direct the voting of shares held in his or her account, those shares will not be voted.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Since there were 19,645,679 shares of CDI stock outstanding on the record date, 9,822,840 shares are necessary for a quorum at the Annual Meeting.

What vote is required to approve each item (assuming that a quorum is present)?

For Proposal One, directors are elected by a plurality of the votes cast, which means the nine nominees who receive the highest number of votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of CDI stock is entitled to one vote for each of the nine director nominees and there is no cumulative voting. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted as a vote cast for those persons.

Approval of Proposals Two through Five each requires the affirmative vote of a majority of the votes cast on such matter at the Annual Meeting. Shares represented by proxies that reflect broker non-votes will not be considered to be a vote cast on any of Proposals One through Four. Shares represented by proxies that contain abstentions on any proposal will not be considered to be a vote cast on such proposal.

The vote described in Proposal Two is not binding on CDI, the Board or the Compensation Committee. However, the Board and the Compensation Committee will take the outcome of this vote into consideration when making future executive compensation decisions.

Who is soliciting proxies on behalf of the company?

The solicitation of proxies is being made by CDI’s Board at the company’s cost, principally by mail. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of CDI may contact shareholders, banks, brokerage firms or nominees by telephone, by e-mail or in person to request that proxies be returned in time for the meeting. No solicitation is being made by specially engaged employees or by paid solicitors.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement were to properly come before the Annual Meeting, the named proxies intend to vote the shares represented by them as the Board may recommend. At this time, we do not know of any other matters that might be presented for shareholder action at the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy as indicated above until it is voted.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend our Annual Meeting. However, please note that in order to be admitted to, and vote at, the meeting you may be required to demonstrate that you were a CDI shareholder on March 17, 2015.

If I am a beneficial holder, may I come to the Annual Meeting and vote my shares?

If you want to vote in person at the Annual Meeting and you hold shares of CDI stock in street name, you must obtain a proxy from your broker, bank or other nominee and bring that proxy to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

What is householding?

If you and other residents at your mailing address own shares of CDI stock in street name, your broker, bank or other nominee may have notified you that your household will receive only one CDI Proxy Statement and Annual Report. This practice is known as “householding” and is designed to reduce printing and mailing costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to this practice. Each shareholder will continue to receive a separate proxy card or voting instruction form.

If you did not receive your own copy of this Proxy Statement or CDI’s Annual Report for 2014, we will send a copy to you if you mail a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 or call (215) 636-1240. This Proxy Statement is available online at http://investor.shareholder.com/CDI/2015proxy.cfm. The current and past CDI proxy statements and annual reports can also be found at www.cdicorp.com, in the Investor Relations section.

If you are a beneficial holder and would like to receive your own copy of CDI’s proxy statement and annual report in the future, or if you share an address with another CDI shareholder and together both of you would like to receive only a single set of these documents, you should contact your broker, bank or other nominee.

PROPOSAL ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated nine directors for election at CDI’s 2015 Annual Meeting, to hold office until next year’s annual meeting. Each of the nominees is currently a member of the Board. The named proxies intend to vote FOR the nine nominees identified below, except as to shares for which authority to do so is withheld. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected. However, if any such nominee should become unavailable to serve, the Board may nominate, and the named proxies may vote for, a substitute nominee.

Below is information about each nominee for election to the Board of Directors, including the person’s age, positions held, principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which the person currently serves as a director or has served as a director during at least the past five years. Information is also presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Governance and Nominating Committee and our Board to the conclusion that he or she should serve as a director of CDI.

JOSEPH L. CARLINI

Mr. Carlini, age 52, has been a director of CDI since May 2014. Mr. Carlini has been the Chief Executive Officer of McKean Defense Group, an engineering and technology solutions firm that provides services to the U.S. Navy and other federal government customers, since 2006. From 1998 until 2006, he was a Group Senior Vice President of Science Applications International Corporation (SAIC), a provider of technical, engineering and enterprise IT services, primarily to the U.S. government.

Mr. Carlini has significant senior leadership, management and operational experience, including nine years as the CEO of a professional services company. He brings to our Board extensive knowledge and experience in the engineering, IT and outsourcing fields and in the federal defense industry, all of which are important to CDI’s business. He has an engineering degree, which gives him an advanced technical understanding of a major segment of CDI’s business.

MICHAEL J. EMMI

Mr. Emmi, age 73, has been a director of CDI since 1999. Since 2002, he has been the Chairman of the Board of IPR International LLC, which provides electronic data backup storage, archiving, business continuity and data center services. He was the Chief Executive Officer of IPR International LLC from 2002 to April 2013. From 1985 to 2002, he was the Chairman and CEO of Systems & Computer Technology Corporation, which provided information technology services and software to higher education, local government, utilities and manufacturing customers. He served as a director of Metallurg, Inc. from 2003 to 2007 and as a director of Education Management Corporation from 2004 to 2006.

Mr. Emmi has significant senior leadership, management and operational experience, including many years as CEO of a public professional services company. He brings to our Board extensive knowledge and experience in the IT and outsourcing fields, which are important parts of CDI’s business. He has considerable experience in corporate transactions, such as mergers and acquisitions, which is valuable to our Board. He also has experience as a director of other public companies.

SCOTT J. FREIDHEIM

Mr. Freidheim, age 49, has been the President and Chief Executive Officer of CDI, and a director of CDI, since September 2014. He was Vice Chairman, Post-Acquisition Management - Europe at Investcorp International (an alternative investment firm) from January 2014 to August 2014, where he was responsible for the post-acquisition management of all of Investcorp’s portfolio companies in Europe. From 2011 to January 2014, he was Chief Executive Officer - Europe at Investcorp International. Mr. Freidheim was President of the Kenmore, Craftsman and Diehard business unit of Sears Holdings Corporation from 2010 to 2011 and Executive Vice President, Operating and Support Businesses at Sears Holdings Corporation from 2009 to 2010. From 2006 to 2008, he served as the Chief Administrative Officer and Executive Vice President at Lehman Brothers Holdings Inc., a global financial services firm. In September 2008, Lehman Brothers filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York.

Mr. Freidheim brings significant executive and operational leadership and experience to CDI and its Board. His management responsibilities have included global operations, giving him a perspective that is important as CDI seeks international growth. As our CEO, his presence on our Board enhances the communication and working relationship between the Board and the company’s executive team.

WALTER R. GARRISON

Mr. Garrison, age 88, has been a director of CDI since 1958 and the Chairman of the Board of CDI since 1961. From 1961 until 1997, he was also the President and CEO of CDI.

As the long-time CEO and Chairman of the company, Mr. Garrison has demonstrated executive leadership and broad management skills in building CDI’s business. He brings to the Board his extensive knowledge of CDI and the engineering, staffing and outsourcing businesses. As a registered professional engineer, he possesses an advanced technical understanding of a major segment of CDI’s business.

LAWRENCE C. KARLSON

Mr. Karlson, age 72, has been a director of CDI since 1989. He is currently an independent consultant for industrial and technology companies. He was the Chairman and CEO of Berwind Financial Corporation, a leveraged buyout group, from 2001 to 2004. Prior to that time, he served as Chairman of Spectra-Physics AB, a provider of laser technology and products, President and CEO of Pharos AB, an instrumentation manufacturer, President and CEO of Nobel Electronics, a manufacturer of transducers, and President, U.S. Operations of Fischer & Porter Co., a designer and manufacturer of process instrumentation. He has served as a director of Campbell Soup Company since 2009 and as a director of H&E Equipment Services, Inc. since 2005. He was the Chairman of the Board of Mikron Infrared Company, Inc. from 2000 until 2007.

Mr. Karlson has broad senior leadership, management and operational experience. He has held senior executive positions at companies based outside the United States, giving him a global perspective that is important as CDI seeks international growth. He has substantial experience in corporate transactions, such as mergers and acquisitions, which is helpful to our Board. He also has experience as a director of numerous public companies over the years, including service as the chairman of public company boards, which benefits our Board.

RONALD J. KOZICH

Mr. Kozich, age 76, has been a director of CDI since 2003. He was the Managing Partner of the Philadelphia region of Ernst & Young LLP, a large accounting firm, from 1991 to 1999, when he retired. He is a Certified Public Accountant. He served as a director of Tasty Baking Company from 2000 to 2011.

Mr. Kozich’s extensive financial and accounting knowledge and experience is valuable to our Board and the Audit Committee. He fills an important role as an “audit committee financial expert”. He brings to the Board management, human resources and operational experience from his career at Ernst & Young LLP. He also served for many years on the board of directors of a public company (Tasty Baking Company) and as an audit committee financial expert at that public company.

ANNA M. SEAL

Ms. Seal, age 59, has been a director of CDI since 2010. From 2001 to 2012, she was Senior Vice President and Chief Financial Officer of the Global Manufacturing and Supply Division of GlaxoSmithKline, a major pharmaceutical and consumer healthcare company. She previously served as General Manager and CFO of Smithkline Beecham’s Animal Health Division, effecting a successful turnaround and subsequent sale of that business. Ms. Seal is a Certified Public Accountant and is a member of the Financial Executives Institute and American Institute of Certified Public Accountants. She served as a director of Arrow International, Inc. from 2005 until 2007 and served on that company’s Audit Committee as the “audit committee financial expert”.

Ms. Seal has substantial financial, executive and operational experience. Her extensive financial and accounting knowledge is valuable to our Board and to our Audit Committee. She serves as one of CDI’s audit committee financial experts. She also has significant experience in the areas of general management, strategic planning, business restructuring, and corporate acquisitions and dispositions, both domestically and internationally, which is beneficial to our Board.

ALBERT E. SMITH

Mr. Smith, age 65, has been a director of CDI since 2008 and has served as Lead Director since February 2014. He was the Chairman of Tetra Tech, Inc., an environmental engineering and consulting firm, from 2006 until January 2008. He was Executive Vice President of Lockheed Martin Corporation, an aerospace, defense, security and technology company, from 2000 to 2004. He has served as a director of Tetra Tech, Inc. since 2005 and as a director of Curtiss-Wright Corporation since 2006.

Mr. Smith has significant executive, management and operational experience, including his leadership roles at Tetra Tech, Inc. and Lockheed Martin Corporation. He brings broad knowledge of the engineering services business and the federal defense industry, which are important parts of CDI’s business. Mr. Smith has an engineering degree, which gives him an advanced technical understanding of CDI’s engineering business. He also has experience as a director of other public companies.

BARTON J. WINOKUR

Mr. Winokur, age 75, has been a director of CDI since 1968. He has been a partner at Dechert LLP, an international law firm, since 1972. He was the Chairman and CEO of Dechert LLP from 1996 to 2011.

Mr. Winokur has extensive experience as a lawyer in representing public and private companies in complex transactions such as mergers, acquisitions, divestitures and joint ventures. He has counseled many boards of directors of public companies in connection with a wide variety of corporate governance matters. His knowledge and background in those areas is valuable to CDI’s Board. Mr. Winokur also has demonstrated executive leadership as the Chairman and CEO of a large global law firm. As a long-serving director of CDI, Mr. Winokur has extensive knowledge of the company and its business. He also has experience as a director of other public companies.

The Board of Directors unanimously recommends a vote FOR the election of each of the nine nominees identified in Proposal One. Shares represented by the accompanying Proxy will be voted FOR all nine nominees unless a contrary choice is specified.

CORPORATE GOVERNANCE

Corporate Governance Principles

Corporate governance encompasses the internal policies and practices by which the CDI Board of Directors operates. The Board believes that effective and consistent corporate governance is an essential part of the company conducting itself in a responsible, legal and ethical manner. In that regard, the Board has adopted Corporate

Governance Principles to provide a framework for the governance of CDI. The Corporate Governance Principles address issues such as the Board’s role and responsibilities, the size and composition of the Board, meeting procedures, and committee structure. CDI’s Corporate Governance Principles are posted on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Independence of the Directors

CDI’s Corporate Governance Principles, as well as the listing standards of the NYSE, require that at least a majority of the directors of the company be “independent directors” (as that term is defined under the NYSE listing standards). The Board of Directors conducts an annual review of the independence of all of its members. In connection with that review, the Board examines and considers information provided by the directors and the company which might indicate any material relationships (e.g., commercial, consulting, banking, legal, accounting, charitable or family relationships) that would impair the independence of any of the directors. For purposes of this review, the Board has used the guidelines contained in the NYSE listing standards rather than developing its own categorical standards for independence.

The Board conducted this review during the past year and determined that all of the directors of CDI and the nominees for director are independent (and satisfy the independence requirements set forth in the listing standards of the NYSE) except for Scott Freidheim and Barton Winokur. Mr. Freidheim, the company’s CEO, is the only director who is a CDI employee. Mr. Winokur is a senior partner of Dechert LLP, a law firm that provides legal services to CDI (including services as counsel to the Audit Committee). Dechert’s billings to CDI for services rendered in 2014 were approximately $650,000.

Code of Conduct

The Board has adopted a Code of Conduct that sets forth the principles, policies and obligations that must be adhered to by CDI and its directors, officers and employees (including CDI’s principal executive officer, principal financial officer, principal accounting officer and controller). The Code of Conduct is designed to foster a culture within CDI of honesty and accountability by requiring all directors, officers and employees to conduct themselves in accordance with all applicable legal requirements and ethical standards. Associated with the Code of Conduct are various conduct policies focusing on specific topics, such as our Insider Trading Policy, Conflicts of Interest Policy, Disclosure Policy and Policy on Privacy of Personal Data. A copy of the Code of Conduct can be found on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Any amendments to, or waivers of, provisions in our Code of Conduct that apply to our CEO, CFO, principal accounting officer or controller will be posted on our website at www.cdicorp.com (in the Investor Relations section) within four business days following the date of the amendment or waiver and will remain available on our website for at least a twelve-month period.

Board Leadership Structure and Executive Sessions of the Board

Our Corporate Governance Principles provide that the Board should have flexibility to decide whether it is best for the company at a given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined. This allows the Board to determine which structure provides the appropriate leadership for the company at a particular time. Since Walter Garrison retired as CEO of the company in 1997, he has remained Chairman and a different person has served as the CEO.

In February 2014, the Board established a Lead Director role, and appointed Albert Smith to serve in that position. The Lead Director, who must be an independent director, takes a leading role in coordinating the Board’s agenda with the Chairman, CEO and Secretary of the company, leads the directors in executive sessions, communicates with the CEO, Chairman and other directors between Board meetings on key topics affecting the company, and performs such other duties and responsibilities as the Board may determine.

The non-management directors meet by themselves in regularly scheduled executive sessions, without management directors or executive officers of CDI present. Those executive sessions, which are scheduled and presided over by the Lead Director, are generally held in conjunction with each Board meeting.

The Board believes that its current leadership structure is best for CDI at this time. It allows the CEO to focus on providing the day-to-day leadership and management of the company, while the Chairman and Lead Director can provide guidance to the CEO and set the agenda for Board meetings (in consultation with the CEO and other members of the Board). The Chairman presides over meetings of the Board and performs other administrative functions relating to the Board’s activities. The separation of roles also fosters greater independence between management and the Board. The Board considers Mr. Garrison well-suited to be CDI’s Chairman given the extensive knowledge of CDI and its business that he developed over nearly four decades as the company’s CEO. The Board considers Mr. Smith well-suited to be the Lead Director based on his years of experience as a director of other public companies and his broad knowledge and leadership in the engineering services business and the federal defense industry, which are important parts of CDI’s business.

Board Meetings, Directors’ Attendance at Shareholders’ Meetings and Board Self-Assessments

The Board of Directors of CDI held six meetings during 2014. Each of the directors in 2014 attended more than 90% of the total number of meetings held during 2014 by the Board and the committees of the Board on which he or she served during the year.

It is CDI’s policy that all Board members are expected to attend the annual meeting of shareholders. In order to facilitate such attendance, CDI’s practice is to schedule its annual shareholders’ meeting on the same day as a Board meeting. At CDI’s 2014 shareholders’ meeting, all of the company’s directors were present.

The Board and its Audit, Compensation and Governance and Nominating Committees conduct annual self-assessments to evaluate their performance and to improve that performance as appropriate. The Board also annually assesses the performance of its Chairman and the company’s CEO.

Committees of the Board

The Board of Directors has established the following five standing committees to assist the Board in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The charter of each of these committees is available on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Below are the current members of each standing committee:

Audit	Compensation	Executive	Finance	Governance and Nominating

Lawrence Karlson * Joseph Carlini Ronald Kozich Anna Seal	Michael Emmi * Ronald Kozich Albert Smith	Walter Garrison Barton Winokur	Barton Winokur * Joseph Carlini Lawrence Karlson Albert Smith	Anna Seal * Michael Emmi Ronald Kozich

* Chair of the Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent registered public accounting firm (subject to shareholder ratification), (d) overseeing the company’s independent registered public accounting firm and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. This committee held thirteen meetings during 2014.

The Compensation Committee reviews and approves CDI’s executive compensation arrangements and programs, as described in more detail beginning on page 23. This committee held nine meetings during 2014.

The Executive Committee exercises all the powers of the Board, subject to certain limitations, when the Board is not in session and is unable to meet or it is impractical for the Board to meet. This committee did not hold any meetings during 2014.

The Finance Committee oversees the financial affairs and policies of CDI, including review of the company’s annual operating and capital plans, major acquisitions and dispositions, and borrowing arrangements. This committee held three meetings during 2014.

The Governance and Nominating Committee oversees matters relating to Board organization and composition, compliance with rules relating to the independence of directors, and evaluations of Board and executive management effectiveness. This committee also (a) provides the Board with recommendations for new members of the Board after evaluating candidates, and assists in attracting qualified candidates; (b) assists the Board in evaluating the performance of the CEO and making decisions about the retention of the CEO; (c) reviews executive succession planning and executive recruitment strategies and processes, and recommends procedures to assure a smooth and orderly CEO transition when the need arises; and (d) reviews CDI’s Corporate Governance Principles and recommends such changes as may be appropriate. This committee held six meetings during 2014.

Audit Committee Membership

No member of the Audit Committee is a current or former officer or employee of CDI. The NYSE and the SEC have adopted standards for independence of Audit Committee members. The Board has determined that each of the current members of the Audit Committee satisfies those independence standards and is financially literate.

The Board has also determined that Ronald Kozich and Anna Seal, each of whom is a member of the Audit Committee and an independent director, each qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The rules of the SEC define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee. Mr. Kozich is a former Managing Partner of the Philadelphia region of the accounting firm Ernst & Young LLP and is a Certified Public Accountant. Ms. Seal is the former Senior Vice President and Chief Financial Officer of the Global Manufacturing and Supply Division of GlaxoSmithKline and is a Certified Public Accountant.

Compensation Committee Membership, Authority and Procedures

The Compensation Committee (also referred to in this section as the “Committee”) is composed entirely of independent, nonemployee directors. The Committee has sole authority to determine the CEO’s compensation. The Committee also has decision-making authority with respect to the compensation arrangements for the other executives within certain policy guidelines.

As explained in “The Timing and Pricing of Equity Awards” section of the Compensation Discussion and Analysis (CD&A) that appears below in this Proxy Statement, the Compensation Committee has delegated limited authority to the Chair of the Committee and to the company’s CEO to approve equity awards between the times that the

Committee makes its annual awards. Any awards made by the CEO under that delegated authority must adhere to the Committee’s guidelines and be consistent with past practice in size and type. The CEO may not make awards to executive officers or to directors under this delegated authority.

As explained in the “Role of Management” section of the CD&A, the CEO provides input and recommendations to the Compensation Committee regarding the compensation for other executive officers of CDI and other members of the senior management team. However, all executive compensation must be approved by the Compensation Committee or the Board.

The agendas for the Compensation Committee’s meetings are determined by the Committee’s Chair with the assistance of the Chief Administrative Officer (CAO). The agenda and materials are mailed to the Committee members in advance of each meeting. The company’s CEO and CAO generally attend meetings of the Compensation Committee at the invitation of the Committee. The Committee usually meets in executive session (with only Committee members in attendance) at the end of each regularly-scheduled meeting. The Committee’s Chair reports on Committee actions to the full Board at each regularly scheduled Board meeting.

Late in each calendar year, in connection with the process of determining executive compensation for the following year, the Compensation Committee reviews tally sheets for the CEO, the other executive officers and certain other members of the company’s senior management. These tally sheets, which are prepared by CDI’s Human Resources department, summarize the company’s compensation arrangements with each person, including (a) the total compensation expected to be earned in the current year and the total compensation earned in the previous year, (b) potential payouts under various scenarios, including voluntary and involuntary termination of employment, death, disability, retirement and a change in control of the company, and (c) information regarding the equity awards and any nonqualified deferred compensation held by each person, including the sort of information set forth in the various executive compensation tables contained in this Proxy Statement. The tally sheets are intended to give Committee members a comprehensive picture of an executive’s total compensation, enhance their understanding of how the various components of an executive’s compensation package fit together and provide a context for making future pay decisions.

The Compensation Committee’s charter provides that the Committee will be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant or other advisor retained by the Committee. Before retaining any such advisor, the Committee takes into consideration all factors relevant to the advisor’s independence from management, including those factors specified in the applicable NYSE listing standards. Over the years, the Compensation Committee has from time to time retained the services of independent outside consulting firms to provide advice and to perform periodic market compensation studies, which are considered by the Committee in evaluating and determining CDI’s executive compensation. See the CD&A for more information regarding the nature of the independent compensation studies. These consulting firms have reported to the Committee and not to management. The Committee did not retain an outside consulting firm in 2014.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of CDI or any of its subsidiaries. No executive officer of CDI served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 2014, where an executive officer of that other entity served on the Compensation Committee or the Board of CDI. In addition, no executive officer of CDI served as a director of another entity, one of whose executive officers served on the Compensation Committee of CDI.

Related Party Transactions and Approval Policy

The Board has adopted a written policy setting forth procedures for the review and approval of transactions involving CDI and related parties. For purposes of this policy, a related party is:

•	an executive officer or director of CDI or any of such person’s immediate family members;

•	a shareholder owning more than 5% of CDI’s stock; or

•	an entity which is owned or controlled by one of the above parties or an entity in which one of the above parties has a substantial ownership interest or control.

Under this policy, the company may not enter into a transaction with a related party unless:

•

the Governance and Nominating Committee has reviewed the transaction, determined it to be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, and recommended its approval to the Board; and

•	the transaction is subsequently approved by the disinterested members of the Board.

Transactions available to all employees generally and transactions related to an executive officer’s employment with CDI or a director’s performance of services as a director of CDI (such as payment of salary, bonus, director fees, equity compensation, travel expenses and similar payments) are not subject to these review and approval procedures. The company’s use of Dechert LLP as outside counsel (Mr. Winokur, a CDI director, is a senior partner in that firm) has been approved under this policy.

Director Qualifications, Diversity and Nominating Process

As provided in its charter, the Governance and Nominating Committee (also referred to in this section as the “Committee”) is responsible for identifying qualified Board candidates and recommending their nomination for election to the Board as well as for recommending the slate of nominees for election to the Board at each annual meeting of shareholders. The Board has concluded that all of the members of the Governance and Nominating Committee meet the standards for independence established by the NYSE. No member of the Governance and Nominating Committee is a former officer or employee of CDI.

When the Board wishes to add a new director, the Governance and Nominating Committee does an analysis of the skills and experience of the current directors in order to identify the particular additional skills and experience that would be desirable in a new director so as to complement and enhance the existing Board. To be considered for Board membership, a candidate must, in the Committee’s judgment, possess superior intelligence and sound judgment, exhibit the highest levels of personal character and integrity, and have demonstrated significant ability in his or her professional field. Other factors considered include the extent to which the candidate’s business experience and background are relevant to CDI’s business, the person’s available time to devote to CDI Board matters, and whether the candidate meets the existing independence requirements.

The Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The Committee views diversity broadly to include diversity of experience, skills, perspectives and personal characteristics as well as traditional diversity concepts such as race or gender. The Committee seeks to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee CDI’s business.

When it wishes to add a new director to the Board, the Committee solicits from the current directors the names of potential new Board members. At times in the past, the Governance and Nominating Committee has retained a third party search firm to assist the Committee in identifying prospective candidates for the Board. No search firm was retained in 2014.

The Committee is willing to consider prospective candidates recommended by CDI’s shareholders. Shareholders wishing to recommend prospective candidates for nomination to the Board of Directors should submit to the Secretary of the company the name, a statement of qualifications and the written consent of the prospective candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance and Nominating Committee. The address to which such recommendations should be sent is:

Governance and Nominating Committee

Attention: Company Secretary

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

Once a prospective candidate is identified, the Governance and Nominating Committee does an initial review of his or her background and credentials. If the proposed candidate passes the initial review, the candidate is invited to meet with one or two Committee members. Then, if those Committee members believe the candidate would be a good addition to the Board, arrangements are made for the candidate to meet with all members of the Board, typically in informal settings. While the Committee makes recommendations for director nominations, the Board is responsible for final approval. The Committee’s process for evaluating candidates is the same regardless of whether a candidate is recommended by a search firm, a Board member, a shareholder or others.

In determining whether to recommend a current director for re-election, the Committee considers, in addition to the basic qualifications for a new director which are described above, the director’s past attendance at and participation in meetings and his or her overall contributions to the activities of the Board.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing CDI’s management of risk. Our full Board regularly engages in discussions concerning the most significant risks that CDI faces in its business as part of the Board’s review of the company’s operations with the CEO at each regular Board meeting, including discussion regarding how those risks are being managed. In addition, the Board receives reports on risks in the business from senior operations management in connection with their periodic presentations to the Board. Risk issues related to the company’s business strategy are also considered when the Board meets to discuss strategic planning. The Board’s role in risk oversight of the company is aligned with the company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing CDI’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

The Board delegates some of the activities relating to risk oversight to its committees, particularly to the Audit Committee. Under its charter, the Audit Committee is responsible for reviewing and discussing with management the company’s policies regarding risk assessment and risk management. At each regularly-scheduled meeting, the Audit Committee receives reports from management and from our internal auditors concerning risk issues. All significant potential or actual claims and exposures identified by management and internal auditors are reviewed with the Audit Committee. CDI’s General Counsel usually attends Audit Committee meetings and addresses with the committee members the company’s legal and business risks and how the company seeks to control and mitigate those risks, including through its insurance program. This presentation also includes a review of CDI’s corporate compliance program (founded on our Code of Conduct and conduct policies), for which the Audit Committee has oversight responsibility, and the training programs used throughout the CDI organization to support the compliance program. By overseeing the evaluation of CDI’s internal control over financial reporting, the Audit Committee gains valuable insight into the company’s risk management and risk mitigation activities. To assist it in overseeing the company’s risk management, the Audit Committee has regular meetings, outside the presence of management, with our independent registered public accounting firm and the head of our internal audit group.

Other committees of the Board also play a role in the oversight of risk. The Compensation Committee reviews the company’s executive compensation policies and programs to confirm that they do not encourage unnecessary and excessive risk taking. In addition, the company reviews its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to CDI. Based on this review, the company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on CDI. See the CD&A for additional information regarding compensation-related risks at CDI. The Governance and Nominating Committee is responsible for overseeing corporate governance issues that may create risks for the company, including in areas such as director selection and related party transactions. The Finance Committee oversees our management of risks relating to financial affairs and policies, including risks associated with the availability of capital and major acquisitions and dispositions. The chair of each committee regularly reports to the Board regarding the areas of risk they oversee.

Communicating with CDI’s Board of Directors

Shareholders of CDI and any other interested parties who wish to communicate with the Chairman of the Board or with the non-management directors as a group may do so by writing to:

CDI Corp. Board of Directors

Attn: Non-Management Directors (or Chairman of the Board)

c/o Company Secretary

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

All such letters will be forwarded to the Chairman of the Board (if he or she is an independent director, as is presently the case) or to the Lead Director (if the Chairman were not an independent director).

DIRECTOR COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS

The compensation paid to the company’s non-employee directors is structured to attract and retain qualified non-employee directors and to further align their interests with the interests of CDI’s shareholders by linking a significant portion of their compensation to CDI’s stock performance. Directors who are not employees of CDI or one of its subsidiaries receive the following as compensation for their service on the Board and on committees of the Board:

•

Retainer Fee. Each non-employee director receives a retainer fee of $55,000 per year. Under the compensation arrangements in effect during 2014, the director could elect to be paid in any combination of (a) cash, (b) CDI stock options, or (c) CDI stock on a deferred basis under the Amended and Restated 2004 Omnibus Stock Plan. If a director elects to receive deferred stock for all or a portion of the retainer fee, the director would receive shares of time-vested deferred stock (TVDS), each of which correspond to a right to receive one share of CDI stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of shares of TVDS would be calculated by dividing the amount of the retainer fee which the director chose to defer by the market value of CDI stock at the beginning of the directors’ fee year. A directors’ fee year is the approximately twelve-month period for which a director is paid and runs from one annual meeting of shareholders to the next. The company would make a matching contribution of one share of TVDS for every three shares of TVDS acquired by the director. If a director elects to receive stock options for all or a portion of the retainer fee, the number of options which the director receives is determined using a Black-Scholes valuation methodology.

•

Time-Vested Deferred Stock (TVDS). Each non-employee director receives, at the beginning of the directors’ fee year, an annual grant of shares of TVDS, which upon vesting on the third anniversary of the date of grant, are converted into an equivalent number of shares of CDI stock. The value of the annual TVDS grant to each director is $100,000. The number of shares of TVDS awarded is based on the market price of CDI stock on the date of grant. Upon vesting, holders of TVDS receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date.

•

Committee Service Fees and Committee Chairman Fees. For service on committees of the Board, non-employee directors receive an additional $5,000 per year for each committee chaired ($10,000 in the case of the Audit Committee and the Compensation Committee) and $3,000 per year for each committee served on in excess of one.

•	Meeting Attendance Fees. Non-employee directors are paid meeting attendance fees of $1,000 for each Board meeting and committee meeting attended.

•

Board Chairman Fees. The Chairman of the Board is paid an additional fee of $60,000 per year, and also receives reimbursement of $40,000 for administrative support services to assist in the performance of the Chairman’s duties.

•	Lead Director Fee. The Lead Director is paid an additional fee of $10,000 per year.

The compensation arrangements for non-employee directors are developed by the Governance and Nominating Committee and recommended to the Board for final approval. Neither that committee nor the Board retained a compensation consultant during 2014 in connection with determining the amount or form of director compensation.

No consulting fees were paid in 2014 to any of CDI’s directors.

Directors who are also employees of CDI do not receive any compensation for their services as directors (other than reimbursements for reasonable expenses incurred in connection with the performance of such services).

The following table shows the 2014 compensation for our non-employee directors.

Director Compensation Table for 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Joseph L. Carlini	46,913	100,006	0	146,919
Michael J. Emmi	89,000	100,006	11,881	200,887
Walter R. Garrison	127,046	100,006	11,881	238,933
Lawrence C. Karlson	89,000	100,006	11,881	200,887
Ronald J. Kozich	90,858	100,006	11,881	202,745
Anna M. Seal	85,096	100,006	16,237	201,339
Albert E. Smith	91,692	100,006	19,174	210,872
Barton J. Winokur	72,000	100,006	11,881	183,887

Notes to the Director Compensation Table for 2014:

The “Fees Earned or Paid in Cash” Column

This column represents a total of the retainer fees, Board Chairman fees, Lead Director fees, committee chairman fees, fees for service on more than one committee, Board meeting attendance fees and committee meeting attendance fees earned by the non-employee directors in 2014. The table below shows a breakdown of those fees for each director.

Name	Retainer Fees ($)	Board Chairman and Lead Director Fees ($)	Committee Chairman Fees ($)	Additional Committee Service Fees ($)	Board Meeting Attendance Fees ($)	Committee Meeting Attendance Fees ($)	Total ($)
Joseph Carlini	34,055	0	0	1,858	2,000	9,000	46,913
Michael Emmi	55,000	0	10,000	3,000	6,000	15,000	89,000
Walter Garrison	55,000	60,000	1,904	1,142	6,000	3,000	127,046
Lawrence Karlson	55,000	0	10,000	3,000	6,000	15,000	89,000
Ronald Kozich	55,000	0	0	4,858	6,000	25,000	90,858
Anna Seal	55,000	0	3,096	3,000	6,000	18,000	85,096
Albert Smith	55,000	8,692	0	3,000	6,000	19,000	91,692
Barton Winokur	55,000	0	5,000	3,000	6,000	3,000	72,000

None of the directors elected to receive a portion of the 2014 retainer fees which are included in the “Fees Earned or Paid in Cash” column in the form of TVDS or stock options.

The “Stock Awards” Column

The Stock Awards column represents the aggregate grant date fair value of shares of TVDS received by the directors in 2014, in accordance with FASB ASC Topic 718, calculated without regard to any estimated forfeitures. The grant date fair value of the directors’ Stock Awards is equal to the market price of CDI stock on the date of grant multiplied by the number of Stock Awards received on that date. For additional information regarding the valuation assumptions relating to CDI’s Stock Awards, see Note 7 to the company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2014. The grant date fair value of the Stock Awards included in the Directors Compensation Table for 2014 was $13.54 for each share of TVDS received by all of the non-employee directors on May 20, 2014. The amounts in this column reflect the grant date fair value for these awards under accounting rules and do not correspond to the actual value that will be realized by the directors.

One director, Anna Seal, still holds SPP units (similar to deferred stock) under the company’s old Stock Purchase Plan for Management Employees and Non-Employee Directors (the “SPP”). The SPP was terminated in May 2012. Under the SPP, a director could elect to receive SPP units for all or a portion of the retainer fee. Each SPP unit corresponds to a right to receive one share of CDI stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of SPP units was calculated by dividing the amount of the retainer fee which the director chose to defer by the market value of CDI stock at the beginning of the directors’ fee year. Under the SPP, the company made a matching contribution of one SPP unit for every three SPP units acquired by the director.

The following table indicates the number of shares of TVDS and SPP units held by each non-employee director at the end of 2014.

Name	Shares of TVDS as of December 31, 2014	SPP Units as of December 31, 2014
Joseph Carlini	7,386	0
Michael Emmi	20,406	0
Walter Garrison	20,406	0
Lawrence Karlson	20,406	0
Ronald Kozich	20,406	0
Anna Seal	20,406	2,030
Albert Smith	20,406	0
Barton Winokur	20,406	0

The “All Other Compensation” Column

For each director, the amounts in this column represent the dollar value of additional shares of CDI stock received by the director upon vesting of TVDS and SPP units relating to accrued dividends (upon vesting, holders of shares of TVDS and SPP units receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date).

Stock Ownership Requirements for Directors

Under the Board’s stock ownership requirements, each non-employee director who has served on the Board for at least four years is required to own at least $400,000 in market value of CDI stock. Any non-employee director who does not own the required amount of stock by and after the director’s fourth year on the Board would then have up to $30,000 of the director’s retainer fee payable in subsequent years automatically paid in the form of deferred stock, with no company match, until the required ownership level was met. The following shares and units count towards meeting the non-employee directors’ stock ownership requirements: (1) shares of CDI stock owned by the director, the director’s spouse or a trust for the benefit of the director or members of his or her family, (2) shares of TVDS or other deferred stock, (3) SPP units, and (4) shares of CDI stock held in the company’s 401(k) plan or an IRA maintained by the director. As of March 17, 2015, all of CDI’s current directors who have served on the Board for at least four years have satisfied these stock ownership requirements.

PRINCIPAL SHAREHOLDERS

As of March 17, 2015, the following persons and entities were known by the company to be beneficial owners of more than 5% of the outstanding shares of CDI stock. The following table shows, as of that date (or such other date as is indicated in the footnotes), the number of shares of CDI stock beneficially owned by those principal shareholders and the percentage which that number represents of the total outstanding shares of CDI stock beneficially owned as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising a stock option or SAR or by a vesting of TVDS) within the sixty-day period after March 17, 2015 are considered to be beneficially owned as of March 17, 2015.

Name and Address of Beneficial Owner	Number of Shares of CDI Stock Beneficially Owned*		Percentage of Total Shares of CDI Stock Beneficially Owned
Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain trusts for the benefit of Walter R. Garrison’s children; and Michael J. Emmi, Donald W. Garrison, Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain other trusts for the benefit of Walter R. Garrison’s children c/o Arthur R. G. Solmssen, Jr., Esquire Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104	3,360,516	(1)	17.1%

Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	1,896,718	(2)	9.6%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,383,239	(2)	7.0%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,327,530	(2)	6.7%

Walter R. Garrison 800 Manchester Avenue, 3rd Floor Media, PA 19063	1,284,001	(3)	6.5%

Notes to the Principal Shareholders Table:

*	Except as indicated in the following footnotes, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Each trustee under these trusts has joint voting and investment power with the other trustee(s) with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of CDI own, of record and beneficially, the number of shares of CDI stock shown opposite their names in the table which appears in the following section (entitled “CDI Stock Ownership by Directors and Executive Officers”).

(2)	These numbers are as of December 31, 2014, and are based on Schedule 13G’s filed by the shareholders with the SEC. In their respective Schedule 13G’s: (a) Heartland Advisors, Inc. noted that the shares of CDI stock may be deemed beneficially owned by it by virtue of its investment discretion and voting authority granted by certain clients; and (b) Dimensional Fund Advisors LP noted that it and its subsidiaries, in their role as investment advisors for various funds, investment companies and trusts, possess voting and/or investment power over the shares of CDI stock, but the shares are owned by the various funds, investment companies and trusts, and Dimensional Fund Advisors LP disclaims beneficial ownership of the shares.

(3)	Does not include the shares held by the various family trusts referred to in this table. See also footnotes (1) and (3) to the following table, in the “CDI Stock Ownership by Directors and Executive Officers” section.

CDI STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as to each person who is a director, director nominee or named executive officer (as identified in the Executive Compensation section of this Proxy Statement), and as to all directors, director nominees and executive officers of CDI as a group, the number of shares of CDI stock beneficially owned as of March 17, 2015 and the percentage which that number represents of the total outstanding shares of CDI stock beneficially owned as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising a stock option or SAR or by a vesting of TVDS) within the sixty-day period after March 17, 2015 are considered to be beneficially owned as of March 17, 2015. The number of SARs which the person would acquire upon exercise has been calculated based on the closing price of CDI stock on March 17, 2015.

Name of Individual or Group	Number of Shares of CDI Stock Beneficially Owned**		Percentage of Total Shares of CDI Stock Beneficially Owned
David Arkless	0		*
Joseph L. Carlini	0		*
Michael S. Castleman	7,500		*
H. Paulett Eberhart	100		*
Michael J. Emmi	46,363	(1) (2)	0.2%
Scott J. Freidheim	20,000		0.1%
Walter R. Garrison	1,284,001	(1) (2) (3)	6.5%
Lawrence C. Karlson	120,813	(1) (2)	0.6%
Ronald J. Kozich	45,877	(1)	0.2%
Robert M. Larney	21,273		0.1%
D. Hugo Malan	0		*
Anna M. Seal	24,399	(1)	0.1%
Albert E. Smith	37,724	(1)	0.2%
Barton J. Winokur	71,571	(1) (2) (4)	0.4%
All directors, director nominees and executive officers as a group (16 persons)	1,713,984	(5)	8.7%

Notes to the CDI Stock Ownership by Directors and Executive Officers Table:

*	Less than 0.1%

**	Except as indicated in the following footnotes, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Includes 5,721 shares of TVDS that are scheduled to vest within 60 days.

(2)	Does not include 3,360,516 shares of CDI stock held in various trusts created by Walter Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Three of the trustees, Michael Emmi, Lawrence Karlson and Barton Winokur, are directors of CDI and a fourth trustee, Donald Garrison, is Walter Garrison’s brother. Walter Garrison disclaims beneficial ownership of these shares, as do the other trustees except as fiduciaries.

(3)	Includes 105,109 shares held indirectly. Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. The trustees of The Garrison Foundation are Walter Garrison and his wife. Mr. Garrison and his wife have no pecuniary interest in the income or assets of that foundation and they disclaim beneficial ownership of these shares except as fiduciaries. Also does not include 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of nine trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation’s shares except as a fiduciary. A total of 501,700 shares owned by Mr. Garrison have been pledged as security for a bank loan to a third party and for lease obligations of a third party. See below for a description of our “Restrictions on Hedging and Pledging of CDI Stock by Directors and Executive Officers”.

(4)	Does not include 81,286 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no pecuniary interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(5)	If the 3,360,516 shares held in the Garrison family trusts referred to in footnote (2) above, the 175,000 shares held by The Garrison Foundation and the 32,000 shares held by The Garrison Family Foundation referred to in footnote (3) above, and the 81,286 shares held by the foundation referred to in footnote (4) above were combined with the 1,713,984 shares shown in this table as held by directors, director nominees and executive officers as a group, the total would be 5,362,786 shares or 27.2% of the total number of shares of CDI stock beneficially owned.

CDI STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS

The company’s guidelines call for executive officers to achieve and maintain certain levels of CDI stock ownership, to link the interests of our executives with those of our shareholders. Under our Executive Stock Ownership Policy, the target amount of stock ownership increases with the person’s position, level of responsibility and compensation. The CEO must own CDI stock with a value at least equal to five times his or her base salary, and the other executive officers must own CDI stock with a value at least equal to three times their base salary.

Under our Executive Stock Ownership Policy, the value of CDI stock is considered to be the greater of the current market price of CDI stock or the stock price when the shares were acquired. The following CDI shares count towards meeting the stock ownership guidelines: (1) shares owned by the executive, the executive’s spouse or a trust for the benefit of the executive’s spouse or family, (2) deferred shares in the SPP, and (3) shares held in the company’s 401(k) plan or an IRA maintained by the executive. None of our current executives have yet attained the target level of CDI stock ownership, as most of them have joined the company or the executive ranks fairly recently. Until the target ownership levels have been achieved, executives are required to retain 75% of the shares of CDI stock they obtain from SARs or option exercises, vesting of TVDS or other equity awards and from other sources (after payment of any exercise price and taxes).

RESTRICTIONS ON HEDGING AND PLEDGING OF CDI STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The Board has adopted a policy which prohibits any executive officer or director of CDI from: (a) directly or indirectly engaging in hedging or monetization transactions, through transactions in CDI stock or through the use of financial instruments designed for such purpose; (b) engaging in short sale transactions in CDI stock; and (c) following the adoption of this policy in early 2014, pledging of CDI stock as collateral for a loan, including through the use of traditional margin accounts with a broker, without written consent from the Board (with any affected directors recusing themselves). In connection with the review of a request to pledge securities, the Board (with any affected directors recusing themselves), will, among other things, consider: (i) the number of shares being pledged, as a percentage of CDI’s total outstanding shares, as a percentage of the total shares owned by the individual, and as a percentage of CDI’s historical trading volume; (ii) the risk of foreclosure given the nature of the associated transaction and the individual’s other resources to repay the loan; and (iii) protections against the appearance of insider trading (such as the ability to comply with Section 16 and associated stock transaction reporting obligations).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires CDI’s directors and executive officers, as well as beneficial owners of more than 10% of the outstanding shares of CDI stock, to file with the SEC initial reports of ownership and reports of changes in ownership of CDI stock. To the company’s knowledge, based on a review of copies of such reports furnished to CDI and on written representations made by such persons, all of CDI’s directors, executive officers and beneficial owners of more than 10% of CDI stock have complied with all Section 16(a) filing requirements with respect to 2014 except (i) due to a delay by his broker in notifying him of a purchase of 190 shares of CDI stock, Robert Larney reported that purchase two days late, and (ii) due to an administrative error on the part of the company, one late report was filed by Michael Castleman in connection with an award of TVDS he was entitled to receive under CDI’s Executive Stock Purchase Opportunity Program.

EXECUTIVE COMPENSATION

This section of our Proxy Statement contains information regarding our compensation programs and policies and, in particular, their application to a specific group of individuals that are referred to as our “Named Executive Officers”. Under applicable SEC rules, our Named Executive Officers for this Proxy Statement, who are also sometimes referred to as the “NEOs” or the “executives”, consist of Scott Freidheim, David Arkless, Michael Castleman and Hugo Malan (current executives), as well as Paulett Eberhart and Robert Larney (former executives).

This section of our Proxy Statement contains extensive information regarding the 2014 compensation earned by the NEOs. The Executive Compensation section is organized as follows:

Identification of the Named Executive Officers (NEOs) for 2014. This part provides more information about our NEOs.

Compensation Discussion and Analysis. This part contains a description of the specific types of compensation we pay, a discussion of our compensation policies, information regarding how those policies were applied to the compensation of our NEOs for 2014 and other information that we believe may be useful to investors to understand the compensation of our NEOs.

Compensation Committee Report. This part contains a report of the Compensation Committee (also referred to in this Executive Compensation section as the “Committee”) regarding the Compensation Discussion and Analysis.

Executive Compensation Tables. This part provides information, in tabular formats specified in applicable SEC rules, regarding the amounts or value of various types of compensation paid to our NEOs and related information.

Potential Payments and Other Benefits Upon Termination or Change in Control. This part provides information regarding amounts that could become payable (or were payable) to our NEOs following specified events relating to a termination of employment or a change in control of the company.

The parts of this Executive Compensation section described above are intended to be read together. In addition, for background information regarding the Compensation Committee and its responsibilities and processes, please see the following parts of the Corporate Governance section which appear earlier in this Proxy Statement: “Committees of the Board”, “Compensation Committee Membership, Authority and Procedures”, “Compensation Committee Interlocks and Insider Participation” and “The Board’s Role in Risk Oversight”.

Identification of the Named Executive Officers (NEOs) for 2014

The Board of Directors of CDI elects the executive officers of the company. Annual elections traditionally take place at the meeting of the Board held on the day of the annual meeting of shareholders. Below are CDI’s Named Executive Officers for 2014, along with their business experience over at least the past five years.

Current Executives

Scott J. Freidheim, age 49, has been the President and Chief Executive Officer of CDI since September 2014. He was Vice Chairman, Post-Acquisition Management - Europe at Investcorp International (an alternative investment firm) from January 2014 to August 2014, where he was responsible for the post-acquisition management of all of Investcorp’s portfolio companies in Europe. From 2011 to January 2014, he was Chief Executive Officer - Europe at Investcorp International. Mr. Freidheim was President of the Kenmore, Craftsman and Diehard business unit of Sears Holdings Corporation (SHC) from 2010 to 2011 and Executive Vice President, Operating and Support Businesses at SHC from 2009 to 2010. From 2006 to 2008, he served as the Chief Administrative Officer and Executive Vice President at Lehman Brothers Holdings Inc., a global financial services firm. In September 2008, Lehman Brothers filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York.

David Arkless, age 61, has been CDI’s Executive Vice President and President, International since October 2014. Prior to joining CDI (from 2013 to 2014), Mr. Arkless was the founder and CEO of ArkLight Consulting Ltd., a human capital management consulting firm based in the United Kingdom. He was President, Global Corporate and Government Affairs of ManpowerGroup Inc., a leading workforce solutions and services company, from December 2008 to January 2013, which concluded a 23-year career at ManpowerGroup.

Michael S. Castleman, age 47, has been CDI’s Executive Vice President and Chief Financial Officer since March 2015. From October 2014 to March 2015, he was CDI’s Executive Vice President– Corporate Development and Operations. Prior to joining CDI, Mr. Castleman was President of the Kenmore, Craftsman and DieHard business unit of Sears Holdings Corporation (SHC) and a Corporate Senior Vice President of SHC (from September 2011 to October 2014). He was the Chief Financial Officer of the Kenmore, Craftsman and DieHard business unit of SHC and a Corporate Vice President of SHC from April 2011 to August 2011. From January 2009 to January 2011, he was a founding partner of EHP Capital, LLC and Springline Advisors LLC (value-focused investment vehicles). He previously served as a Managing Director of Lehman Brothers Inc. and co-founder and co-head of Lehman Brothers Venture Partners.

D. Hugo Malan, age 45, has been CDI’s Executive Vice President and President, Staffing North America since October 2014. Prior to joining CDI, Mr. Malan was President of the Fitness, Sporting Goods and Toys business unit of Sears Holdings Corporation (SHC) (from April 2011 to October 2014). He was President of the Fitness and Sporting Goods business unit of SHC from March 2009 to April 2011. He was also a Corporate Senior Vice President of SHC from March 2009 to October 2014.

Former Executives

H. Paulett Eberhart, age 61, was the President and Chief Executive Officer of CDI from January 2011 through March 2014 and served as a director of CDI during that time. From 2009 until joining CDI, she was Chairman and Chief Executive Officer of HMS Ventures, a privately-held real estate and consulting services firm. She served as President and CEO of Invensys Process Systems, Inc., an industrial automation firm, from January 2007 to January 2009. She is currently a director of Anadarko Petroleum Corporation (since 2004), Cameron International Corporation (since 2013) and LPL Financial Holdings Inc. (since 2014). She was formerly a director of Advanced Micro Devices, Inc. (from 2004 to 2014), Fluor Corporation (from 2010 to 2011) and Solectron Corporation (from 2005 to 2007).

Robert M. Larney, age 63, was the Chief Financial Officer of CDI from 2011 to March 2015. He served as the interim President and Chief Executive Officer of CDI from March 2014 to September 2014. From 2008 to August 2011, he was Senior Vice President and Chief Financial Officer of Tekni-Plex Inc., a manufacturer of packaging, industrial materials, specialty resins and tubing products.

The following are two other current executive officers of CDI who are not NEOs:

Brian D. Short, age 42, has been the Chief Administrative Officer and General Counsel of CDI since March 2009. He became an Executive Vice President in March 2015. Prior to joining CDI, he was a partner in the law firm of Dechert LLP (from 2006 to 2009) and practiced in the firm’s Corporate and Securities group.

William J. Wasilewski, age 56, has been the Executive Vice President, Global Engineering and Technology Solutions of CDI since August 2013. From February 2013 to August 2013, he was Executive Vice President of Furmanite Corporation, which provides on-site and on-line plant and pipeline maintenance and related technical and engineering services. From 2005 to 2012, he was Vice President and Group Executive of Fluor Corporation, an engineering, procurement, construction, maintenance and project management company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview and Executive Summary

This Compensation Discussion and Analysis focuses on the following:

•	our executive compensation philosophy and guiding principles;

•	paying for performance;

•	how we make executive compensation decisions; and

•	the principal components of our executive compensation program and an analysis of 2014 compensation.

2014 Performance

For CDI, 2014 was a year of transition that ultimately led to our new CEO, Scott Freidheim, joining CDI in September. During the year, we faced multiple challenges, including lower volumes from the company’s largest client, declining performance in the North American regional staffing business, and cost overruns related to certain fixed priced contracts in our GETS OGC segment. We also saw a negative foreign currency impact related to the Canadian dollar and the British pound. Despite these challenges, we had strength in multiple areas:

•	revenue growth in OGC – both staffing and engineering;

•	revenue growth in our UK staffing business and improvement in its bottom line economics; and

•	continued cost management discipline.

Our 2014 performance is summarized below:

Revenue	$1.123 billion in 2014 versus $1.088 billion in 2013

Net Income	$3.1 million in 2014 versus $12.9 million in 2013

Adjusted EBITDA[1]	$40.1 million in 2014 versus $34.5 million in 2013

Earnings Per Share	$0.16 per diluted share in 2014 versus $0.65 per diluted share in 2013

Adjusted Earnings Per Share[1]	$0.84 per diluted share in 2014 versus $0.67 per diluted share in 2013

[1]	Adjusted EBITDA excludes from net (loss) income attributable to CDI interest, income taxes, depreciation and amortization expense, impairment charges, restructuring and other related costs, share-based compensation expense, leadership transition costs, and certain acquisition and litigation items. Adjusted EPS excludes from diluted earnings per common share impairment charges, restructuring and other related costs, leadership transition costs, certain acquisition and litigation items, and the related income tax effect. See the financial tables in Appendix A for more information on non-GAAP financial measures and the reconciliation of these measures to GAAP measures.

The company’s executive compensation program is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of company performance. As a result of the company’s operational and financial results, the overall average non-equity incentive compensation earned by the executives participating in the non-equity incentive compensation program for 2014 was 62% of target levels. The varied payouts reflect the pay-for-performance nature of CDI’s incentive compensation program and the challenging goals set by the Compensation Committee.

Committee Consideration of 2014 Stockholder Advisory Vote to Approve Executive Compensation

While this vote is not binding on the company, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and the Committee value the opinions of our shareholders.

At the 2014 Annual Meeting, more than 98% of the votes cast on the advisory vote on our executive compensation proposal were in favor of our executive compensation as disclosed in the 2014 proxy statement, and as a result our executive compensation was approved in that advisory vote. The Committee viewed these results as a strong endorsement of the Company’s pay for performance philosophy. To further the link between compensation and performance, the Committee made important enhancements to our executive compensation program in connection with the hiring of four of our NEOs in 2014 which demonstrate our ongoing commitment to aligning our executive compensation with the interests of our shareholders. These changes build upon our strong compensation governance framework and pay-for-performance philosophy.

Key Actions Taken in 2014

Below are some of the key actions and decisions made regarding the company’s executive compensation in 2014:

•

New Executive Management Team. In connection with the recruitment of a CEO, CFO, EVP International and EVP Staffing North America, the Committee designed new compensation arrangements for these executives in order to more strongly align management with shareholders.

•

Value Creation Contingent Awards. For the new executive management team, the Committee awarded multi-year long-term incentive compensation consisting of stock options, TVDS and a new value creation contingent award (in the form of performance units). The value creation contingent awards only vest if significant shareholder value is created through achieving share prices between two and three times the market price near the grant date. If earned and vested, the value creation contingent awards will be paid in cash to executives.

Other Executive Management Changes in 2014

In addition to the previously mentioned additions to our executive management team, Paulett Eberhart left the position of President and CEO in March 2014. Robert Larney, the then Chief Financial Officer, served as the interim President and CEO from April 2014 through September 2014. Mr. Larney left the company in March 2015. The section below titled “Former Officers” discusses the compensation arrangements with Ms. Eberhart and Mr. Larney.

Our Compensation Philosophy and Guiding Principles

In support of our business and our strategic plan, CDI’s compensation program is designed to attract, motivate, reward and retain the high quality executives necessary to provide company leadership and create shareholder value. The company’s executive compensation philosophy is reflected in the following design principles:

•	There should be a strong link between pay and performance.

•	The interests of executives should be aligned with the interests of our shareholders.

•	Compensation programs should reinforce business strategies and drive long-term sustained shareholder value.

Paying for Performance

There are three primary components of our executive compensation program: base salary, annual cash incentives and long-term equity incentives. The company’s executive compensation program is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of company performance. As illustrated in the chart below, 73% of the CEO’s target total direct compensation opportunity is dependent upon corporate performance and stock price appreciation.

Percent of total direct compensation at-risk = 73%

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee regularly reviews the alignment of our executive compensation program with the strategies and needs of our business, market trends, changes in competitive practices, individual performance, company performance, and the interests of our shareholders. Based on these factors, the Committee approves the compensation of the NEOs, including base salary, short-term incentive awards (which are in the form of a cash performance bonus), long-term equity awards, and benefits and perquisites.

Generally, compensation decisions, together with individual performance reviews, are made at the first and second regularly scheduled Committee meetings of the fiscal year. The short-term incentive goals and targets are approved by the Committee at that time.

Role of Management

The Committee combines input from senior management and the Committee’s and Board’s own individual experiences and best judgment to arrive at the proper alignment of compensation philosophy, objectives, and programs. The CEO and the Chief Administrative Officer are the members of senior management who interact most closely with the Committee. These individuals provide the Committee with their perspectives on the design and administration of the executive compensation program and awards. In particular, these individuals work together with the Committee to enable the Committee to formulate the specific plan and award designs, performance measures, and performance levels (i.e., threshold, target, and maximum) necessary to align the executive compensation program with CDI’s business strategies and objectives.

The CEO reviews with the Committee performance evaluations for each of the other NEOs and his recommendations (except with respect to his own compensation) regarding base salary, short-term incentive awards, and long-term equity awards for the other NEOs to ensure alignment with the Committee’s design principles. However, all final decisions regarding the compensation of the NEOs are made by the Committee. The Committee conducts its own performance assessment of the CEO and no management recommendation is made with regard to his compensation.

Components of the Executive Compensation Program

The table below provides an overview of the principal components of CDI’s executive compensation program for 2014, including the objectives of each component. The table illustrates that most of the components are tied (directly or indirectly) to either company or individual performance, in ways that we believe serve to enhance shareholder value. In designing our executive compensation program, the Committee seeks to balance (a) cash and non-cash compensation, (b) compensation that is fixed and compensation that is contingent on performance, and (c) for contingent compensation, compensation that is based on the company’s short-term performance and compensation based on long-term performance. However, the Committee does not target any specific percentage of compensation to be cash versus non-cash, or fixed versus contingent on performance, or short-term versus long-term. More information and analysis regarding each of these components is contained below in this CD&A section of the Proxy Statement.

Component of CDI’s Executive Compensation Program	Key Features	Performance Relationship	Principal Purpose(s)
Base Salary	Fixed cash payments	Salary levels are based on roles, responsibilities, experience, skill set and past performance by the executives	Attract and retain executives; reward executives for level of responsibility, experience and sustained individual performance; provide income certainty for executives
Cash (Non-Equity) Incentive	Annual incentive program, paid in cash	Align executives with annual goals and objectives; create direct link to annual financial and operational performance	Motivate executives to achieve annual business goals
Long-Term (Equity) Incentive Awards	In connection with CEO and other new executive hires, awards granted on a multi-year basis using a mix of stock options, TVDS and value creation contingent awards (performance units)	Accelerate growth and balance this growth with profitability; value creation contingent awards only have value with appreciable stock price performance (approximately 200%-300% of grant date price)	Align the interests of CDI’s executives with those of shareholders; executive retention; promote stock ownership by executives
Benefits	Provide employee benefits	We do not view this as a significant component of our executive compensation program	Attract and retain executives by providing benefits consistent with our employees

Benchmarking and Competitive Compensation

To determine what comparable companies are paying their executives, the Committee has retained independent outside compensation consulting firms to do periodic studies. Consultant compensation studies looked at proxy statement data from peer group companies which are in businesses similar to CDI, as well as survey data of similar-size companies. For 2012, Frederic W. Cook & Co., Inc. conducted a review of compensation and the company’s peer group. Following this review, the Committee adopted the peer group below, which includes representation from the company’s three areas of business. At that time, CDI was between the 25th percentile and median as compared to these peer group companies in terms of revenues, approximately the median in number of employees, and was below the 25th percentile in market-capitalization value. For 2014, no change was made to the peer group approved in 2012. In 2014, the Committee did not utilize a compensation consultant and did not benchmark compensation levels.

Engineering	Chicago Bridge & Iron Company N.V. Foster Wheeler Corporation Hill International, Inc. Jacobs Engineering Group, Inc. Tetra Tech, Inc.

Staffing/Consulting	FTI Consulting Inc. Korn/Ferry International Navigant Consulting, Inc. On Assignment, Inc. Robert Half International Inc.

IT	Kforce Inc. Unisys Corporation Convergys Corporation

The Committee looks at the results of these periodic compensation studies to see whether CDI’s executive compensation levels have remained competitive, taking into consideration the company’s size relative to the peers. Though the Committee refers to market data in its analysis of executive compensation, as well as allocations between annual and long-term compensation, the Committee does not employ specific equations for determining compensation amounts based on such data. Rather, the Committee’s emphasis is on establishing compensation packages for the executive officers that would be competitive with those offered by other employers, appropriately reflect each officer’s skill set and experience, and to encourage retention of top performers.

New NEO Compensation Arrangements

In connection with the engagement of Messrs. Freidheim, Arkless, Castleman and Malan, each entered into an employment agreement with the company having a five year term. The Committee structured the compensation arrangement of each such executive to emphasize long-term rewards based primarily on the creation of shareholder value. Each of these executives agreed to take a significant portion of their compensation in the form of value creation contingent awards that are dependent on CDI achieving share prices that are between two to three times the stock price at around the time of grant. Mr. Arkless’ award is also contingent on the generation of significant international business operating profit. These multi-year awards have five year performance periods and the timing of future awards will be evaluated in light of performance against the targets during this period. Below is a table providing an overview of certain key compensation components for each executive, and a brief summary of the compensation arrangements entered into with these executives is set forth below the table.

NEO	Annual Base Salary	Short-Term Incentive		Long-Term Incentive
		Annual Target Bonus	Special Bonus	TVDS	Stock Options	Value Creation Contingent Award (Performance Units)
						Threshold	Maximum
Scott Freidheim	$600,000	$600,000	—	50,000	50,000	$15 million if $27.76/share (an increase in market capitalization of approx. $275 million)	$40 million if $41.64/share (an increase in market capitalization of approx. $549 million)

David Arkless	$400,000	$280,000	Human Capital Management business bonus opportunity (2015-2018) - $6 million maximum aggregate amount payable over four one-year performance periods	47,498	—	$10 million if (i) $31.58/share (an increase in market capitalization of approx. $312 million) and (ii) $10 million of international business operating profit	$20 million if (i) $47.37/share (an increase in market capitalization of approx. $625 million) and (ii) $20 million of international business operating profit

Michael Castleman	$400,000	$280,000	—	59,844	—	$2 million if $31.58/share (an increase in market capitalization of approx. $312 million)	$5 million if $47.37/share (an increase in market capitalization of approx. $625 million)

Hugo Malan	$400,000	$280,000	—	63,331	—	$2 million if $31.58/share (an increase in market capitalization of approx. $312 million)	$5 million if $47.37/share (an increase in market capitalization of approx. $625 million)

Scott Freidheim

Mr. Freidheim is entitled to a base salary of $600,000 per year, to be reviewed annually by the Compensation Committee. Mr. Freidheim was also eligible to receive a discretionary cash bonus for the portion of 2014 in which he was employed by CDI, and beginning in 2015, is eligible to earn an annual performance-based cash bonus with a target payout equal to 100% of his base salary pursuant to a bonus plan and performance criteria established by the Committee.

In connection with the commencement of his employment, Mr. Freidheim was required to relocate his primary residence to the Philadelphia metropolitan area by September 30, 2014. CDI provided him with various relocation benefits, including (a) reimbursement of his temporary housing costs in the Philadelphia area for up to six months following August 1, 2014 (in an amount not to exceed $20,000 for the first month and $10,000 per month for each of the next five months), (b) payment of the balance of his apartment lease in the UK after he relocated to the Philadelphia area, and (c) reimbursement for certain closing and shipping costs and a moving allowance of $15,000.

Mr. Freidheim is eligible to participate in the company’s Executive Stock Purchase Opportunity Program, pursuant to which the company will grant him a designated number of unvested shares of CDI stock for each share of CDI stock purchased by him. In addition, Mr. Freidheim was granted four equity awards pursuant to the terms of his employment agreement, as described below.

Mr. Freidheim was granted stock options to purchase 50,000 shares of CDI stock with a term of seven years and which cliff vest on the fifth anniversary of the grant date, subject to his being employed by the company on that date (and subject to accelerated vesting upon certain terminations of employment, as described below in the section titled “Potential Payments Upon Termination of Employment or Change in Control”).

Mr. Freidheim was granted 50,000 shares of Time-Vested Deferred Stock which cliff vest on the fifth anniversary of the grant date, provided that he is employed by CDI on that date (and subject to accelerated vesting upon certain terminations of employment, as described below in the section titled “Potential Payments Upon Termination of Employment or Change in Control”). Upon vesting, Mr. Freidheim will receive additional shares of CDI stock having a market value equal to the total dividends accrued on an equivalent number of shares of CDI stock during the vesting period.

Mr. Freidheim was granted cash settled-performance units (value creation contingent award). This award is earned based on the stock price of CDI, increased by extraordinary cash dividends (the “adjusted stock price”), from September 15, 2014 through the earlier of: September 15, 2019; the date of the termination of Mr. Freidheim’s employment for any reason other than by the company without cause; the six month anniversary of the date of the termination of Mr. Freidheim’s employment by the company without cause; and the occurrence of a sale of the company (the “measurement period”).

The adjusted stock price is measured based on overlapping periods of ninety consecutive trading days. The adjusted stock price used for any such period is the lower of: the average adjusted stock price during such period; the lowest adjusted stock price during the last twenty consecutive trading days of such period; and of the sixty trading days during such period with the highest adjusted stock price, the trading day with the lowest adjusted stock price.

In addition, during certain periods where a sale of the company is likely, the amount determined above is reduced by 16.67%. Such reduction also applies in determining the adjusted stock price for the ninety consecutive trading day period that ends on the date of a sale of the company. The Compensation Committee believes that this reduction is appropriate to mitigate the impact of increases in the company’s stock price based on a proposed or speculated transaction.

Pursuant to his employment agreement, on January 2, 2015, Mr. Freidheim was granted another cash settled performance unit award on terms identical to his 2014 performance unit award (except that the measurement period for the 2015 award commenced on the date on which it was granted).

The combined awards will provide for a payout of (i) $0 if the highest adjusted stock price for any period of ninety consecutive trading days during the measurement period does not equal at least $27.76, (ii) $15,000,000 if the highest adjusted stock price for any period of ninety consecutive trading days during the measurement period equals $27.76, and (iii) $40,000,000 if the highest adjusted stock price for any period of ninety consecutive trading days during the measurement period equals or exceeds $41.64. The payout under the awards will be pro-rated if the highest adjusted stock price for any period of ninety consecutive trading days during the measurement period exceeds $27.76 but is less than $41.64. The adjusted stock price targets represent increases in CDI’s stock price of two times and three times the closing price at around the time of grant of the award.

If the performance conditions described above have been satisfied, then the award will vest on the earlier of: September 15, 2019 (subject to Mr. Freidheim’s continued employment with CDI through such date); and the date of the termination of Mr. Freidheim’s employment due to death or disability, by CDI without cause or, following a sale of the company, by Mr. Freidheim for good reason.

Upon any other termination of employment prior to September 15, 2019, this award will be forfeited, even if the performance goals have been satisfied. Generally, the award will be paid to Mr. Freidheim soon after the end of the measurement period.

Mr. Freidheim’s employment agreement contains restrictions regarding the disclosure of confidential information, competition (during his employment and for one year thereafter), solicitation (during his employment and for one year thereafter) and making disparaging statements (this is a mutual provision). In addition, upon a termination of his employment, Mr. Freidheim is entitled to receive certain payments and benefits, as described below in the section titled “Potential Payments Upon Termination of Employment or Change in Control”.

David Arkless

Mr. Arkless is entitled to a base salary of $400,000 per year, to be reviewed annually by the Compensation Committee. Mr. Arkless was also eligible to receive a discretionary cash bonus for the portion of 2014 in which he was employed, and beginning in 2015, is eligible to earn an annual performance-based cash bonus with a target payout equal to 70% of his base salary pursuant to a bonus plan and performance criteria established by the Committee. In addition, beginning with the 2015 calendar year and ending with the 2018 calendar year, subject to the approval by our shareholders of Proposal Four, Mr. Arkless is eligible to earn a bonus based on the operating profit of the company’s human capital management business for each such calendar year (the maximum aggregate bonuses payable to Mr. Arkless over the term of such four-year period will not exceed $6,000,000).

Mr. Arkless is eligible to participate in the company’s Executive Stock Purchase Opportunity Program, pursuant to which the company will grant him a designated number of unvested shares of CDI stock for each share of CDI stock purchased by him. In addition, Mr. Arkless was granted three equity awards pursuant to the terms of his employment agreement, as described below.

Mr. Arkless was granted 47,498 shares of Time-Vested Deferred Stock which vest 40% on the second anniversary of the grant date and 30% on each of the third and fourth anniversaries of the grant date, provided that he is employed by CDI or a subsidiary on the applicable vesting date (and subject to accelerated vesting upon certain terminations of employment, as described below in the section titled “Potential Payments Upon Termination of Employment or Change in Control”). Upon vesting, Mr. Arkless will receive additional shares of CDI stock having a market value equal to the total dividends accrued on an equivalent number of shares of CDI stock during the vesting period.

Subject to the approval of our shareholders of Proposal Three, Mr. Arkless will be granted cash-settled performance units (value creation contingent awards) in two parts, both of which are contingent on the achievement of the performance conditions in order to earn and vest in the award. That is, if Mr. Arkless does not earn any amount under either part of his performance unit award, then the other part of his performance unit award will be forfeited, regardless of whether any portion otherwise would have been earned. Because the grant of these performance units is subject to the approval of Proposal Three by our shareholders, Mr. Arkless’ performance units are not treated as 2014 compensation and therefore are not reflected in any of the tables that follow this CD&A.

One part of Mr. Arkless’ cash-settled performance unit award is generally earned, vested and paid consistent with Mr. Freidheim’s performance unit award. However, the minimum and maximum adjusted stock price targets for Mr. Arkless are $31.58 and $47.37, respectively, and the amount earned by Mr. Arkless at each such level is $5,000,000 and $10,000,000, respectively. In addition, the measurement period for Mr. Arkless’ award commenced on October 27, 2014 and will end no later than September 30, 2019.

The other part of Mr. Arkless’ cash-settled performance unit award is earned based on our international business operating profit generally from January 1, 2015 until the earlier of: September 30, 2019; the last day of the fiscal quarter ending on or immediately prior to the date on which Mr. Arkless’ employment is terminated as the result of death; the last day of the fiscal quarter ending on or immediately prior to the date on which Mr. Arkless or the company or a subsidiary provides a notice of termination of employment to the other party (other than a termination by the company or a subsidiary without cause); the last day of the fiscal quarter immediately following the fiscal quarter in which Mr. Arkless receives a written notice of termination of his employment by the company or a subsidiary other than for cause (and not due to disability); and the last day of the fiscal quarter ending on or immediately prior to a sale of the company (the “measurement period”).

International business operating profit is measured over periods of four consecutive and overlapping fiscal quarters during the measurement period, and is earned as follows: if the highest international business operating profit during any period of four consecutive fiscal quarters occurring during the measurement period is less than $10,000,000, then none of this portion of the award will be earned; and if the highest international business operating profit during any period of four consecutive fiscal quarters occurring during the measurement period equals or exceeds $10,000,000, then the amount earned with respect to this portion of the award will equal 50% of the amount of such highest international business operating profit (with a maximum payout of $10,000,000).

If any of the performance targets have been achieved, this portion of the award will vest generally on the same terms as the portion of Mr. Arkless’ performance unit award that is earned based on adjusted stock price.

To take into account situations where there are large variations between international business operating profit over the course of the measurement period, as well as situations where the highest international business operating profit occurs near the end of the measurement period, the actual amount of international business operating profit used for purposes of determining the portion of this award that is earned will be retested and may be reduced to smooth out such fluctuations and ensure that high levels of international business operating profit are sustained for a minimum period of time following the end of the measurement period.

Mr. Arkless’ employment agreement contains restrictions regarding the disclosure of confidential information, competition (during his employment and for one year thereafter), solicitation (during his employment and for one year thereafter) and making disparaging statements (this is a mutual provision). In addition, upon a termination of his employment, Mr. Arkless is entitled to receive certain payments and benefits, as described below in the section titled “Potential Payments Upon Termination of Employment or Change in Control”.

Michael Castleman

Mr. Castleman is entitled to a base salary of $400,000 per year, to be reviewed annually by the Compensation Committee. Mr. Castleman was also eligible to receive a discretionary cash bonus for the portion of 2014 in which he was employed, equal to not less than 70% of his earned base salary for 2014, and beginning in 2015, is eligible to earn an annual performance-based cash bonus with a target payout equal to 70% of his base salary pursuant to a bonus plan and performance criteria established by the Committee (provided that Mr. Castleman is entitled to a bonus for 2015 equal to not less than 70% of his base salary). Mr. Castleman also received a sign-on bonus of $250,000 that must be repaid if he resigns from employment, or is terminated for cause, in either case, within two years following the commencement of his employment.

In connection with the commencement of his employment, Mr. Castleman is required to relocate his primary residence to the Philadelphia metropolitan area by March 31, 2015. CDI will provide him with various relocation benefits, including (a) reimbursement of his temporary housing costs of up to $1,500 per month until such relocation and (b) a payment equal to $100,000 (reduced by the amount of relocation reimbursements provided by the company or its subsidiaries).

Mr. Castleman is eligible to participate in the company’s Executive Stock Purchase Opportunity Program, pursuant to which the company will grant him a designated number of unvested shares of CDI stock for each share of CDI stock purchased by him. In addition, Mr. Castleman was granted two equity awards pursuant to the terms of his employment agreement, as described below.

Mr. Castleman was granted 59,844 shares of Time-Vested Deferred Stock which vest 40% on the second anniversary of the grant date and 30% on each of the third and fourth anniversaries of the grant date, provided that he is employed by CDI or a subsidiary on the applicable vesting date (and subject to accelerated vesting upon certain terminations of employment, as described below in the section titled “Potential Payments Upon Termination of Employment or Change in Control”). Upon vesting, Mr. Castleman will receive additional shares of CDI stock having a market value equal to the total dividends accrued on an equivalent number of shares of CDI stock during the vesting period.

Mr. Castleman was granted cash-settled performance units (value creation contingent award) that are generally earned, vested and paid consistent with Mr. Freidheim’s performance unit award. However, the minimum and maximum adjusted stock price targets for Mr. Castleman are $31.58 and $47.37, respectively, and the amount earned by Mr. Castleman at each such level is $2,000,000 and $5,000,000, respectively. In addition, if Mr. Castleman has achieved any portion of the performance goals after the second anniversary of the grant date, he can elect to freeze the amount that would be earned based on such achievement and vest in such amount by remaining employed by the company or a subsidiary through the first anniversary of the date of such election (subject to earlier vesting upon a termination without cause, due to death or disability, or following a sale of the company, by Mr. Castleman for good reason). This election will not accelerate the settlement date of the award, but will preclude Mr. Castleman from earning any additional portion of the award after the date of the election.

Mr. Castleman’s employment agreement contains restrictions regarding the disclosure of confidential information, competition (during his employment and for one year thereafter), solicitation (during his employment and for one year thereafter) and making disparaging statements (this is a mutual provision). In addition, upon a termination of his employment, Mr. Castleman is entitled to receive certain payments and benefits, as described below in the section titled “Potential Payments Upon Termination of Employment or Change in Control”.

Hugo Malan

Mr. Malan is entitled to a base salary of $400,000 per year, to be reviewed annually by the Compensation Committee. Mr. Malan was also eligible to receive a discretionary cash bonus for the portion of 2014 in which he was employed equal to not less than 70% of his earned base salary for 2014, and beginning in 2015, is eligible to earn an annual performance-based cash bonus with a target payout equal to 70% of his base salary pursuant to a bonus plan and performance criteria established by the Committee (provided that Mr. Malan is entitled to a bonus for 2015 equal to not less than 70% of his base salary). Mr. Malan also received a sign-on bonus of $250,000 that must be repaid if he resigns from employment, or is terminated for cause, in either case, within two years following the commencement of his employment.

In connection with the commencement of his employment, Mr. Malan is required to relocate his primary residence to the Philadelphia metropolitan area by November 15, 2016. CDI will provide him with various relocation benefits, including (a) reimbursement of his temporary housing costs of up to $1,500 per month until such relocation and (b) a payment equal to $100,000 (reduced by the amount of relocation reimbursements provided by the company or its subsidiaries).

Mr. Malan is eligible to participate in the company’s Executive Stock Purchase Opportunity Program, pursuant to which the company will grant him a designated number of unvested shares of CDI stock for each share of CDI stock purchased by him. In addition, Mr. Malan was granted two equity awards pursuant to the terms of his employment agreement, as described below.

Mr. Malan was granted 63,331 shares of Time-Vested Deferred Stock which vest 40% on the second anniversary of the grant date and 30% on each of the third and fourth anniversaries of the grant date, provided that he is employed by CDI or a subsidiary on the applicable vesting date (and subject to accelerated vesting upon certain terminations of employment, as described below in the section titled “Potential Payments Upon Termination of Employment or Change in Control”). Upon vesting, Mr. Malan will receive additional shares of CDI stock having a market value equal to the total dividends accrued on an equivalent number of shares of CDI stock during the vesting period.

Mr. Malan was granted cash-settled performance units on the same terms as Mr. Castleman.

Mr. Malan’s employment agreement contains restrictions regarding the disclosure of confidential information, competition (during his employment and for one year thereafter), solicitation (during his employment and for one year thereafter) and making disparaging statements (this is a mutual provision). In addition, upon a termination of his employment, Mr. Malan is entitled to receive certain payments and benefits, as described below in the section titled “Potential Payments Upon Termination of Employment or Change in Control”.

The Principal Components of CDI’s Executive Compensation Program

The principal components of our compensation packages are base salary, an annual cash incentive plan and long-term equity incentives.

Base Salary

The Committee annually reviews the base salaries of the executive officers as part of the overall review and determination of our executive compensation program for the relevant fiscal year. With respect to base salary, the Committee’s objective is to offer a level of fixed cash compensation, determined with reference to the factors described above, that will enable us to attract and retain top talent.

The Cash Incentive Compensation Program

In addition to receiving a base salary, the NEOs participate in an annual incentive compensation program under which they can earn additional cash compensation depending principally on the company’s financial performance during the year and, to a lesser extent, on their individual performance. The cash incentive compensation program is designed to reward short-term (one year) business results whereas the equity awards are tied to long-term performance. In 2014, Mr. Larney was the only NEO participant in the incentive compensation program.

Under our cash incentive compensation program, a percentage of each executive’s salary is established as the target incentive compensation payout amount for that executive. The executive would earn this target amount for 100% achievement of the executive’s incentive compensation goals. The percentage of an executive’s salary for his or her target payout amount is based on a competitive market analysis, internal equity and roles and responsibilities, and higher percentages generally apply to executives at higher levels in the organization and for positions which have a greater impact on and accountability for the company’s financial results. Accordingly, these executives have a greater percentage of their total cash compensation at risk but also are given greater potential rewards under the cash incentive compensation program.

Because Messrs. Freidheim, Arkless, Castleman and Malan joined the company late in 2014, each of their 2014 bonuses was determined on a discretionary basis and not based on the incentive compensation program metrics we utilized for the executives who served CDI throughout 2014. In addition, in order to recruit and attract Messrs. Castleman and Malan from their former positions, the company guaranteed minimum target level bonus payouts for each such executive for a pro-rated 2014.

Under CDI’s cash incentive compensation program, the Committee can decrease the amounts to be paid to executives. The Committee believes that having this discretion is important in order to take into account unexpected events that may occur after the incentive compensation criteria are set which could otherwise result in payouts that are too high under the circumstances. In addition, the Committee retains the discretion to award bonuses outside the incentive compensation program to recognize unique or special accomplishments by executives during a given year, take into consideration market changes in executive compensation, discourage executives from taking unnecessary or excessive risks to achieve performance goals, and otherwise carry out the broad objectives of our compensation program.

If Proposal Four is approved by our shareholders, annual cash incentive awards may be made to the NEOs under the CDI Corp. Executive Bonus Plan. This plan is structured to permit the payment of cash bonuses that would not be subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, and therefore permits negative discretion only. However, the company does not guarantee that amounts paid to the NEOs under such plan will be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code, and the company has the discretion to pay bonuses that are not so exempt.

The Portion of Cash Incentive Compensation Based on CDI Financial Results

Under our 2014 cash incentive compensation program, in which Mr. Larney was the only participating NEO, 85% of an executive’s target incentive was based on the company’s achievement of its financial targets. The Committee chose operating profit, revenue and RONA (return on net assets) as the financial measures for the 2014 program, with operating profit given the greatest weight. These are the same financial metrics that the company used in 2013. The Committee determined that operating profit growth would have the most direct impact on increasing shareholder value. Revenue was selected to encourage growth of the overall business during 2014. RONA is a valuable measure of the company’s ability to efficiently use its capital. For purposes of the incentive compensation program, RONA is the average of a quarterly rolling twelve month calculation.

To earn the target level of cash incentive compensation based on operating profit, revenue and RONA, the company needed to achieve the target levels of operating profit, revenue and RONA in CDI’s 2014 financial plan. The financial plan is developed by management, and reviewed and approved by the Finance Committee, which in turn recommends it for final approval by the Board. The specific financial targets for a given year depend on a number of factors, including where CDI is in its business cycle and the size and strength of the pipeline of business with which CDI enters the year. We believe that if CDI consistently attains or exceeds its target levels of operating profit, revenue and RONA, shareholder value will increase over the long term. Our targets are intended to be challenging, yet realistic and achievable at the time they are established.

Under our cash incentive compensation program, we establish a payout scale for each financial measure for performance above and below the target. Each scale sets a threshold level of performance (below which no cash incentive compensation would be earned) and a maximum level of performance (above which no additional incentive compensation could be earned).

The following table provides basic information about the payout levels established for CDI’s 2014 corporate cash incentive compensation financial metrics.

	2014 Revenue			2014 Operating Profit			2014 RONA*
$ in millions	Achievement Needed	% of Target	Payout as % of Target	Achievement Needed	% of Target	Payout as % of Target	Achievement Needed	% of Target	Payout as % of Target
Threshold Level	$1,013.8	90.0%	35.0%	$24.5	70.0%	35.0%	8.7%	70.0%	35.0%
Target Level	$1,125.1	100.0%	100.0%	$35.0	100.0%	100.0%	12.4%	100.0%	100.0%
Maximum Level	$1,293.9	115.0%	200.0%	$45.5	130.0%	200.0%	16.1%	130.0%	200.0%

*	RONA target is an average of the quarterly RONA calculation based on a rolling 12 months at each quarter point

CDI’s operating profit achievement for 2014, for purposes of the incentive compensation program, was $26.6 million, which represented 76% of the target level. The company’s reported operating profit for 2014 was $5.4 million, which included the restructuring charge of $3.6 million, leadership change costs of $2.3 million, litigation items of $0.7 million and an impairment charge of $14.6 million. The Committee excluded items such as the restructuring charge, impairment charge, litigation item and leadership change costs so employees are not penalized for taking actions in the long-term best interests of the company and the shareholders and in order to focus on core operating performance. The revenue achieved by CDI for 2014 was $1.1 billion, which represented 99% of the target level. The RONA achieved by CDI for 2014 for purposes of the incentive compensation program was 10.8%, which represented an achievement level of 87%.

The Portion of Cash Incentive Compensation Based on Individual Performance

We include individual performance as a component of our cash incentive compensation program for executives because we believe that each executive should demonstrate executive leadership behaviors and achieve individual objectives in any given year. An executive’s bonus amount is funded based on corporate and business unit results, and then 15% of that amount is allocated based on performance relative to individual objectives.

Summary of Bonuses Earned in 2014

Mr. Larney’s 2014 target bonus opportunity was $332,500. Based on the achievement of the relevant performance goals and the Compensation Committee’s assessment of Mr. Larney’s performance, Mr. Larney received a bonus with respect to 2014 in the amount of $190,545. Mr. Larney also received a discretionary bonus in 2014 in the amount of $200,000 in recognition of his service as interim President and Chief Executive Officer.

As described above, each of Messrs. Freidheim, Arkless, Castleman and Malan was eligible for only a discretionary based bonus for 2014 due to their commencement of employment late in the year. In addition, Messrs. Castleman and Malan were guaranteed a minimum 2014 bonus equal to 70% of their earned 2014 base salary. Based on the Committee’s review of the performance of Messrs. Freidheim, Arkless, Castleman and Malan, the Compensation Committee awarded each such executive the following 2014 bonus:

Name of Executive	2014 Bonus
Scott Freidheim	$177,534
Michael Castleman	$49,863	*
Hugo Malan	$50,630	*
David Arkless	$50,630

*	guaranteed bonus amounts per employment agreement

Messrs. Castleman and Malan also received signing bonuses in the amount of $250,000 each in connection with the commencement of their employment.

Because Ms. Eberhart’s employment terminated before the end of 2014, she did not receive a bonus with respect to 2014.

Equity Compensation

We believe that ownership of CDI stock by our executives creates an important link between the financial interests of the executives and the interests of our other shareholders. Accordingly, we regard the stock-based elements of our executive compensation program as essential to the program’s effectiveness.

Generally, a considerable portion of CDI’s executive compensation is in the form of equity, the value of which is dependent upon the future value of CDI stock. In addition, our guidelines call for our executives to own a significant amount of CDI stock. This helps to align the financial interests of our executives with the financial interests of our other shareholders.

In the past, each year we granted equity awards to our executives under the CDI Corp. Amended and Restated 2004 Omnibus Stock Plan (the “Omnibus Stock Plan”). With the hiring of the CEO and other NEOs in 2014, we made special multi-year equity awards. As described above, the CEO’s awards consisted of stock options, TVDS and value creation contingent awards (performance units). Each of these awards generally vest over a five-year period for performance and retention purposes. The other current NEOs’ awards consisted of TVDS and value creation contingent awards (performance units). These TVDS awards generally vest over a four-year period. The value creation contingent awards for certain NEOs vest as soon as three years depending on achievement of performance hurdles and vesting elections.

Value creation contingent awards (in the form of performance units) are an integral piece of CDI’s incentive compensation. The form of the value creation contingent awards further increases management’s alignment with shareholders. The awards do not compensate at all in the event of unattractive or modest returns for shareholders. In addition, the awards are cash settled, thereby not diluting the shareholders when achieved. This creates a model in which there is no compensation when there are not attractive shareholder returns, yet delivers sufficient levels of compensation to attract and motivate talented executives when there are attractive shareholder returns.

The Committee has generally not considered previously-granted equity awards when structuring the compensation arrangements of the executives because the Committee focuses on the value of a person’s job for the year or years to which a compensation arrangement relates and not on past compensation arrangements. We seek to motivate the future performance of the company’s executives, while previously-granted equity awards reflect their past performance. In determining the overall amount of equity awards to grant executives, the Committee considers CDI’s stock “overhang” (the potential dilution the awards would have on the company’s outstanding shares), the number of shares available for grant under the Omnibus Stock Plan and the financial expense the company would incur in connection with the awards.

We believe that equity compensation provides CDI the ability to attract and fairly compensate its executives and also helps us to retain our executives. Since these awards vest over a period of years, they encourage executives to remain with the company in order for them to realize the full potential value of their equity awards.

If Proposal Three is approved by our shareholders, the Omnibus Stock Plan will be amended and restated and future equity grants will be made under such amended and restated plan.

Personal Benefits and Perquisites (Perks)

Our basic philosophy is that executives should receive a minimal amount of perks in comparison to their total compensation. However, we believe that some perks, such as relocation-related expenses and distance and transitional living expenses, are in certain circumstances part of a competitive executive compensation package and are necessary and appropriate in order to attract and retain highly competent executives. See the Summary Compensation Table (and in particular the notes to the All Other Compensation column) for information regarding the NEOs’ perks in 2014.

Retirement Benefits and the Deferred Compensation Plan

Our philosophy with respect to retirement benefits is to have a basic tax-qualified retirement savings plan in place – a 401(k) plan – which is available to all employees. The 401(k) plan provides CDI’s employees with a savings program in which each employee can control how his or her savings are invested.

Federal tax rules impose a limit on employee contributions to a 401(k) plan (that limit was $17,500 in 2014, though participants over the age of 50 can contribute more) and, due to the Internal Revenue Code nondiscrimination testing required of such plans, a lower limit typically applies to highly-compensated employees (as defined by the Internal Revenue Code) such as the NEOs. For this reason, we have also established a nonqualified Deferred Compensation Plan for our highly-compensated employees. This is a voluntary program under which the company does not make any contributions. It allows highly-compensated employees who can’t contribute the maximum allowable amount to their 401(k) plan account because of Internal Revenue Code limitations to save for retirement in a tax-effective way at minimal cost to the company. None of our NEOs participated in the Deferred Compensation Plan for 2014.

Severance and Post-Employment Compensation

We seek to provide a generally competitive severance benefit to our senior management personnel, including the NEOs. As part of the CEO’s and each current NEO’s employment arrangement, we have agreed to specified severance arrangements. These arrangements are intended to assist executives in transition from employment by CDI when that employment is terminated by the company without cause. Additional details regarding the post-termination benefits that our executives can receive can be found in the section titled “Potential Payments Upon Termination of Employment or Change in Control”.

In structuring a severance program, the Committee does not consider an executive’s accumulated wealth because the Committee does not believe it has adequate insight into an executive’s overall individual financial condition and it believes that a severance program such as that offered by the company is needed to remain competitive in the market for executive talent.

Former Officers

In March 2014, Ms. Eberhart, the company’s former President and CEO, departed the company and entered into an agreement to perform consulting services through the end of 2014 as may be requested by the Board and CEO. A summary of the terms of her post-employment compensation can be found below in the section titled “Potential Payments Upon Termination of Employment or Change in Control”.

Under Ms. Eberhart’s agreement, in return for providing consulting services she received $64,583.33 per month and a new equity award of 20,000 shares of TVDS. The shares of TVDS would have vested in full on December 31, 2014 if both of the following conditions were satisfied: (i) Ms. Eberhart had satisfactorily complied with all of her obligations under the agreement; and (ii) the market value of CDI stock on December 31, 2014 equaled or exceeded $19.20 per share. The market value condition was not satisfied at that time and, accordingly, the TVDS was forfeited. All other unvested CDI equity awards held by Ms. Eberhart were forfeited under her agreement, except for the unvested portion (5,344 shares) of the TVDS award she received on March 1, 2011 (which vested on her separation date in accordance with the terms of that award).

At the time of Ms. Eberhart’s departure, Mr. Larney, CDI’s then Chief Financial Officer, agreed to act as interim President and CEO while the Board of Directors initiated an executive search for a permanent replacement. Mr. Larney’s base compensation was not adjusted in connection with serving as the interim President and CEO. Upon Mr. Freidheim joining the company as the President and CEO in September 2014, the Committee awarded Mr. Larney a $200,000 bonus in recognition of his service as interim President and CEO during the transition period. Subsequently, Mr. Larney left the company in March 2015 and entered into an agreement with CDI pursuant to which, among other things, Mr. Larney agreed to a release and waiver of claims and non-competition and non-solicitation covenants in order to receive the severance provided under the terms of his executive severance arrangement as described in more detail in the section titled “Potential Payments Upon Termination of Employment or Change in Control”.

Other Important Programs, Policies and Factors Affecting Executive Compensation

Our Stock Ownership Guidelines

The company has stock ownership guidelines based on accumulating and holding shares of CDI with a value equal to a specified multiple of base pay. The multiples for specific executive levels are shown below.

Target
CEO	5x base salary
Executive Vice Presidents	3x base salary
Other Direct Reports to CEO	2x base salary

Only shares owned by an NEO are counted towards meeting the guideline. Stock options, stock appreciation rights and unvested Time-Vested Deferred Stock awards are not included in determining whether an executive has achieved the ownership levels. Executives who have not met their ownership guidelines are required to retain 75% of shares earned from the equity compensation program until the guideline is met. The current NEOs have not attained their ownership requirements as they all joined the company very recently.

The Executive Stock Purchase Opportunity Program

The Executive Stock Purchase Opportunity Program is designed to offer executives an incentive to make a personal financial investment in the future success of CDI, in order to further tie their interests to the company’s shareholders. Messrs. Freidheim and Castleman, as new hires, participated in this program in 2014. The program has assisted eligible participants in attempting to meet their stock ownership guidelines.

Under this program, which is typically a one-time opportunity for each executive, for every share of CDI stock that the executive purchases within a specified 20-day period, the company grants 0.4 shares of TVDS, which vest at the rate of 20% per year over five years so long as all of the underlying purchased shares are retained by the executive. The TVDS is forfeited if the executive resigns or is terminated for cause prior to vesting. Executives at higher levels and with greater impact on the company’s financial performance are given a greater opportunity to purchase shares under this program.

The Timing and Pricing of Equity Awards

In the past, the Committee generally made equity awards to executives once a year. The Committee normally met to approve the annual awards to the NEOs shortly after the issuance of the company’s earnings release for the previous year. The exercise price of stock options and the per share value of TVDS equal the closing market price of CDI stock on the award date. We typically scheduled the grants of annual equity awards to take place shortly after the release of our annual earnings so that this information is reflected in CDI’s stock price at the time of the awards. In 2014, the Committee made special multi-year awards with five year performance periods and will evaluate future awards in light of performance against the targets during this period.

In addition, equity awards are sometimes made in the event of a significant new hire or a significant promotion. In order to allow the company to react quickly, the authority to grant awards in these situations has been delegated by the Committee. For high-level managers who report directly to the CEO and may receive larger awards, the awards are typically recommended by the CEO and approved by the Chair of the Committee, with notice given to the other members of the Committee. In the case of Messrs. Arkless, Castleman and Malan, the awards were each approved by members of the Committee. For lower-level managers who typically receive smaller awards, the CEO has been delegated authority by the Committee to approve awards that adhere to the Committee’s guidelines and are consistent with past practice in size and type. For new hires, the award date is the recipient’s first day of employment. In the case of significant promotions, the award date is on or around the time of the recipient’s promotion. However, an award date may not be earlier than the date on which the grant was approved. In all cases, the exercise price of stock options and the per share value of performance shares or deferred stock is the closing price of CDI stock on the date of grant.

Our practices regarding the timing and pricing of equity awards are the same for executives as they are for awards made to other employees. Our policies and procedures applicable to the timing of equity awards are designed to provide assurances that grant timing is not being manipulated to result in a price that is more favorable to employees. Additionally, all awards made by the Committee must occur only at meetings of the Committee (including telephonic meetings) and may not occur through action by written consent.

Our Clawback Policy

CDI has a “clawback” policy under which the company can cancel and recoup from any employee in the CDI organization any incentive compensation or equity awards that were based on incorrect information, whether the error in the information occurred as a result of oversight, negligence or intentional misconduct (including fraud). The Committee has discretion to treat employees who received an award based on incorrect information differently depending on an employee’s degree of involvement in causing the error, an employee’s assistance in discovering and/or correcting the error, and any other facts that the Committee determines to be relevant.

The Effect of the Compensation Program on Risk

We believe that our compensation program does not encourage excessive and unnecessary risk taking. In particular, although a substantial portion of the compensation provided to our NEOs is performance-based, our executive compensation program is designed to balance risk. Among the reasons for this belief are the following:

•	The existence of the clawback policy described above.

•	Base salaries provide a fixed element of compensation at levels which we consider sufficient not to encourage undue risk taking.

•

In the case of our NEOs, the design of our compensation program encourages CDI’s executives to remain focused on both the short- and long-term operational and financial goals of the company, with substantial value based on the long-term performance of CDI. For example, stock options and performance units vest over a number of years, which encourages executives to focus on sustained stock price appreciation.

•

Stock ownership guidelines for our NEOs result in executives maintaining a significant level of CDI stock ownership, which provides considerable motivation for them to take into account CDI’s long-term interests.

The Impact of Tax Deductibility Limitations on our Compensation Design and Decisions

The Committee evaluates the impact of Section 162(m) of the Internal Revenue Code on our executive compensation program. Section 162(m) limits the deductibility by the company of certain compensation paid to our NEOs (other than to our CFO) in excess of $1 million per year. The Section 162(m) regulations provide an exemption for “qualified performance-based compensation”.

Over the years, the Committee has attempted to structure executive compensation arrangements to be deductible to the extent consistent with the goals and objectives of our executive compensation program. However, the Committee believes that, in some circumstances and particularly for the CEO, factors other than tax deductibility may be more important in determining the forms and levels of executive compensation that are most appropriate and in the best interests of CDI and its shareholders. Therefore, the Committee reserves the flexibility to approve executive compensation that may not be deductible.

Use of Tally Sheets

Each fall, the Committee reviews tally sheets prepared for each executive officer of CDI by the company’s Human Resources department. The tally sheets are designed to show the total compensation (broken down into each element of compensation) which has been paid to each executive and the compensation which would be paid to the executive following termination of his or her employment under various scenarios. Committee members believe that tally sheets provide a comprehensive picture of an executive’s total compensation, give the Committee a better understanding of how the various components of an executive’s compensation package fit together and provide a context for making pay decisions. In its October 2014 review of tally sheets, the Committee determined that the annual compensation amounts for the NEOs were consistent with the Committee’s expectations and aligned with our objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CDI’s management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Michael J. Emmi, Chair

Ronald J. Kozich

Albert E. Smith

Summary Compensation Table

The following table summarizes the compensation during the past three years for CDI’s Named Executive Officers. Scott Freidheim, David Arkless, Michael Castleman and Hugo Malan joined CDI during 2014, so the compensation information provided for them is for 2014 only and their 2014 compensation reflects a partial year. Robert Larney was an executive officer of CDI until March 6, 2015, when his employment ended. Paulett Eberhart resigned as the company’s President and CEO as of March 30, 2014 and served as a consultant to CDI through the end of 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Scott J. Freidheim President and Chief Executive Officer	2014	177,534	177,534	4,011,024	272,045	0	211,252	4,849,389

David Arkless Executive Vice President and President, International	2014	72,329	50,630	749,993	0	0	0	872,952

Michael S. Castleman Executive Vice President and Chief Financial Officer	2014	71,234	299,863	1,725,756	0	0	12,758	2,109,611

D. Hugo Malan Executive Vice President and President, Staffing North America	2014	72,329	300,630	1,607,497	0	0	12,134	1,992,590

Former Executives

Robert M. Larney	2014	475,000	200,000	200,150	71,252	190,545	9,798	1,146,745
Former Executive Vice President	2013	475,000	0	0	94,995	135,000	12,280	717,275
and Chief Financial Officer; Former Interim President and Chief Executive Officer	2012	475,000	150,000	113,993	95,007	219,326	7,261	1,060,587

H. Paulett Eberhart	2014	188,975	0	93,578	0	0	608,588	891,141
Former President and	2013	775,000	0	0	309,987	275,000	26,810	1,386,797
Chief Executive Officer	2012	757,787	0	371,990	310,009	568,012	95,164	2,102,962

Notes to the Summary Compensation Table:

The “Salary” Column

This column reflects the base salary earned by each executive in the given year. In the cases of Mr. Larney and Ms. Eberhart, the amounts shown in the Salary column include amounts which they elected to defer in connection with CDI’s 401(k) savings plan.

The “Bonus” Column

The amounts in this column consist of: (a) discretionary 2014 bonuses of $177,534 for Mr. Freidheim and $50,630 for Mr. Arkless, as determined by the Compensation Committee; (b) $250,000 sign-on bonuses to Mr. Castleman and to Mr. Malan pursuant to their employment agreements when they joined CDI in 2014; (c) guaranteed 2014 bonuses for Messrs. Castleman and Malan equal to 70% of their 2014 salaries, in accordance with their employment agreements; (d) a $200,000 bonus award to Mr. Larney in 2014 for serving as our interim CEO from March 30 to September 15 of that year; and (e) a guaranteed bonus paid to Mr. Larney in 2012 in recognition of compensation from his previous employer that he forfeited when he joined CDI in August 2011. In the cases of Mr. Larney and Ms. Eberhart, the amounts shown in the Bonus column include amounts which they elected to defer in connection with CDI’s 401(k) savings plan.

The “Stock Awards” Column

The following Stock Awards granted to the NEOs are reflected in the Summary Compensation Table:

Time-Vested Deferred Stock (TVDS) – Shares of TVDS were awarded to each of the NEOs in 2014. Except with respect to Ms. Eberhart, the shares of TVDS are earned by an executive over a vesting period of four or five years. The TVDS award granted to Ms. Eberhart in 2014 would have vested only if she satisfactorily complied with all of her obligations under her separation and consulting agreement and the closing price of CDI stock on December 31, 2014 was at least $19.20 per share (the stock price condition was not met, and so this award was forfeited by Ms. Eberhart). Upon vesting, the shares of TVDS convert into unrestricted shares of CDI stock. Accrued dividends between the award date and the vesting date are payable in additional shares of CDI stock. During the vesting period the executive must remain employed (or engaged, in the case of Ms. Eberhart) by CDI, except in connection with certain terminations described below in the “Potential Payments Upon Termination of Employment or Change in Control” section.

Performance Units (PUs) (also referred to as value creation contingent awards) – Performance Units were awarded to each of Messrs. Freidheim, Malan and Castleman in 2014. The Performance Unit awards will become earned based on satisfying certain time-based vesting requirements and only if CDI achieves share prices that are between two to three times the share price at around the time of grant during a measurement period between the grant date and September 15, 2019, subject to such measurement period ending earlier upon the occurrence of certain events, such as a sale of the company or a termination of employment. The aggregate amount payable with respect to the Performance Unit awards is $7.5 million for Mr. Freidheim, $2 million for Mr. Castleman and $2 million for Mr. Malan if the minimum share price performance requirement is attained and is $20 million for Mr. Freidheim, $5 million for Mr. Castleman and $5 million for Mr. Malan if the maximum share price performance requirement is attained. The payout will be pro-rated for performance between the minimum and maximum share price requirements. Any earned portion of the Performance Units will be settled in cash within thirty days after September 15, 2019, subject to earlier payment if the applicable NEO’s employment is terminated due to death, by CDI without cause or due to disability or by the applicable NEO for good reason following a sale of the company. Mr. Castleman and Mr. Malan also have the ability to make a special election after the second anniversary of the grant date to freeze the value of the award then earned as of such date and vest in such amount one year after such election is made if they remain employed through such one year anniversary (subject to earlier vesting upon the occurrence of certain events). Such election does not impact the time at which the award is settled. A detailed description of the Performance Units (sometimes referred to as value creation contingent awards) which were awarded to our NEOs in 2014 is provided above in the section of the CD&A titled “New NEO Compensation Arrangements.”

Performance Shares (PS) – Mr. Larney was awarded 11,700 Performance Shares in 2014. Each of those Performance Shares represented a contingent right to receive one share of CDI stock based on the company’s achievement of a 60-day moving average stock price of at least $30 per share. There was a payout scale that provided for a minimum payout (60%) for a 60-day moving average stock price of $28 per share, and a maximum payout (150%) for a 60-day moving average stock price of $40 per share. The Performance Shares were scheduled to vest three years after the grant date if earned (based on CDI’s achievement of the stock prices described in the preceding sentence). However, if the $30 per share target was achieved prior to the second anniversary of the grant date, 50% of the earned Performance Shares would vest after two years and, subject to certain conditions, the balance would vest after three years. None of these Performance Shares were earned.

Performance Shares which were awarded to Ms. Eberhart and Mr. Larney in 2012 entitled each recipient to earn shares of CDI stock based on CDI’s achievement of pre-established annual financial goals during each of the five calendar years from 2012 through 2016. The applicable financial goals were based on the company’s annual operating profit, and up to 20% of the total Performance Shares awarded could have been earned based on CDI’s achievement of the operating profit target for that year. For any shares of CDI stock which were earned, the executive would be credited with additional shares of CDI stock having a value equal to the accrued dividends since the date of the award. None of these Performance Shares were earned.

The following is a breakdown of the 2014 amounts in the Stock Awards column among the various types of Stock Awards:

Name of Executive	Performance Units ($)	Performance Shares ($)	TVDS ($)
Scott Freidheim	3,124,784	—	886,240
David Arkless	—	—	749,993
Michael Castleman	708,173	—	1,017,583
Hugo Malan	607,500	—	999,996
Robert Larney	—	128,897	71,253
Paulett Eberhart	—	—	337,600

Not included in this table are the value of (a) 640,000 Performance Units awarded to Mr. Freidheim in January 2015 pursuant to his employment agreement, and (b) 603,362 Performance Units for David Arkless pursuant to his employment agreement which are subject to shareholder approval of Proposal Three.

The Stock Awards column represents the aggregate grant date fair value of TVDS, PUs and PS received by the NEOs in a given year, calculated in accordance with FASB ASC Topic 718 (without any reduction for estimated forfeitures). For additional information regarding the valuation assumptions relating to CDI’s Stock Awards, see Note 7 to the company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2014. The amounts in the Stock Awards column reflect the grant date fair value for these awards under accounting rules and do not necessarily correspond to the actual value that will be realized by the executives.

The grant date fair value of each TVDS award to the NEOs, except for the award to Ms. Eberhart, is equal to the market price of CDI stock on the date of grant multiplied by the number of shares of TVDS received on that date. The grant date fair value of the TVDS award to Ms. Eberhart under her separation and consulting agreement (vesting of such award required, among other things, that the closing market price of CDI stock on December 31, 2014 equal or exceed $19.20 per share) was calculated using a Monte Carlo simulation model. The grant date fair value for each of the 2014 awards of TVDS to the NEOs were as follows:

Recipient	Date of TVDS Award	Grant Date Fair Value (per share of TVDS)
Scott Freidheim	09/15/14	$15.28
David Arkless	10/27/14	$15.79
Michael Castleman	10/28/14	$16.71
Michael Castleman	11/14/14	$17.59
Hugo Malan	10/27/14	$15.79
Robert Larney	02/28/14	$18.27
Paulett Eberhart	03/30/14	$ 4.68

The grant date fair value of each PU awarded in 2014, which was calculated in accordance with FASB ASC Topic 718 using a Monte Carlo simulation model, was $4.88 for Mr. Freidheim, $4.99 for Mr. Castleman and $4.28 for Mr. Malan. The maximum payout with respect to the PUs awarded in 2014, assuming that the highest level of performance conditions are achieved, is $20,000,000 for Mr. Freidheim and $5,000,000 for each of Messrs. Castleman and Malan.

The grant date fair value of the PS awarded to Mr. Larney in 2014, which was calculated in accordance with FASB ASC Topic 718 using a Monte Carlo simulation model, was $11.02 per share. No amount was earned by Mr. Larney in connection with this award.

The PS awarded in 2012 to Ms. Eberhart and Mr. Larney could have been earned based on CDI’s operating profit in each year from 2012 through 2016 (up to 20% of the PS for each year). Since no shares were earned for 2012, the amounts in the Stock Awards column for 2012 reflect the grant date fair value relating to the shares which could have been earned for 2013-2016 performance. The maximum value which the NEOs could have earned under the PS awarded in 2012, assuming that the highest level of performance conditions had been achieved in each of the five years, was $464,988 for Ms. Eberhart and $142,491 for Mr. Larney, but nothing was ever earned by Ms. Eberhart or Mr. Larney in connection with those PS awards.

The “Option Awards” Column

Non-Qualified Stock Options were awarded to Mr. Freidheim in September 2014, to Mr. Larney in February 2014, and to Mr. Larney and Ms. Eberhart in 2013 and 2012. The exercise price of the Stock Options is the closing price of CDI stock on the date of grant. The Stock Options awarded to Mr. Freidheim vest on September 15, 2019 (the fifth anniversary of his start date) and terminate two years later. The Stock Options awarded to Mr. Larney in 2014 vest one-third after three years and two-thirds after four years and have a seven-year term. The Stock Options awarded to Mr. Larney and Ms. Eberhart in 2013 and 2012 vest 20% per year over five years and have a seven-year term. All unvested Stock Options were forfeited by Ms. Eberhart and Mr. Larney in connection with their termination of employment.

The Option Awards column represents the aggregate grant date fair value of the Stock Options granted to the NEOs in a given year, calculated in accordance with FASB ASC Topic 718 (without any reduction for estimated forfeitures). The following table sets forth the assumptions used to calculate the compensation expense of Option Awards in the Summary Compensation Table on a grant-by-grant basis.

Grant Date	NEOs Receiving Award	Grant Date Fair Value of Award ($/share)	Risk-Free Interest Rate (%)	Expected Life of Option or SAR (years)	Expected Volatility (%)	Expected Dividend Yield (%)
09/15/2014	Scott Freidheim	5.44	2.03	6.00	49.91	3.40
02/28/2014	Robert Larney	5.92	1.10	3.83	50.97	2.85
12/16/2013	Robert Larney Paulett Eberhart	5.46	1.55	3.91	50.92	3.10
11/01/2012	Robert Larney Paulett Eberhart	6.18	0.73	4.07	56.05	3.00

For additional information regarding the valuation assumptions relating to CDI’s Stock Option Awards, see Note 7 to the company’s consolidated financial statements in the Form 10-K for the year ended December 31, 2014. The amounts in this column reflect the grant date fair value for these awards under accounting rules and do not necessarily correspond to the actual value that will be realized by the executives.

The “Non-Equity Incentive Plan Compensation” Column

The amounts of Non-Equity Incentive Plan Compensation reported in this column for a given year were earned by the NEOs based on the company’s and their individual performance that year and were paid in the following year. For additional information about CDI’s Non-Equity Incentive Compensation Plan, see “The Cash Incentive Compensation Program” section of the CD&A.

The “All Other Compensation” Column

All Other Compensation consists of the following:

a.	Dividends – This represents the dollar value of additional shares of CDI stock received by each executive upon vesting of TVDS and other stock awards (not SARs or option awards) relating to accrued dividends. Upon vesting, the holders of TVDS and those other stock awards receive additional shares of CDI stock having a value equal to the total dividends paid on a corresponding number of shares of CDI stock during the period from the grant date to the vesting date.

The table below shows the value of CDI stock received by each NEO in respect of such dividends:

NEO	2014 ($)	2013 ($)	2012 ($)
Scott Freidheim	0	—	—
David Arkless	0	—	—
Michael Castleman	0	—	—
Hugo Malan	0	—	—
Robert Larney	4,598	6,614	2,115
Paulett Eberhart	13,196	21,114	8,136

b.	Company Contributions to 401(k) Plan – The table below shows the amount of the company’s matching contributions to the 401(k) plan accounts of the NEOs for 2014, 2013 and 2012.

NEO	2014 ($)	2013 ($)	2012 ($)
Scott Freidheim	0	—	—
David Arkless	0	—	—
Michael Castleman	0	—	—
Hugo Malan	0	—	—
Robert Larney	5,200	5,666	5,146
Paulett Eberhart	5,200	5,666	5,069

c.	Consulting Fees – Ms. Eberhart earned consulting fees from CDI for the period from March 31 to December 31, 2014, following the end of her employment by the company. The consulting fees earned by Ms. Eberhart for this period were $590,192 and are included in All Other Compensation for 2014.

d.	Other – This represents personal benefits and perquisites received by the NEO unless the total amount of such items received by the NEO in a given year is less than $10,000. The NEOs who received items in this category having a value of $10,000 or more in 2014 were Messrs. Freidheim, Castleman and Malan, all of whom joined CDI during 2014 and did not live near CDI’s headquarters in Philadelphia at the time they joined the company. The amounts indicated below were valued on the basis of the actual cost paid or reimbursed by CDI.

Mr. Freidheim’s total of personal benefits and perquisites in 2014 was $211,252, which consisted of temporary housing costs in Philadelphia ($38,915), closing costs in connection with the purchase of a primary residence in the Philadelphia area ($73,449), costs associated with the relocation of him and his family to the Philadelphia area ($40,156), legal expenses he incurred in connection with his CDI employment agreement ($25,000), and the hosting of management employees at certain events using tickets held by the company ($1,095).

Mr. Castleman’s total of personal benefits and perquisites in 2014 was $12,758, which consisted of temporary housing costs in Philadelphia and the cost of commuting to Philadelphia.

Mr. Malan’s total of personal benefits and perquisites in 2014 was $12,134, which consisted of temporary housing costs in Philadelphia and the cost of commuting to Philadelphia.

Grants of Plan-Based Awards Table for 2014

The following table provides information about plan-based equity and non-equity awards granted to the NEOs in 2014. The type of award is indicated at the beginning of each row in the table. All equity awards were made under the Omnibus Stock Plan. The plan-based cash incentive awards were granted pursuant to the company’s annual incentive compensation program.

Name and Grant Type	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott J. Freidheim
TVDS	09/15/14	09/09/14							50,000			764,000
TVDS	09/15/14	09/09/14							8,000			122,240
Performance Units	09/15/14	09/09/14				270,173	270,173	640,000				3,124,784
Stock Options	09/15/14	09/09/14								50,000	15.28	272,045

David Arkless
TVDS	10/27/14	10/14/14							47,498			749,993

Michael S.Castleman
TVDS	10/28/14	10/14/14							59,844			999,993
TVDS	11/14/14	10/14/14							1,000			17,590
Performance Units	10/28/14	10/14/14				63,331	63,331	142,052				708,173

D. Hugo Malan
TVDS	10/27/14	10/14/14							63,331			999,996
Performance Units	10/27/14	10/14/14				63,331	63,331	142,052				607,500

Robert M.Larney
Non-Equity Incentive Plan	02/28/14	02/28/14	116,375	332,500	665,000
TVDS	02/28/14	02/28/14							3,900			71,253
Performance Shares	02/28/14	02/28/14				7,020	11,700	17,550				128,897
Stock Options	02/28/14	02/28/14								12,031	18.27	71,252

H. Paulett Eberhart
TVDS	03/30/14	03/30/14							20,000			93,578

Notes to the Grants of Plan-Based Awards Table for 2014:

Included in this table is an award of TVDS to Paulett Eberhart on March 30, 2014 under her Separation and Consulting Agreement. That award would vest on December 31, 2014 if, and only if, the market value of CDI stock on December 31, 2014 was at least $19.20 per share and she satisfactorily complied with all of her obligations under the Separation and Consulting Agreement. Since the market value of CDI stock on December 31, 2014 was less than $19.20 per share, this TVDS award did not vest and was forfeited.

The “Grant Date” and “Approval Date” Columns

The Approval Date refers to the date that the grant was approved by the Compensation Committee. In the cases of the awards to Messrs. Freidheim, Arkless, Castleman and Malan, the grant dates correspond to the respective executive’s start date with the company, and the awards were approved by the Compensation Committee on the earlier date set forth in the table. The awards to Mr. Larney and Ms. Eberhart were approved on the date of grant. All equity awards granted to the NEOs in 2014 were granted under the Omnibus Stock Plan.

The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” Columns

These columns show the possible payouts to Mr. Larney under CDI’s Non-Equity Incentive Compensation Plan for 2014, at the threshold level of performance, at the target level of performance and at the level of performance that would result in the maximum payout. To determine the threshold level, we used the thresholds that apply to the portion of the Non-Equity Incentive Compensation Plan based on CDI’s financial results and assumed that nothing was earned under the portion of the Non-Equity Incentive Compensation

Plan based on individual goals (as there was no threshold for such goals). The actual amount earned by Mr. Larney was $190,545, as set forth in the Summary Compensation Table under the column for Non-Equity Incentive Plan Compensation. For additional information about CDI’s Non-Equity Incentive Compensation Plan, see “The Cash Incentive Compensation Program” section of the CD&A. None of the other NEOs participated in the Non-Equity Incentive Compensation Plan for 2014.

The “Estimated Future Payouts Under Equity Incentive Plan Awards” Columns

For the Performance Units awarded to Messrs. Freidheim, Castleman and Malan, which result in a specific number of shares of CDI stock being earned and then converted into cash and deferred until the vesting date, (a) the Threshold and Target payout for purposes of this table was calculated by dividing the amount which would be earned for achieving the minimum stock value performance requirement by the stock price which must be attained during the measurement period in order to earn that payout, and (b) the Maximum payout for purposes of this table represents the maximum number of Performance Units awarded to the executive.

The row for the Performance Shares awarded to Mr. Larney shows the number of shares which he could earn at the threshold level of performance, at a target level of performance and at the level of performance that would result in the maximum payout. None of the Performance Shares were earned by Mr. Larney by the time his employment by CDI ended in March 2015.

For more information about the Performance Units and the Performance Shares, see the Notes to the Summary Compensation Table for the Stock Awards column.

The “All Other Stock Awards” Column

All Other Stock Awards consist of TVDS awarded to the NEOs in 2014. For more information about the company’s TVDS awards, see the Notes to the Summary Compensation Table for the Stock Awards column.

The “All Other Options Awards” Column

All Other Option Awards consist of Stock Options received by Messrs. Freidheim and Larney in 2014. For more information about the company’s Stock Options, see the Notes to the Summary Compensation Table for the Option Awards column.

The “Exercise or Base Price of Option Awards” Column

The exercise price of all Stock Options granted in 2014 equaled the closing price of CDI stock on the date of grant.

The “Grant Date Fair Value of Stock and Option Awards” Column

The dollar amounts in this column were computed in accordance with FASB ASC Topic 718, without regard to estimates for forfeitures. The fair value of the Stock Options was calculated using a Black-Scholes valuation. See the Notes to the Summary Compensation Table regarding the Option Awards column for the grant date fair value of the Stock Options and the assumptions used in computing that value. The grant date fair value of the Performance Units was calculated using a Monte Carlo simulation model. The grant date fair value of a TVDS award, except in the case of Ms. Eberhart’s award, is equal to the market price of CDI stock on the date of grant multiplied by the number of shares of TVDS received on that date. The grant date fair value of the TVDS award to Ms. Eberhart under her separation and consulting agreement (vesting of such award required, among other things, that the closing market price of CDI stock on December 31, 2014 equal or exceed $19.20 per share) was calculated using a Monte Carlo simulation model. See the Notes to the Summary Compensation Table regarding the Stock Awards column for the grant date fair value of the Stock Awards and the assumptions used in computing those values. The amounts in this column reflect the grant date fair value of these awards for accounting purposes and do not correspond to the actual value that will be realized by the executives.

Outstanding Equity Awards at 2014 Fiscal Year-End Table

The following table provides information on the holdings as of December 31, 2014 of unexercised Stock Options and SARs (Option Awards) and of unvested TVDS, PUs and PS (Stock Awards) for each of the NEOs. Paulett Eberhart did not hold any Option Awards or Stock Awards at year-end, so she does not appear in the table below.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Grant Date	Exercisable	Unexercisable
Scott J. Freidheim	09/15/14	0	50,000	15.28	09/15/21	09/15/14	TVDS	50,000	885,500
						09/15/14	TVDS	8,000	141,680
						09/15/14	PUs			270,173	4,784,764

David Arkless						10/27/14	TVDS	47,498	841,190

Michael S. Castleman						10/28/14	TVDS	59,844	1,059,837
						10/28/14	PUs			63,331	1,121,592
						11/14/14	TVDS	1,000	17,710

D. Hugo Malan						10/27/14	TVDS	63,331	1,121,592
						10/27/14	PUs			63,331	1,121,592

Robert M. Larney	09/29/11	27,536	18,358	10.98	09/28/18	09/19/11	TVDS	144	2,550
	11/01/12	6,153	9,230	17.36	11/01/19	09/29/11	TVDS	5,768	102,151
	12/16/13	3,479	13,918	16.80	12/16/20	11/01/12	PS			657	11,635
	2/28/14	0	12,031	18.27	02/28/21	02/28/14	TVDS	3,900	69,069
						02/28/14	PS			7,020	124,324

Notes to the Outstanding Equity Awards at 2014 Fiscal Year-End Table:

The “Number of Securities Underlying Unexercised Options” Column

Awards of Stock Options and SARs which were not fully exercisable at 12/31/14 become exercisable in accordance with the vesting schedule below:

Grant Date	Award Type	Vesting

09/29/11	SARs	20% per year on each of the first five anniversaries of 8/30/11 (Mr. Larney’s first day of employment)
11/01/12	Options	20% on 03/01/13 and on each of the next four anniversaries of that date
12/16/13	Options	20% on 03/01/14 and on each of the next four anniversaries of that date
02/28/14	Options	One-third on the third anniversary, and two-thirds on the fourth anniversary, of the date of grant
09/15/14	Options	100% on the fifth anniversary of the date of grant

The “Number of Shares or Units of Stock That Have Not Vested” Column

Stock Awards vest in accordance with the schedule below:

Grant Date	Award Type	Vesting

09/19/11	TVDS	20% per year on each of the first five anniversaries of the date of grant
09/29/11	TVDS	20% per year on each of the first five anniversaries of 8/30/11 (Mr. Larney’s first day of employment)
02/28/14	TVDS	100% on the third anniversary of the date of grant
09/15/14	TVDS (50,000 shares)	100% on the fifth anniversary of the date of grant
09/15/14	TVDS (8,000 shares)	20% per year on each of the first five anniversaries of the date of grant
10/27/14	TVDS	40% on the second anniversary of the date of grant, 30% on the third anniversary of the date of grant, and 30% on the fourth anniversary of the date of grant
10/28/14	TVDS	40% on the second anniversary of the date of grant, 30% on the third anniversary of the date of grant, and 30% on the fourth anniversary of the date of grant
11/14/14	TVDS	20% per year on each of the first five anniversaries of the date of grant

The “Market Value of Shares or Units of Stock That Have Not Vested” Column

The market value of the Stock Awards is based on the closing price of CDI stock as of the end of 2014, which was $17.71 per share.

The “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” Column

This column shows the number of Performance Units which would be earned by Messrs. Freidheim, Castleman and Malan at the threshold level of share price performance. The Performance Unit awards are earned if certain time-based vesting requirements are satisfied and certain share price performance requirements are achieved between the grant date and September 15, 2019, subject to such measurement period ending earlier upon the occurrence of certain events, such as a sale of the company or a termination of employment. Any earned Performance Units are converted into their cash equivalent and deferred until vesting and then settled in cash, with the aggregate amount payable being $7.5 million for Mr. Freidheim, $2 million for Mr. Castleman and $2 million for Mr. Malan if the minimum share price performance requirement is attained and the aggregate amount payable being $20 million for Mr. Freidheim, $5 million for Mr. Castleman and $5 million for Mr. Malan if the maximum share price performance requirement is attained. The payout will be pro-rated for performance between the minimum and maximum stock value requirements. Any earned portion of the Performance Units will be paid within thirty days after September 15, 2019, subject to earlier payment if the applicable NEO’s employment is terminated due to death, by CDI without cause or due to disability or by the applicable NEO for good reason following a sale of the Company. Mr. Castleman and Mr. Malan also have the ability to make a special election after the second anniversary of the grant date to freeze the value of the award then earned as of such date and vest in such amount one year after such election is made if they remain employed through such one year anniversary (subject to earlier vesting upon the occurrence of certain events). Such election does not impact the time at which the award is settled. A detailed description of the Performance Units awarded to our NEOs in 2014 is provided above in the section of the CD&A titled “New NEO Compensation Arrangements.”

For the Performance Shares awarded to Mr. Larney in 2014, this column shows the number of Performance Shares which he would earn if the threshold stock price for the measurement period was attained. If the minimum stock price was attained during the two-year period after the grant date, one-half of the shares that were earned would vest shortly after the second anniversary of the grant date and the other half would vest shortly after the third anniversary of the grant date provided that the minimum stock price was attained during the third year after the grant date. If the minimum stock price was not attained during the two-year period after the grant date but was attained during the third year after the grant date, then the shares which were earned would vest shortly after the third anniversary of the grant date. None of these Performance Shares were vested or earned by Mr. Larney by the time his employment ended on March 6, 2015 (at which time they were forfeited).

For the Performance Shares awarded to Mr. Larney in 2012, this column shows the number of Performance Shares which would be earned for 2015 and 2016 at the threshold level of performance necessary to earn any Performance Shares in each of those years. Sixty percent of the target number of Performance Shares granted were forfeited due to the failure to achieve the 2012, 2013 and 2014 performance thresholds. The Performance Shares shown in this column would vest based on CDI’s operating income for 2015 and for 2016, with vesting in the following year after CDI’s financial results for the prior year are approved. None of these Performance Shares were vested or earned by Mr. Larney by the time his employment ended on March 6, 2015 (at which time they were forfeited).

The “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” Column

The value of the Equity Incentive Plan Awards shown in this table is based on the closing price of CDI stock as of the end of 2014, which was $17.71 per share. The number of Performance Units is the number earned at the threshold level of performance.

Option Exercises and Stock Vested Table for 2014

The following table provides information regarding (a) all exercises of Stock Options or SARs by the NEOs in 2014 and (b) all vestings of Stock Awards in 2014 on an aggregate basis for each of the NEOs. The only exercises or vestings by the NEOs in 2014 were TVDS vestings for Mr. Larney and Ms. Eberhart.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott J. Freidheim	0	0	0	0
David Arkless	0	0	0	0
Michael S. Castleman	0	0	0	0
D. Hugo Malan	0	0	0	0
Robert M. Larney	0	0	3,259	49,476
H. Paulett Eberhart	0	0	8,778	152,202

Notes to the Option Exercises and Stock Vested Table for 2014:

The “Number of Shares Acquired on Vesting” Column

The shares reported in this column consist of shares of CDI stock received by the NEOs upon vesting of TVDS, including additional shares of CDI stock which holders of TVDS received upon vesting as a result of dividends. The additional shares had a value (based on the market price of CDI stock on the date of vesting) equal to the total dividends paid on a corresponding number of shares of CDI stock between the date that the TVDS was granted and the date that the TVDS vested.

The numbers of shares shown in this column have not been reduced to reflect the shares which were withheld to satisfy the income tax obligations of the NEOs. Therefore, the actual number of shares acquired by each NEO was lower than the number shown in this column. The actual number of shares of CDI stock which each NEO received is set forth in the table at the end of this section.

The “Value Realized on Vesting” Column

The values shown in this column are based on the market value of CDI stock on the vesting date. The values realized on vesting of TVDS do not reflect the withholding of shares that was done to satisfy the income tax obligations of the NEOs. Therefore, as indicated in the table at the end of this section, the actual values realized by the NEOs on an after-tax basis are lower than the amounts shown in this column. The values shown in this column were received by the NEOs in shares of CDI stock, not in cash.

Name	Option Awards		Stock Awards
	Net Number of Shares Acquired on Exercise of Option Awards (#)	Value Realized Based on Net Number of Shares Acquired on Exercise of Option Awards ($)	Net Number of Shares Acquired on Vesting of Stock Awards (#)	Value Realized Based on Net Number of Shares Acquired on Vesting of Stock Awards ($)
Scott J. Freidheim	0	0	0	0
David Arkless	0	0	0	0
Michael S. Castleman	0	0	0	0
D. Hugo Malan	0	0	0	0
Robert M. Larney	0	0	2,151	32,655
H. Paulett Eberhart	0	0	6,403	111,046

Potential Payments Upon Termination of Employment or Change in Control

This section describes certain programs, plans and agreements that provide for the payment of benefits to the NEOs at, following or in connection with a termination or separation from employment or a change in control of the company.

Employment Agreement with Scott Freidheim

CDI entered into an employment agreement with Scott Freidheim on September 10, 2014, with a start date of September 15, 2014, when he joined CDI as our President and CEO. Under the employment agreement, if Mr. Freidheim’s employment is terminated by CDI without cause, then CDI will continue to pay his base salary for a period of (i) six months if such termination occurs on or before September 15, 2015 or (ii) three months if such termination occurs after September 15, 2015 but on or before September 15, 2016. No continuation of his base salary will be paid if such termination occurs after September 15, 2016. In addition, in the event of a termination of employment by the company without cause, Mr. Freidheim would be entitled to receive: (i) any bonus earned under the non-equity incentive compensation plan in a prior completed fiscal year that hadn’t been paid as of his termination date, (ii) a pro-rated bonus under the non-equity incentive compensation plan for the year of termination based on the performance of CDI for that year, and (iii) certain continued and accelerated vesting benefits with respect to his stock options, TVDS and Performance Units awards, as described below in the section titled “Accelerated Vesting of Equity Awards”. All payments described above are contingent on Mr. Freidheim’s execution of a release and waiver of all claims against CDI within sixty days after such termination.

Mr. Freidheim’s employment agreement provides that during his employment with CDI and continuing through the first anniversary of the date of his termination of employment, he will not compete with CDI or solicit its employees, consultants, customers or prospective customers.

Employment Agreement with David Arkless

CDI entered into an employment agreement with David Arkless on October 27, 2014 when he joined CDI as our Executive Vice President and President, International. Under the terms of Mr. Arkless’ employment agreement, his employment may be terminated by CDI without cause or by him for any reason, in either case, upon 180 days advance written notice. In addition, under the employment agreement, if Mr. Arkless’ employment is terminated without cause, Mr. Arkless would be entitled to receive: (i) any bonuses earned but unpaid for a prior completed fiscal year, (ii) a pro-rated bonus for the year of termination based on the performance of CDI for that calendar year, and (iii) certain continued and accelerated vesting benefits with respect to his TVDS and Performance Units awards, as described below in the section titled “Accelerated Vesting of Equity Awards”. All payments described above are contingent on Mr. Arkless’ execution of a release and waiver of all claims against CDI within sixty days after such termination.

Mr. Arkless’ employment agreement provides that during his employment with CDI and for a period of twelve months following the date of his termination of employment (reduced by the number of months upon which he is placed on garden leave), he will not compete with CDI or solicit certain employees, customers or prospective customers.

Employment Agreement with Michael Castleman

CDI entered into an employment agreement with Michael Castleman on October 20, 2014, with a start date of October 28, 2014, when he joined CDI as our Executive Vice President. Effective as of March 6, 2015, Mr. Castleman has assumed the role of Chief Financial Officer of CDI. Under his employment agreement, if Mr. Castleman’s employment is terminated by CDI without cause, then CDI will continue to pay his base salary for a period of (i) twelve months if such termination occurs on or before October 28, 2015 or (ii) six months if such termination occurs after October 28, 2015. In addition, in the event of a termination of employment by the company without cause, Mr. Castleman would be entitled to receive: (i) any bonus earned under the non-equity incentive compensation plan in a prior completed fiscal year that hadn’t been paid as of his termination date, (ii) a pro-rated bonus under the non-equity incentive compensation plan for the year of termination based on the performance of CDI for that year; provided, however, that if Mr. Castleman is terminated by the company without cause in 2015, the amount pro-rated will be based on not less than 70% of his base salary; and (iii) certain continued and accelerated vesting benefits with respect to his TVDS and Performance Units awards, as described below in the section titled “Accelerated Vesting of Equity Awards”. All payments described above are contingent on Mr. Castleman’s execution of a release and waiver of all claims against CDI within sixty days after such termination.

Mr. Castleman’s employment agreement provides that during his employment with CDI and continuing through the first anniversary of the date of his termination of employment, he will not compete with CDI or solicit its employees, consultants, customers or prospective customers; provided, however, that if he is terminated after October 28, 2015, such restrictive covenants will only continue through the six-month anniversary of the date of his termination of employment.

Employment Agreement with Hugo Malan

CDI entered into an employment agreement with Hugo Malan on October 20, 2014, with a start date of October 27, 2014, when he joined CDI as our Executive Vice President and President of Staffing North America. Under the employment agreement, if Mr. Malan’s employment is terminated by CDI without cause, then CDI will continue to pay his base salary for a period of (i) twelve months if such termination occurs on or before October 27, 2015 or (ii) six months if such termination occurs after October 27, 2015. In addition, in the event of a termination of employment by the company without cause, Mr. Malan would be entitled to receive: (i) any bonus earned under the non-equity incentive compensation plan in a prior completed fiscal year that hadn’t been paid as of his termination date; (ii) a pro-rated bonus under the non-equity incentive compensation plan for the year of termination based on the performance of CDI for that year; provided, however, that if Mr. Malan is terminated by the company without cause in 2015, the amount pro-rated will be based on not less than 70% of his base salary; and (iii) certain continued and accelerated vesting benefits with respect to his TVDS and Performance Units awards, as described below in the section titled “Accelerated Vesting of Equity Awards”. All payments described above are contingent on Mr. Malan’s execution of a release and waiver of all claims against CDI within sixty days of such termination.

Mr. Malan’s employment agreement provides that during his employment with CDI and continuing through the first anniversary of the date of his termination of employment, he will not compete with CDI or solicit its employees, consultants, customers or prospective customers; provided, however, that if he is terminated after October 27, 2015, such restrictive covenants will only continue through the six-month anniversary of the date of his termination of employment.

Executive Severance Program

CDI’s Executive Severance Program, which has been approved by the Compensation Committee, provides severance and other related benefits to designated senior management employees who have met a one-year service requirement and a performance rating of “on target” or better. Robert Larney was the only NEO eligible to receive benefits under this program as of the end of 2014.

Under the Executive Severance Program, an executive whose employment is terminated by the company without cause is entitled to receive continuing payments of bi-weekly amounts equal to the base salary the executive was receiving before his or her termination for twelve months following the termination date. These severance payments cease when the departed executive secures another job (or after twelve months, whichever comes first). Under the Executive Severance Program, the company also pays up to $15,000 in outplacement services. In addition, the executive has up to two months following termination of employment in which to exercise any stock options or SARs that vested prior to termination of employment (but not beyond the expiration date of the SAR or stock option). During the twelve-month severance period, (a) if the executive elects to continue paying premiums under CDI’s group medical, dental and vision insurance (referred to collectively as “health insurance”) plan pursuant to the plan’s continuation coverage provisions, CDI would continue to pay the same portion of the executive’s health insurance premiums as it was previously paying, and (b) CDI continues to provide basic life insurance coverage. In return for receiving the benefits under the Executive Severance Program, the executive must agree to (a) release the company from claims and (b) not compete with CDI or solicit its employees or customers during the severance period.

Under the terms of the Executive Severance Program, if a participating executive is entitled to receive severance, notice or similar termination payments in connection with the cessation of his or her employment under an employment agreement with CDI or under applicable law that equals or exceeds the value of the benefits under the Executive Severance Program, then no payments will be made under this program. However, if such payments are less than the value of the benefits under the Executive Severance Program, the company will pay the difference to the executive.

Separation Agreement with Robert Larney

CDI entered into an employment agreement with Robert Larney on August 30, 2011 when he joined CDI as our Executive Vice President and Chief Financial Officer. On January 30, 2015, CDI and Mr. Larney entered into a separation agreement regarding Mr. Larney’s separation of employment with the company, which occurred on March 6, 2015. Pursuant to the Executive Severance Program and his separation agreement, and contingent on his agreement to release CDI from, and waive, any claims he may have arising from his employment with CDI and the separation therefrom, Mr. Larney is entitled to receive the following severance benefits: (i) one year of continued base salary (at an annual rate of $475,000) to be paid in substantially equal installments every two weeks (provided that the company’s obligation to continue to pay such amounts will end earlier in the event he secures new employment); (ii) a bonus, if any, in accordance with the terms and conditions of the 2014 non-equity incentive compensation plan, payable at the same time payment is made to other executives covered under this program; (iii) up to $15,000 in outplacement services; (iv) the same portion of his health insurance premiums CDI was paying before this termination if he elects to continue paying premiums under CDI’s group medical, dental and vision insurance plan for a period of twelve months;

(v) continuation of basic life insurance coverage for a period of twelve months; (vi) up to $500 per month for certain expense reimbursements for a period of twelve months; and (vii) the right to exercise any stock options or SARs that vested prior to the termination for up to two months following such termination. Mr. Larney will be subject to the non-competition and non-solicitation of employees and customers covenants contained in his employment agreement for a period of one year following his separation of employment.

Separation and Consulting Agreement with Paulett Eberhart

CDI entered into an employment agreement with Paulett Eberhart on January 10, 2011 when she joined CDI as our President and CEO. On March 30, 2014, CDI and Ms. Eberhart entered into a separation and consulting agreement in which Ms. Eberhart resigned from her position as our President and CEO as of that date and agreed to provide consulting services to CDI until December 31, 2014. Under the separation and consulting agreement, Ms. Eberhart agreed that she has no right to separation payments or other benefits arising out of her resignation of employment. In addition, all unvested CDI equity awards as of the separation date were forfeited, except for the unvested portion (5,344 shares) of the TVDS award she received on March 1, 2011 (which vested on the separation date). As consideration for her consulting services, she was entitled to a monthly consulting fee of $64,583.33. In addition, Ms. Eberhart received a TVDS award covering 20,000 shares of CDI stock that were eligible to vest on December 31, 2014, provided that (i) Ms. Eberhart had satisfactorily complied with all of her obligations under the separation and consulting agreement and (ii) the closing market price of CDI stock on December 31, 2014 equaled or exceeded $19.20. The stock price condition was not met, so none of the TVDS vested. The separation and consulting agreement contained a general waiver of claims against CDI and its affiliates and extended the non-competition and non-solicitation of employees and customers covenants contained in her employment agreement through December 31, 2014.

Non-Equity Incentive Compensation Plan

Under CDI’s Non-Equity Incentive Compensation Plan, if an executive resigns or is terminated by the company for cause prior to the date that payouts are made, the executive would not receive any payout. Unless provided otherwise in an employment agreement, if the executive’s employment is terminated due to long-term disability or death, the executive would receive a pro-rated payout based on the months of the year that the executive was employed by CDI. If the executive’s employment is terminated for any other reason (including retirement), a payout to the executive may be considered at the discretion of the CEO and subject to the approval of the Compensation Committee. Provisions contained in the employment agreements of Messrs. Freidheim, Arkless, Castleman and Malan regarding their right to receive a pro-rated portion of their non-equity incentive compensation following termination of employment under certain circumstances are described above.

Accelerated Vesting of Equity Awards

SARs. Under CDI’s standard form of SARs agreement, if the holder’s employment with CDI terminates as a result of death, disability or retirement, any unvested SARs will vest as of the date of such event. If the holder’s employment with CDI terminates for any other reason, any unvested SARs will be forfeited. At the end of 2014, Mr. Larney was the only NEO who held SARs that were subject to this provision.

Stock Options. Under CDI’s standard form of stock option agreement, if the holder’s employment with CDI terminates as a result of death, disability or retirement, any unvested stock options will vest as of the date of such event. If the holder’s employment with CDI terminates for any other reason, any unvested stock options will be forfeited. At the end of 2014, Mr. Larney was the only NEO who held stock options that were subject to this form of agreement.

Pursuant to Mr. Freidheim’s employment agreement, in the event that his employment is terminated by the company without cause prior to September 15, 2019, then a pro-rata portion of the stock option granted to him on

September 15, 2014 will vest in an amount equal to the product of (x) the number of shares of CDI stock underlying such stock option, multiplied by (y) a fraction, the numerator of which is the number of days in the period commencing on the grant date and ending on the date of termination of employment and the denominator of which is 1,825 (the total number of days in the five-year period after the grant date). In the event of any other termination of employment prior to September 15, 2019, all of the unvested stock options granted to Mr. Freidheim on September 15, 2014 will be forfeited.

Time-Vested Deferred Stock. Under CDI’s standard form of TVDS agreement, if the holder’s employment with CDI terminates as a result of death, disability or retirement, the shares which are scheduled to vest at the next succeeding anniversary of the grant date will vest as of the date of such termination, and any other shares of TVDS which have not vested as of the date of such termination will be forfeited. If the holder’s employment with CDI is terminated for any reason other than the reasons stated in the foregoing sentence, any unvested shares at the time of such termination will be forfeited. At the end of 2014, Mr. Larney was the only NEO who held shares of TVDS that were subject to this provision.

Pursuant to Mr. Freidheim’s employment agreement, in the event that his employment is terminated by the company without cause prior to September 15, 2019, then a pro-rata portion of the TVDS award granted to him on September 15, 2014 will vest in an amount equal to the product of (x) the number of shares of CDI stock underlying such TVDS award, multiplied by (y) a fraction, the numerator of which is the number of days in the period commencing on the grant date and ending on the date of termination of employment and the denominator of which is 1,825 (the total number of days in the five-year period after the grant date). In the event of any other termination of employment prior to September 15, 2019, the unvested portion of the TVDS award granted to Mr. Freidheim on September 15, 2014 will be forfeited.

Pursuant to the terms of the employment agreements for Messrs. Arkless, Castleman and Malan, in the event that any such executive’s employment is terminated by the company without cause prior to the final vesting date of the initial hire TVDS awards granted to them in 2014, then a pro-rata portion of the first tranche of the TVDS award scheduled to vest after the date of such termination of employment will become vested, with such portion to equal the product of (x) the number of shares of CDI stock underlying such tranche, multiplied by (y) a fraction, the numerator of which is the number of days in the period commencing on the grant date and ending on the date of termination of employment and the denominator of which is the number of days from the grant date and ending on the date on which such tranche was scheduled to vest. In the event of any other termination of employment, the unvested portion of the initial hire TVDS awards granted to Messrs. Arkless, Castleman and Malan in 2014 will be forfeited.

With respect to any shares of TVDS received by an NEO pursuant to the Executive Stock Purchase Opportunity Program, if the NEO’s employment is terminated by CDI without cause or in the event of the death, disability or retirement of the NEO, then all unvested shares of TVDS will immediately vest. If the NEO’s employment is terminated due to the NEO’s resignation or for cause, the unvested shares of TVDS will be forfeited. At the end of 2014, Messrs. Freidheim, Castleman and Larney were the only NEOs who held shares of TVDS acquired under the Executive Stock Purchase Opportunity Program.

Performance Shares. Under CDI’s standard form of Performance Shares agreement, if the holder’s employment with CDI terminates as a result of death, disability or retirement, after the last day of a particular fiscal year but prior to the determination date in the following fiscal year, any Performance Shares that would have vested on the determination date of the following fiscal year will immediately vest. Otherwise, all unvested Performance Shares are forfeited upon termination of employment. At the end of 2014, only Mr. Larney held Performance Shares that were subject to this form of agreement, though none of the Performance Shares awarded to Mr. Larney were vested as of December 31, 2014.

Performance Units (value creation contingent awards). Pursuant to the terms of Mr. Freidheim’s 2014 Performance Units award, if Mr. Freidheim’s employment is terminated by the company without cause, then his Performance Units award will remain outstanding for an additional period of six months following such termination of employment and will continue to be earned in accordance with its terms (subject to Mr. Freidheim’s execution and non-revocation of a release of claims within sixty days after the date of termination). In addition, in the event of a termination of Mr. Freidheim’s employment by the company without cause, by the company due to total disability, as the result of Mr. Freidheim’s death or by Mr. Freidheim for good reason following the occurrence of a sale of CDI, then subject to Mr. Freidheim’s execution and non-revocation of a release of claims within sixty days after the date of termination, the earned portion of Mr. Freidheim’s 2014 Performance Units award will become vested and will be settled within sixty days after the earlier of the six month anniversary following such termination of employment and September 15, 2019 (or, in the case of a termination due to Mr. Freidheim’s death, within sixty days after the date of such death). In the event of any other termination of employment, the unvested portion of Mr. Freidheim’s 2014 Performance Units award will be forfeited.

Pursuant to the terms of Mr. Arkless’ 2014 Performance Units award, if Mr. Arkless is provided a notice of termination by the company other than for cause (and not due to disability) and his employment is so terminated without cause (and not due to disability), then his Performance Units that are earned based on stock value will remain outstanding for an additional period of six months following such notice of termination and his Performance Units that are earned based on international business operating profit will remain outstanding until the last day of the fiscal quarter following the fiscal quarter in which such notice of termination is provided to Mr. Arkless, and in each case, such Performance Units will continue to be earned in accordance with their terms (subject to Mr. Arkless’ execution and non-revocation of a release of claims within sixty days after the date of termination). In addition, in the event the company provides Mr. Arkless with a written notice of termination of his employment not for cause or due to disability, Mr. Arkless’ employment is terminated due to death (and he had not previously provided a written notice to the company to terminate his employment, nor did the company previously provide Mr. Arkless with a written notice to terminate his employment for cause) or following a sale of CDI, Mr. Arkless provides the company with a notice to terminate his employment for good reason, in all cases, prior to September 30, 2019, then provided that Mr. Arkless’ employment so terminates, the earned portion of Mr. Arkless’ 2014 Performance Unit award will become vested and will be settled within sixty days after the earlier of the six month anniversary following such termination of employment and September 30, 2019 (or, in the case of a termination due to Mr. Arkless’ death, within sixty days after the date of such death). Such special vesting is subject to Mr. Arkless’ execution and non-revocation of a release of claims within sixty days after the date of termination. In the event of any other termination of employment, the unvested portion of Mr. Arkless’ 2014 Performance Unit award will be forfeited.

Pursuant to the terms of the 2014 Performance Units awards for Messrs. Castleman and Malan, if either executive’s employment is terminated by the company without cause, then his Performance Unit award will remain outstanding for an additional period of six months following such termination of employment and will continue to be earned in accordance with its terms (subject to the executive’s execution and non-revocation of a release of claims within sixty days after the date of termination). In addition, in the event of a termination of any such executive’s employment by the company without cause, by the company due to total disability, as the result of such executive’s death or by such executive for good reason following the occurrence of a sale of CDI, then subject to such executive’s execution and non-revocation of a release of claims within sixty days after the date of termination, the earned portion of such executive’s 2014 Performance Unit award will become vested and will be settled within sixty days after the earlier of the six month anniversary following such termination of employment and September 15, 2019 (or, in the case of a termination due to such executive’s death, within sixty days after the date of such death). In addition, if any portion of the performance requirements for the 2014 Performance

Unit awards for Messrs. Castleman or Malan have been satisfied on or after the second anniversary of the grant date of the award and prior to September 15, 2018, then the executive may elect to freeze the payout amount of the award as of the date of such election, and such executive will vest in such frozen payout amount on the earlier of (x) the first anniversary of the date on which such election is made, provided that the executive remains employed with the company through such first anniversary or (y) the date on which such executive’s employment is terminated by the company without cause or due to disability, by the executive for good reason following a sale of CDI, or as the result of the executive’s death. If the executive’s employment with the company terminates prior to the first anniversary of such election for any other reason, then the Performance Unit award will be forfeited. To the extent vested in connection with such an election, the Performance Units award will be settled in the same manner as described above.

As of the end of 2014, none of the performance goals for the Performance Unit awards held by the NEOs were satisfied.

“Clawback” Policy

The company can cancel and recoup (or “claw back”) from any employee in the CDI organization any incentive compensation or equity awards that were based on incorrect information, whether the error in the information occurred as a result of oversight, negligence or intentional misconduct (including fraud). Therefore, certain payments and benefits described in this section regarding “Potential Payments Upon Termination of Employment or Change in Control” may be subject to forfeiture and clawback under certain circumstances.

Tables for Potential Payments to the NEOs upon Termination of Employment or Change in Control

The first table below sets forth the benefits that each of the NEOs other than Ms. Eberhart and Mr. Larney would have received if a termination or separation from employment or a change in control of CDI had occurred on December 31, 2014. The second table below sets forth the actual severance benefits that Ms. Eberhart and Mr. Larney received or will receive in connection with their respective separations from employment. The actual amounts paid to an executive can only be determined at the time of the executive’s separation from the company, and so the actual amounts paid to executives other than Ms. Eberhart and Mr. Larney upon a termination of employment are likely to differ from the amounts set forth in the first table below.

Certain benefits which are provided generally to all salaried employees of CDI (such as a payment for accrued but unused time-off) are excluded from these tables. Certain benefits are contingent upon the executive signing a release and waiver of claims in favor of CDI, including covenants which prohibit the executive from disclosing proprietary or confidential information of CDI and from competing with the company or soliciting its customers or employees for a certain period after termination of their employment. Severance and other deferred compensation payments to the NEOs may be subject to a six-month delay following the executive’s termination of employment, if necessary to avoid the imposition of an additional 20% tax on such payments pursuant to Section 409A of the Internal Revenue Code.

Type of Payment or Benefit	Resignation ($)	Termination for Cause ($)	Termination Not for Cause ($)	Termination Due to Death or Disability ($)	Change in Control ($)
Scott Freidheim
Salary continuation (1)	0	0	300,000	0	0
Non-Equity Incentive Plan Compensation (2)	0	0	177,534	0	0
Accelerated vesting of TVDS (3)	0	0	195,507	142,720	0
Accelerated vesting of Stock Options (4)	0	0	7,190	0	0
Accelerated vesting of Performance Units (5)	0	0	0	0	0
Total	0	0	680,231	142,720	0

David Arkless
Salary continuation (1)	0	0	200,000	0	0
Non-Equity Incentive Plan Compensation (2)	0	0	50,630	0	0
Non-Equity Incentive Plan Compensation (HCM Profit Sharing) (6)	0	0	0	0	0
Accelerated vesting of TVDS (3)	0	0	30,644	0	0
Accelerated vesting of Performance Units (5)	0		0	0	0
Total	0	0	281,274	0	0

Michael Castleman
Salary continuation (1)	0	0	400,000	0	0
Non-Equity Incentive Plan Compensation (2)	0	0	49,863	0	0
Accelerated vesting of TVDS (3)	0	0	55,864	17,840	0
Accelerated vesting of Performance Units (5)	0	0	0	0	0
Total	0	0	505,727	17,840	0

Hugo Malan
Salary continuation (1)	0	0	400,000	0	0
Non-Equity Incentive Plan Compensation (2)	0	0	50,630	0	0
Accelerated vesting of TVDS (3)	0	0	40,859	0	0
Accelerated vesting of Performance Units (5)	0	0	0	0	0
Total	0	0	491,489	0	0

Type of Payment or Benefit	Amounts Paid and Payable in Connection with Termination of Employment ($)
Paulett Eberhart
Consulting fees (7)	590,192
Accelerated vesting of TVDS (3)	90,207
Grant of new TVDS (8)	0
Total	680,399
Robert Larney
Salary continuation (1)	475,010
Non-Equity Incentive Plan Compensation (2)	190,545
Outplacement services	15,000
Life insurance coverage (9)	491
COBRA reimbursements (10)	7,251
Expense reimbursements (11)	6,000
Total	694,297

Notes to the Tables for Potential Payments to the NEOs upon Termination of Employment or Change in Control:

(1)	Represents (i) six months of continued base salary for Messrs. Freidheim and Arkless and (ii) twelve months of continued base salary for Messrs. Castleman, Larney and Malan.

(2)	With respect to Messrs. Freidheim, Arkless, Castleman and Malan, this amount represents the pro-rata annual cash incentive bonus for 2014 (which, based on a termination date of December 31, 2014, is assumed to equal the applicable NEO’s actual 2014 annual cash incentive bonus). With respect to Mr. Larney, this amount represents his actual annual cash incentive bonus for 2014.

(3)	These dollar amounts represent: (a) in the event of a termination not for cause, the value of 10,959 shares of TVDS vesting on December 31, 2014 for Mr. Freidheim, 1,718 shares of TVDS vesting on December 31, 2014 for Mr. Arkless, 3,131 shares of TVDS vesting on December 31, 2014 for Mr. Castleman, 2,290 shares of TVDS vesting on December 31, 2014 for Mr. Malan and 5,344 shares of TVDS vesting on March 30, 2014 for Ms. Eberhart; and (b) in the event of death or disability, the value of 8,000 shares of TVDS vesting on December 31, 2014 for Mr. Freidheim and 1,000 shares of TVDS vesting on December 31, 2014 for Mr. Castleman. The value of shares of TVDS subject to accelerated vesting is based on the closing price of CDI stock on December 31, 2014, which was $17.71 per share (except in the case of Ms. Eberhart, where the value is based on the closing price of CDI stock on March 28, 2014, which was $16.88 per share). The dollar amounts also include the value of any additional shares which the executive would be entitled to receive upon vesting based on the aggregate dividends paid on CDI stock between the date of grant and the date of vesting. No deduction has been made for the taxes which would be payable by the executive upon the vesting of the shares of TVDS.

(4)	Represents the value of 2,959 Stock Options held by Mr. Freidheim that are subject to accelerated vesting, based on the amount by which the closing price of CDI stock on December 31, 2014 ($17.71 per share) exceeds the exercise price of the Stock Options ($15.28 per share). No deduction has been made for the taxes which would be payable by Mr. Freidheim upon exercise of the Stock Options.

(5)	Because the minimum level of achievement of the performance goals for the Performance Unit awards was not satisfied as of December 31, 2014, no value is reported in this row in connection with the accelerated vesting of such Performance Units.

(6)	Mr. Arkless was not eligible to earn a bonus based on the Company’s human capital management business (HCM) during 2014. Accordingly, no amount is included in this row.

(7)	Represents consulting fees earned by Ms. Eberhart for the period from March 31, 2014 through December 31, 2014.

(8)	No amount is shown in this row because the relevant stock performance goal was not achieved, and such TVDS award was forfeited on December 31, 2014. The grant date value of this TVDS award was $93,578.

(9)	Represents twelve months of life insurance coverage paid by the company.

(10)	Represents twelve months of continued health insurance benefits provided by the company, assuming that Mr. Larney continues to make the required medical benefit plan payments as in effect immediately before termination of employment.

(11)	Represents twelve months of expense reimbursements at the rate of $500 per month. Under his Separation Agreement, Mr. Larney may receive expense reimbursements of up to $500 per month during the twelve-month period following his separation date.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER CDI’S EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2014 for shares of CDI stock that may be issued under the Omnibus Stock Plan. The Omnibus Stock Plan was approved by CDI’s shareholders, and an Amended and Restated Omnibus Stock Plan is being submitted to shareholders for approval at the 2015 Annual Meeting (see Proposal Three).

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
	A	B		C
Equity compensation plans approved by security holders (1)	774,556	$15.63	(2)	499,016
Equity compensation plans not approved by security holders	—	—		—
Total	774,556	$15.63		499,016

Notes to the Table:

(1)	As of December 31, 2014, 53,504 shares would have been issuable to participants upon exercise of SARs under the Omnibus Stock Plan. Holders of SARs can, upon vesting, receive shares of CDI stock having a value equal to any appreciation in the market price of CDI stock on the date of exercise over the market price on the date of grant. Based on the market price of CDI stock on December 31, 2014 of $17.71, the market price exceeded the exercise price for 163,551 of the 186,834 SARs outstanding as of December 31, 2014. The weighted-average appreciation of these SARs was $5.79.

As of December 31, 2014, 179,031 shares would have been issuable to participants upon exercise of Stock Options under the Omnibus Stock Plan. Employee stock options generally vest ratably over a four to five year period and expire seven years from the date of grant.

As of December 31, 2014, 490,965 shares of TVDS were outstanding and held by various employees and directors. For most employees, the shares of TVDS generally vest 20% per year on the first five anniversaries of the date of grant, and TVDS will generally be forfeited prior to vesting if the holder’s employment with CDI ends prior to the applicable vesting date. For directors, the shares of TVDS vest on the third anniversary of the date of grant. Upon vesting, shares of TVDS are converted into an equal number of shares of CDI stock.

As of December 31, 2014, 10,787 SPP units were outstanding. Upon vesting, the holders are entitled to receive an equal number of shares of CDI stock under the Omnibus Stock Plan.

As of December 31, 2014, 40,269 shares of performance-based share awards were outstanding, vesting at various times over the course of the next two to five years if the applicable performance goals are met. This number is based on achieving the maximum level of performance, and so not all (or any) of those outstanding performance units may ultimately be earned.

As of December 31, 2014, 1,564,104 performance units were outstanding. This number is based on achieving the maximum level of performance, and so not all (or any) of those outstanding performance units may ultimately be earned. If and when shares under these awards are earned, they are converted into their then cash equivalent and settled in cash shortly after vesting. These awards are not factored into the number of securities to be issued upon exercise in column A above, but based on the terms of the Omnibus Stock Plan, have reduced the number of securities remaining available for issuance in column C above.

(2)	The weighted average exercise price relates to outstanding SARs and Stock Options. Not included in the calculation of the weighted average exercise price were shares of TVDS and performance-based share awards and shares of CDI stock issuable under the SPP.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

CDI seeks approval from its shareholders, in a non-binding advisory vote, of the compensation of the company’s Named Executive Officers (NEOs) as described in the Executive Compensation section beginning on page 23, including the Compensation Discussion and Analysis (CD&A) beginning on page 25 and the related compensation tables beginning on page 43. CDI submits this proposal to its shareholders on an annual basis. We are providing this vote as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended.

As described more fully in the CD&A, CDI’s executive compensation program is designed to promote a performance-based culture and aligns the interests of shareholders and executives through variable, at-risk compensation. Our compensation program is structured so that a large percentage of compensation is tied to the achievement of challenging levels of company performance. This was illustrated in 2014, when CDI hired a new CEO and three other top executives. Their compensation arrangements were structured to emphasize long-term rewards based primarily on the creation of shareholder value. Each of these executives agreed to take a significant portion of their compensation in the form of value creation contingent awards (performance units) that are dependent on CDI achieving share prices that are between two and three times the stock price at around the time of grant (and certain international operating profit goals in the case of one NEO). These awards do not pay off at all in the event of unattractive or modest returns for shareholders, but deliver sufficient levels of compensation to attract and motivate talented executives when there are strong shareholder returns. We believe that our compensation policies and procedures clearly reflect a pay-for-performance philosophy.

For the reasons set forth above and in the CD&A, we are asking our shareholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. This is commonly referred to as a “say-on-pay” resolution. While not binding on the company, the Board and the Compensation Committee value input from shareholders and will review and consider the voting results when making future executive compensation decisions.

The Board of Directors unanimously recommends a vote FOR Proposal Two, to approve, on an advisory basis, the compensation of our Named Executive Officers, as described above in the Executive Compensation section, including the CD&A and the related compensation tables and narrative discussion. Shares represented by the accompanying proxy will be voted FOR this proposal unless a contrary choice is specified.

PROPOSAL THREE

APPROVAL OF THE AMENDED AND RESTATED OMNIBUS STOCK PLAN

The Board of Directors (the “Board”) has adopted, and recommends that the shareholders approve, the CDI Corp. Amended and Restated Omnibus Stock Plan (the “Restated Plan”), which amends and restates in its entirety the version of the plan currently in effect (which was approved by our shareholders at our 2012 Annual Meeting) (the “Current Plan”). The general purpose of the Restated Plan is to provide an effective method of compensating employees, consultants and non-employee directors of the company and to align the interests of these individuals with those of the company’s shareholders. The Restated Plan will accomplish these goals by allowing eligible employees, consultants and directors of the company and its subsidiaries to receive awards of deferred stock, restricted stock, restricted stock units, performance units, stock options and stock appreciation rights (collectively, “awards”). If approved, the Restated Plan will allow the company to be able to grant awards that are treated as

“qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code and are exempt from the $1,000,000 deduction limits applicable to certain highly compensated executive officers (as described below in “Summary of U.S. Federal Income Tax Consequences – Million Dollar Deduction Limit”).

The Restated Plan will be administered by the Compensation Committee. All of the members of the Compensation Committee are independent under the listing standards of the NYSE. None of the members of the Compensation Committee receive additional compensation for administering the Restated Plan.

The Restated Plan is the same as the Current Plan in all material respects, except with respect to the following items:

•

Share Reserve: If this Proposal Three is approved by our shareholders, a total of 1,599,016 shares of CDI stock will be authorized for awards under the Restated Plan, less one share for every one share underlying an award granted under the Current Plan after December 31, 2014 and prior to the effective date of the Restated Plan. Shares underlying any portion of an award granted under the Current Plan or the Restated Plan that is forfeited without the issuance of shares, as well as shares used to pay the exercise price or tax withholding of awards granted under the Restated Plan or the Current Plan, will be added back to the number of shares available for issuance under the Restated Plan, as described below in “Summary of the Restated Plan – Shares of CDI Stock Available for Awards.” This represents an increase in the number of shares available for issuance of 1,100,000 shares of CDI stock. The total number of shares authorized for grant under the Restated Plan of 1,599,016, which is the sum of 1,100,000 new shares and 499,016 shares available for future issuance under the Current Plan as of December 31, 2014, equals approximately 8.4% of the outstanding shares of CDI stock as of March 17, 2015. Consistent with the Current Plan, no individual may be granted awards with respect to more than 750,000 shares under the Restated Plan during any calendar year.

•

Share Counting: Under the terms of the Restated Plan, awards granted on or after shareholder approval of this Proposal Three (which, for the avoidance of doubt, shall include any that were granted under the Current Plan but that are contingent on the approval by our shareholders of this Proposal Three) that are settled in cash instead of shares of CDI stock will not reduce or otherwise impact the number of shares available for grant under the Restated Plan.

•	Restricted Stock: The Restated Plan allows for the grant of restricted stock awards that are immediately vested.

•	Term: Unless terminated earlier, the Restated Plan will terminate on May 18, 2025 (the Current Plan was scheduled to terminate on May 3, 2022, unless terminated earlier)

•	Director Awards: The Restated Plan provides that directors may be granted options, in addition to options granted in respect of their retainer fees.

Basis for Board’s Adoption of the Restated Plan. Prior to adopting the Restated Plan, the Compensation Committee and the Board considered the various aspects of the Restated Plan, including the number of shares authorized under the Restated Plan, the cost of issuing additional shares, the impact of share dilution on our existing shareholders and the central role of equity-based incentive compensation in the company’s executive compensation program, as described more fully in the Compensation Discussion and Analysis section of this Proxy Statement. The Board’s purpose in adopting the Restated Plan was to ensure the longevity, effectiveness and administrative flexibility of the long-term equity incentive component of the company’s executive compensation program.

As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, in connection with the hiring of Messrs. Freidheim, Castleman and Malan, the Compensation Committee instituted a new equity-based compensation program designed to motivate our executives to achieve superior returns for our shareholders during the next several years. This program was implemented through performance unit grants under the Current Plan. Although these awards will be settled only in cash, as required by the terms of the Current Plan the available share pool under the Current Plan was reduced by the number of performance units (value creation contingent awards) granted to such individuals. Because of the size of these grants (which will be settled only in cash), a significant portion of the available share pool under the Current Plan has been depleted. The Restated Plan is intended to give the company the flexibility to grant new awards over the next several years to eligible employees, directors and consultants by increasing the number of shares available for issuance. If the Restated Plan is not approved by shareholders, the company will lose the flexibility to grant equity-based incentive awards at levels the Board and the Compensation Committee believe to be critical to motivating and rewarding the company’s service providers for their contributions to the success of the company and the growth in value of its stock.

Based on the foregoing considerations, the Board concluded that it is in the best interests of the company and its shareholders for its shareholders to approve the Restated Plan. The Board determined that the costs to the company’s shareholders of approving the Restated Plan would be outweighed by the benefits to be achieved by appropriately compensated and motivated employees. If the Restated Plan is approved, the Board and the Compensation Committee will continue to monitor and evaluate the benefits and risks to the company and its shareholders in granting the shares available for issuance under the Restated Plan.

Best Practices. The Restated Plan, like the Current Plan, includes a number of provisions that the company believes will reinforce the alignment between the interests of the participants in the Restated Plan and those of the company’s shareholders. These provisions include, but are not limited to, the following:

•	No Discounted Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	No Repricing, Replacement or Buy Back without Shareholder Approval. The company may not reprice, replace or buy back any stock option or SAR without shareholder approval.

•

Claw back. Awards granted under the Restated Plan are subject to mandatory repayment by the participant pursuant to the terms of any applicable company “clawback” or recoupment policy set forth in the participant’s award agreement or as required by applicable law.

•

No Transferability. No award may be transferred, assigned, pledged or encumbered by a participant except pursuant to the laws of descent and distribution or as approved by the Compensation Committee for estate planning or charitable purposes.

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Restated Plan can be automatically replenished.

•	No Automatic Grants. The Restated Plan does not provide for “reload” or other automatic grants to participants, though directors can elect to receive grants instead of their cash fees.

•	No Tax Gross-Ups. The Restated Plan does not provide for any tax gross-ups to participants.

•

Code Section 162(m). The Restated Plan is designed to allow the granting of awards that can satisfy the requirements for “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, subject to the approval of the Restated Plan by the company’s shareholders. Awards that satisfy these requirements are not subject to the $1 million limit on deductibility applicable to compensation paid to certain executives of the company.

Outstanding Awards / Three-Year Burn Rate. The following table sets forth information regarding outstanding awards under the Current Plan as of December 31, 2014, and excludes awards that may be settled only in cash.

Outstanding Options and SARs (000)	Weighted Average Exercise Price of Outstanding Options and SARs	Weighted Average Remaining Contractual Term of Outstanding Options and SARs (in years)	All Other Outstanding Awards (excluding Options and SARs) (000)
366	$15.07	4.12	542

The following table sets forth information regarding awards granted and/or vested under the Current Plan, the burn rate for each of the last three years and the average burn rate over the period of the last three years, in each case, for stock-settled awards. Awards that are settled in cash are not included in this analysis.

Year	Options and SARs Granted (000)	All Other Awards Granted (excluding Options and SARs) (000) (1)	Total Awards Granted (000)	Weighted Average Number of Shares of Common Stock Outstanding (000)	Burn Rate (2)
2014	94	378	472	19,577	2.4	% (3)
2013	127	150	277	19,422	1.4%
2012	172	154	326	19,344	1.7%
3-Year Average	131	277	358	19,448	1.8%

(1)	Shares granted include performance-based awards in the year in which they are vested and not in the year in which they are granted. Cash-settled performance awards are excluded.

(2)	The burn rate is calculated as (a) all option and SAR awards and all other time-based awards granted in a year, plus (b) stock-settled performance-based awards that vested in such year, the sum of which is then divided by the weighted average number of shares of CDI stock outstanding. All award types are counted on a one-for-one basis and cash settled awards are excluded.

(3)	The burn rate for 2014 was higher than in earlier years due to our hiring of four NEOs during 2014 and granting them TVDS awards covering 229,673 shares of CDI stock in the aggregate and option awards covering 50,000 shares of CDI stock in the aggregate.

A summary of the Restated Plan is provided below. This summary is qualified in its entirety by the full text of the Restated Plan, a copy of which is attached to this Proxy Statement as Appendix B.

Summary of the Restated Plan

Purpose of the Restated Plan. The purpose of the Restated Plan is to provide an effective method of compensating employees, consultants and non-employee directors of CDI, to align the interests of these individuals with those of CDI’s shareholders and, accordingly, to provide financial rewards that will allow CDI to (i) attract and retain management personnel and non-employee directors of outstanding ability, (ii) strengthen CDI’s capability to develop and maintain a highly skilled and motivated management team and Board, (iii) provide an effective means for selected management personnel and non-employee directors to acquire and maintain ownership of CDI stock, (iv) motivate selected management personnel to achieve long-range performance goals and objectives, and (v) provide incentive compensation opportunities competitive with those of other major corporations.

Eligibility and Participation. Any employee or consultant of CDI or any of its subsidiaries and any member of the Board who is designated as eligible by the Compensation Committee is eligible to participate in the Restated Plan. The Compensation Committee may determine which of the eligible employees, consultants and directors will receive awards. Approximately 9,200 employees and eight non-employee directors were eligible to participate in the Restated Plan as of February 28, 2015.

Types of Awards. Under the Restated Plan, eligible participants may receive awards of options (including incentive stock options and non-qualified stock options), SARs, deferred stock, restricted stock, RSUs and performance units.

Shares of CDI Stock Available for Awards. If this Proposal Three is approved by our shareholders, a total of 1,599,016 shares of CDI stock will be authorized for awards under the Restated Plan, less one share for every one share underlying an award granted under the Current Plan after December 31, 2014 and prior to the effective date of the Restated Plan. The following will be added back to the number of shares then available for issuance under the Restated Plan on any date: (i) the number of shares underlying the portion of an award granted under the Restated Plan that is cancelled, forfeited, terminated or lapses without the issuance of shares, (ii) the number of shares underlying the portion of an outstanding award granted under the Current Plan that is cancelled, forfeited, terminated or lapses without the issuance of shares and (iii) the number of shares tendered in payment of the exercise price or withholding taxes in respect of an award granted under the Current Plan or the Restated Plan. Awards granted under the Restated Plan (which, for the avoidance of doubt, shall include any that were granted under the Current Plan but that are contingent on the approval by our shareholders of this Proposal Three), that are settled in cash will not count against or reduce the number of shares authorized for issuance under the Restated Plan, even if such awards are denominated in shares. Shares of CDI stock that were (i) issued under awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the company or (ii) granted under a stockholder approved plan of an acquired company (adjusted to reflect the transaction) shall not reduce the number of shares available for issuance under the Restated Plan. No more than 1,599,016 shares of CDI stock may be issued pursuant to the exercise of incentive stock options, and no individual may receive awards under the Restated Plan with respect to more than 750,000 shares of CDI stock during any single calendar year. The shares of CDI stock issuable under the Restated Plan may be treasury shares or authorized but unissued shares.

Administration. The Compensation Committee, or a subcommittee thereof, will administer the Restated Plan. The Compensation Committee is comprised solely of persons who are “outside directors” as defined under Section 162(m) of the Code, are “non-employee directors” under Section 16 of the Exchange Act, and are “independent” of CDI within the meaning of applicable New York Stock Exchange rules. The Compensation Committee will have all necessary powers to administer the Restated Plan, including, without limitation, the power to (i) interpret the Restated Plan; (ii) adopt and amend regulations for carrying out the Restated Plan; (iii) designate participants; (iv) determine the type and amounts of awards; (v) establish the terms and conditions of awards; (vi) determine the applicable term and vesting schedule of awards and enter into award agreements with participants; (vii) determine whether, to what extent and when an award will be made on a tandem basis with other awards; (viii) grant awards that are transferable by the recipient; (ix) determine the effect of a change in control of CDI upon outstanding awards (as described in more detail below); (x) determine the fair market value of an award; (xi) condition the grant or vesting of an award on the achievement of performance goals determined by the Compensation Committee; and (xii) delegate specific duties and responsibilities to other named persons. The company may not reprice, replace or repurchase any stock option, SAR or other award without shareholder approval, except that the Board may make appropriate adjustments in the event of a change in CDI’s capital structure or in connection with a change in control.

Performance Goals. As described above, the Compensation Committee may condition any award upon the holder’s achievement of a performance goal that is established by the Compensation Committee. A performance goal is a goal that must be met by the end of a period specified by the Compensation Committee (but that is substantially uncertain to be met before the grant of the award) based upon any, or any combination, of the following, whether measured absolutely or relative to the company’s peers, market indices or other specified benchmarks: (i) the price of CDI stock, (ii) the market share of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (iii) sales or growth in sales by the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (iv) earnings measures/ratios (on a gross, net, pre-tax or post-tax basis) of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA), (v) return on shareholder equity of the company, including total shareholder return, (vi) costs of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (vii) cash flow, per-period or cumulative cash flow (including, but not limited to, operating cash flow and free cash flow) or cash flow return on investment of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (viii) return on total assets of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (ix) return on invested capital of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (x) return on net assets of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (xi) operating income of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (xii) net income of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (xiii) operating profit (before or after-tax) of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (xiv) cost of capital of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (xv) individual objectives, (xvi) improvement in or attainment of working capital levels of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (xvii) debt reduction of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (xviii) strategic innovation, including, but not limited to, entering into, substantially completing, or receiving payments under, relating to or deriving from a joint development agreement, licensing agreement or similar agreement; (xix) the consummation of one or more acquisitions of a certain size as measured by one or more of the financial criteria listed herein; (xx) balance sheet measurements, such as receivable turnover, of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary (xxi) expense levels of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (xxii) debt reduction of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (xxiii) gross, direct or operating margin of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary, (xxiv) customer or employee satisfaction or (xxv) solely with respect to awards that are not intended to constitute “qualified performance-based compensation” for purposes of Section 162(m), such other financial or operating metrics as the Compensation Committee may determine, as it relates to the results of operations or other measurable progress of the company or a subsidiary or any business unit, division or segment of the company or a subsidiary. Performance goals may be measured before or after-tax. The Compensation Committee shall have discretion to determine the specific targets with respect to each of these categories. Before any award conditioned on the achievement of one or more performance goals shall be paid or otherwise result in current compensation to a participant, the Compensation

Committee shall determine that such performance goals have been achieved. In determining whether performance goals have been met, the Compensation Committee may consider the effect of extraordinary items, special charges or gains, restated financial results to reflect an accounting change, changes in law or accounting rules or other unusual and infrequent events, including, without limitation (a) asset write-downs; (b) significant litigation or claim judgments or settlements; (c) any reorganization or restructuring programs or change in the corporate structure or capital structure of the company or a subsidiary; (d) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to shareholders for the applicable year or period; (e) acquisitions or divestitures; (f) any other specific unusual or nonrecurring events or objectively determinable category thereof; (g) foreign exchange gains and losses; and (h) a change in the company’s fiscal year.

Non-Employee Director Retainer Fee Awards. Prior to the beginning of the calendar year that includes the start of the twelve month period commencing on the date of CDI’s annual shareholders’ meeting (such twelve month period, the “retainer fee year”), an eligible non-employee director may elect to have all or a portion of his or her retainer fee for the retainer fee year paid in the form of an award (other than performance units) under the Restated Plan. The number of shares subject to the award will have a fair value equal to the fees the director elects to have paid to him or her in the form of an award. Unless otherwise determined by the Compensation Committee, the award will vest at the end of the retainer fee year for which the director elected to receive the award. If a director ceases to be a member of the Board for any reason other than removal for cause, unvested awards will be forfeited, with the amount of the retainer fee earned being paid to the director in cash, and vested awards that have not been exercised or settled prior to the termination date will remain exercisable or be settled in accordance with their terms. If a director is removed for cause, the director will immediately forfeit all awards, whether vested or unvested, for no consideration due therefor and be paid in cash any unpaid retainer fees earned through the date of such termination.

Option Awards. The Compensation Committee may grant options to participants to purchase a specified number of shares of CDI stock from CDI for a specified time period at a fixed price. Such options may be either incentive stock options or non-qualified stock options. Grants of options will be evidenced by option agreements. Dividends will not accrue on options and dividend equivalent rights will not be granted with respect to options (however, options may be adjusted to reflect the payment of stock dividends and extraordinary cash dividends).

The price per share at which CDI stock may be purchased upon exercise of an option will be determined by the Compensation Committee, but will not be less than the fair market value (as such term is defined in the Restated Plan) of a share of CDI stock on the date of grant. In the case of any incentive stock option granted to a more than ten percent shareholder, the option price will not be less than 110% of the fair market value of a share of CDI stock on the date of grant. The option agreements will specify when an option may be exercisable and the terms and conditions applicable thereto. The term of an incentive stock option will in no event be greater than five years in case of any option granted to a more than ten percent shareholder, and in all other cases the term of an option will be no greater than seven years.

The option price of the shares of CDI stock received upon the exercise of an option shall be paid within three days after the date of exercise: (i) in cash, (ii) with the consent of the Compensation Committee, with the proceeds received from a broker-dealer whom the option holder has authorized to sell all or a portion of the CDI stock covered by the option, (iii) with the consent of the Compensation Committee, in whole or in part by the withholding of shares otherwise deliverable upon exercise of the option, or (iv) with the consent of the Compensation Committee, in whole or in part in shares of CDI stock valued at their fair market value on the exercise date.

SARs. An award of SARs is a grant by CDI to the recipient of the right to receive, upon exercise of the SAR, an amount not greater than the increase in the fair market value of a specified number of shares of CDI stock from the date of grant of the SAR to the date of exercise, payable in cash, CDI stock or restricted stock as selected by the Compensation Committee. An SAR may be issued in conjunction with an option, and the exercise of the SAR will automatically cancel the related option (a “Tandem SAR”). Similarly, the exercise of the related option will automatically cancel the Tandem SAR. An SAR will be evidenced by an SAR agreement, which will specify when an SAR may be exercisable and the terms and conditions applicable thereto. The term of an SAR will be no greater than seven years. The grant price of an SAR will not be less than the fair market value (as such term is defined in the Restated Plan) of a share of CDI stock on the date of grant, except that the grant price of a Tandem SAR in connection with an incentive stock option granted to a more than ten percent shareholder will not be less than 110% of the fair market value of a share of CDI stock on the date of grant. Dividends will not accrue on SARs and dividend equivalent rights will not be granted with respect to SARs (however, SARs may be adjusted to reflect the payment of stock dividends and extraordinary cash dividends).

Deferred Stock Awards. An award of deferred stock is an agreement by CDI to deliver to the recipient a specified number of shares of CDI stock at the end of a specified deferral period or periods or upon the meeting of specified performance goals, as evidenced by a deferred stock agreement. At the discretion of the Compensation Committee, the deferred stock agreement may provide for the payment of dividend equivalents, which will be accrued during the deferral period and paid, if at all, at the end of the deferral period in the number of additional shares of CDI stock that could be purchased (based on their then fair market value) with the sum of the dividend equivalents that otherwise would have been paid during the deferral period or, at the discretion of the Compensation Committee, in an equivalent amount of cash. Dividend equivalents payable with respect to deferred stock that vests only upon the achievement of one or more performance goals will not be paid unless and until such deferred stock vests. The Compensation Committee may in its discretion accelerate the deferral period or waive the requirements for delivery of deferred shares.

Restricted Stock Awards. An award of restricted stock is a grant to the recipient of a specified number of shares of CDI stock which are subject to forfeiture upon specified events and which are held in escrow by CDI during the restriction period. Such award will be evidenced by a restricted stock agreement, which will specify the duration of the restriction period and the performance, employment or other conditions under which the restricted stock may be forfeited to CDI. During the restriction period, the holder will have the right to vote the shares of restricted stock subject to the restricted stock agreement. At the discretion of the Compensation Committee, the restricted stock agreement may also provide for the payment of dividends, which will be accrued during the restriction period and paid, if at all, at the end of the restriction period in the number of additional shares of CDI stock that could be purchased (valued at their then fair market value) with the sum of the dividends accrued during the restriction period or, at the discretion of the Compensation Committee, in an equivalent amount of cash. Dividends payable with respect to restricted stock that vests upon the achievement of one or more performance goals will not be paid unless and until the restrictions on such restricted stock have lapsed. In addition, the Compensation Committee may grant restricted stock awards that are fully vested on grant, and therefore have no restricted period. The Compensation Committee may in its discretion modify or accelerate the restriction period.

RSUs. Unlike restricted stock awards, RSUs do not constitute shares of CDI stock. Instead, RSUs are a book-entry device for the measurement and determination of amounts to be paid to a participant under the Restated Plan, which amounts are based on the fair market value of shares of CDI stock underlying the RSUs. Awards of RSUs will be evidenced by an RSU agreement. Upon the vesting of an award of RSUs, the participant will be entitled to receive an amount equal to the then fair market value of the shares of CDI stock underlying the RSU. RSUs may be settled in cash, shares of CDI stock, restricted stock or any other manner or combination of such methods as determined in the discretion of the Compensation Committee. At the discretion of the Compensation Committee, the RSU agreement may provide for the payment of dividend equivalents, which will be accrued during the restriction period and paid, if at all, at the end of the restriction period in the number of additional shares of CDI stock that can be purchased (based on their then fair market value) with the sum of the dividend equivalents accrued during the restriction period or, at the discretion of the Compensation Committee, in an equivalent amount of cash. Dividend equivalents payable with respect to RSUs that vest upon the achievement of one or more performance goals will not be paid unless and until such RSUs vest. The Compensation Committee may in its discretion modify or accelerate the restriction period.

Performance Units. Performance units are book entry units, each representing the right to acquire a share of CDI stock or an equivalent amount in cash if specified performance goals are met by the end of a period specified by the Compensation Committee. Grants of performance units will be evidenced by a performance unit agreement. The Compensation Committee establishes performance goals based on the performance criteria described above. As a condition to the grant of performance units, the Compensation Committee may require the recipient of performance units to pay up to the fair market value of the CDI stock underlying the performance units, determined as of the date of the grant. Unless otherwise provided in the participant’s performance unit agreement, if the recipient terminates employment before the end of a performance period for any reason other than death, disability or retirement, all performance units awarded to the participant for the performance period will be cancelled. If the recipient’s employment terminates before the end of a performance period due to death, disability or retirement, any performance units held at such time shall remain outstanding and any shares of CDI stock earned with respect to such performance units shall be paid to the participant or his legal representative, estate or heirs, as applicable, following the close of the performance period, in accordance with the applicable performance unit agreement. If the applicable performance unit agreement provides for the payment of dividend equivalents, such dividend equivalents will not be paid unless and until the applicable performance goals are satisfied, and any such payments may, at the discretion of the Compensation Committee, be made in cash or additional shares of CDI stock.

Changes in Capital Structure. The Restated Plan provides that in the event of a reorganization, recapitalization, stock split, spinoff, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in CDI’s corporate structure affecting CDI stock, or any distribution to shareholders other than a regular cash dividend, the Board shall make the appropriate adjustment in the number and kind of shares authorized by the Restated Plan, the maximum number of shares that may be subject to awards to a participant in any one calendar year and other adjustments to outstanding awards as it deems appropriate. The Compensation Committee will to the extent it deems equitable also make appropriate adjustments to the terms of awards to reflect such changes and modify other terms of outstanding awards on an equitable basis, including modifications of performance goals and the length of performance periods.

Change in Control. Upon a “change in control” (as defined in the Restated Plan), the Compensation Committee may, in its discretion: (i) accelerate the vesting and exercisability of awards made under the Restated Plan; (ii) cancel any outstanding awards in exchange for a cash payment of an amount (including zero) equal to the excess of the then fair market value of the shares of CDI stock underlying the award less the applicable exercise price, if any; (iii) after having given the award holder a chance to exercise any outstanding options or SARs, terminate any or all of the award holder’s unexercised options or SARs; (iv) if CDI is not the surviving corporation, cause the surviving corporation to assume or replace all outstanding awards with comparable awards; (v) with respect to any award whose vesting is performance-based, make such adjustments to such award as it deems appropriate, including, without limitation, converting the vesting of the award from performance-based to time-based vesting; and (vi) take such other action as it may determine appropriate to enable participants to realize the fair value of their awards.

Effective Date, Termination and Amendment. The Restated Plan will become effective on the date in which it is approved by our shareholders. The Board has authority to amend, suspend or terminate the Restated Plan at any time. However, certain amendments require the approval of a majority of the votes cast by all shareholders entitled to vote. Without shareholder approval, no amendment may be made: (i) increasing the maximum number of shares available under the Restated Plan (except for adjustments in the event of a change in CDI’s capital structure); (ii) changing the categories of persons eligible to participate under the Restated Plan; (iii) modifying the maximum number of shares of CDI stock that an individual may receive in a calendar year (except for adjustments in the event of a change in CDI’s capital structure); (iv) repricing, replacing or buying back for cash any stock option or SAR (except in connection with a change in CDI’s capital structure or a change in control of CDI); or (v) changing the Board’s power to amend, suspend or terminate the Restated Plan. Termination of the Restated Plan will not affect outstanding awards. Unless earlier terminated by the Board, the Restated Plan will terminate on May 18, 2025, and no new awards will be granted under the Restated Plan thereafter.

Transferability. No award may be pledged, assigned, transferred or otherwise hypothecated, except by will or by the laws of descent and distribution, and any attempt to do so shall be void and the relevant award shall be forfeited. Notwithstanding the foregoing, the Compensation Committee may grant awards (other than incentive stock options and awards that are subject to the deferred compensation rules of the tax code) that are transferable without consideration by the participant during his or her lifetime with the approval of the Compensation Committee to the participant’s spouse or lineal descendants, a trust for the exclusive benefit of such family members or a partnership or other entity of which only such family members are beneficial owners. In addition, with the approval of the Compensation Committee, the participant may transfer an award (other than incentive stock options and awards that are subject to the deferred compensation rules of the tax code), without consideration, to a charitable foundation or other such organization. Any such transferee will be subject to the provisions of the applicable award agreement and any additional restrictions the Compensation Committee deems necessary or appropriate.

Cancellation of Awards and Repayment of Gains. The Board may, in its sole discretion (unless the right to do so has been specifically waived in an award agreement), cancel any outstanding awards held by a participant, require the participant to repay to CDI an amount equal to any gains derived with respect to such award, or both, if the Board, in its sole discretion, determines that such participant has entered into or intends to enter into competition with CDI. In addition, any award that constitutes “incentive-based compensation” within the meaning of Section 10D of the Exchange Act will be subject to forfeiture and claw-back by CDI in the manner required by Section 10D(b)(2) of the Exchange Act and the applicable rules and regulations promulgated thereunder.

New Plan Benefits

Pursuant to his employment agreement, David Arkless was granted a cash settled performance unit award (also referred to as a value creation contingent award) covering 603,362 shares of CDI stock, but subject to shareholder approval of this Proposal Three. Because such award will be settled only in cash, it will not reduce or otherwise impact the number of shares that can be issued under the Restated Plan. If the shareholders do not approve this Proposal Three, Mr. Arkless’ grant of performance units will be forfeited. No other employees, directors or consultants have been promised any grants under or have any rights to receive any grants under the Restated Plan.

Restated Plan
Name and Current Position	Number of Performance Units Granted
David Arkless, Executive Vice President and President, International	603,362

Summary of U.S. Federal Income Tax Consequences

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the Restated Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that might apply to a participant based on his or her particular circumstances, nor does it address state, local or foreign income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE RESTATED PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME TAX OR OTHER TAX CONSIDERATIONS.

Incentive Stock Options. Upon the grant of an incentive stock option, the option holder will not recognize any income. In addition, no income for regular income tax purposes will be recognized by an option holder upon the exercise of an incentive stock option if the requirements of the Restated Plan and the Code are satisfied, including the requirement that the option holder remain employed by CDI or a subsidiary during the period beginning on the date of grant and ending on the day three months (or, in the case of the option holder’s disability, one year) before the date the option is exercised. If an option holder has not remained an employee of CDI or a subsidiary during the period beginning on the date of grant of an incentive stock option and ending on the day three months (or one year in the case of the option holder’s disability) before the date the option is exercised, the exercise of such option will be treated as the exercise of a non-qualified stock option and will have the tax consequences described below in the section entitled “Non-Qualified Stock Options.”

The federal income tax consequences of a subsequent disposition of the shares of CDI Stock acquired pursuant to the exercise of an incentive stock option depends upon when the disposition of such shares occurs and the type of such disposition.

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If the disposition of such shares occurs more than two years after the date of grant of the incentive stock option and more than one year after the date of exercise, any gain or loss recognized upon such disposition will be long-term capital gain or loss and CDI or a subsidiary, as applicable, will not be entitled to any income tax deduction with respect to such incentive stock option.

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If the disposition of such shares occurs within two years after the date of grant of the incentive stock option or within one year after the date of exercise (a “disqualifying disposition”), the excess, if any, of the amount realized over the option price will be treated as taxable income to the option holder and, subject to Section 162(m) of the Code, CDI or a subsidiary, as applicable, will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder on such disposition. The amount of ordinary income recognized by the option holder in a disqualifying disposition (and the corresponding deduction to CDI or a subsidiary, as applicable) is limited to the lesser of the gain on such sale and the difference between the fair market value of the shares on the date of exercise and the option price. Any gain realized in excess of this amount will be treated as short-term or long-term capital gain (depending upon whether the shares have been held for more than one year). If the option price exceeds the amount realized upon such a disposition, the difference will be short-term or long-term capital loss (depending upon whether the shares have been held for more than one year).

If a participant is subject to the Alternative Minimum Tax (“AMT”), the tax consequences to the participant may differ from those described above. Under the AMT, a taxpayer will be required to pay an alternative minimum tax if the taxpayer’s “tentative minimum tax” (as defined in Section 55 of the Code) exceeds his or her regular tax for the year in question. For purposes of calculating the AMT, upon the exercise of an incentive stock option, a taxpayer is required to include in his “alternative minimum taxable income” (as defined in Section 55 of the Code) for the taxable year in which such exercise occurs an amount equal to the amount of income the taxpayer would have recognized if the option had not been an incentive stock option (i.e., the difference between the fair market value of the shares of CDI stock on the date of exercise and the option price). As a result, unless the shares of CDI stock acquired upon the exercise of the incentive stock option are disposed of in a taxable transaction in the same year in which such option is exercised, the option holder may incur AMT as a result of the exercise of an incentive stock option.

Except as provided in the paragraph immediately below, if an option holder elects to tender shares of CDI stock in partial or full payment of the option price for shares to be acquired upon the exercise of an incentive stock option, the option holder will not recognize any gain or loss on such tendered shares. No income will be recognized by the option holder with respect to the shares received by the option holder upon the exercise of the incentive stock option if the requirements of the Restated Plan and the Code described above are met. The number of shares received equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. Shares of CDI stock received in excess of the number of shares surrendered will have a tax basis of zero. The holding period of the shares received equal to the number of shares tendered will be the same as such tendered shares’ holding period, and the holding period for the excess shares received will begin on the date of exercise. Solely for purposes of determining whether a disqualifying disposition has occurred with respect to such shares received upon the exercise of the incentive stock option, all shares are deemed to have a holding period beginning on the date of exercise.

If an option holder tenders shares of CDI stock that were previously acquired upon the exercise of an incentive stock option in partial or full payment of the option price for shares to be acquired upon the exercise of another incentive stock option, and each such exercise occurs within two years after the date of grant of such incentive stock option or within one year after such shares were transferred to the option holder, the tender of such shares will be a disqualifying disposition with the tax consequences described above regarding disqualifying dispositions. The shares of CDI stock acquired upon such exercise will be treated as shares of CDI stock acquired upon the exercise of an incentive stock option and the holding period of such shares for capital gains purposes will begin on the date of exercise.

If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Provided the applicable conditions of section 162(m) of the Code are met (those conditions, which apply to the NEOs are described in more detail below), CDI will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. The amount of such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Non-Qualified Stock Options. An option holder will not recognize taxable income, and CDI or a subsidiary, as applicable, is not entitled to a deduction, when a non-qualified stock option is granted. Upon the exercise of a non-qualified stock option, an option holder will recognize compensation taxable as ordinary income equal to the excess of the fair market value of the shares received over the option price of the non-qualified stock option and, subject to Section 162(m) of the Code, CDI or a subsidiary, as applicable, will be entitled to a corresponding deduction. An option holder’s tax basis in the shares of CDI stock received upon the exercise of a non-qualified stock option will be equal to the fair market value of such shares on the exercise date, and the option holder’s holding period for such shares will begin at that time. Upon the subsequent sale of the shares received in exercise of a non-qualified stock option, the option holder will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the option holder’s tax basis in such shares.

If a non-qualified stock option is exercised in whole or in part with shares of CDI stock held by the option holder, the option holder will not recognize any gain or loss on such tendered shares. The number of shares received by the option holder upon such an exchange that are equal in number to the number of tendered shares will retain the tax basis and the holding period of the tendered shares for capital gain purposes. The shares received by the option holder in excess of the number of shares used to pay the exercise price of the option will have a basis equal to the fair market value on the date of exercise and their holding period will begin on such date.

Deferred Stock. A participant will recognize no taxable income when deferred stock is granted, and CDI, or a subsidiary, as applicable, is not entitled to a deduction upon such grant. When the award is settled and the participant receives shares of CDI stock, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares at that time and, subject to Section 162(m) of the Code, CDI or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant’s tax basis in shares of CDI stock received at the end of a deferral period will be equal to the fair market value of such shares when the participant receives them, and the participant’s holding period will begin on such date. Upon the sale of such shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands. Dividend equivalents will be taxable to participants upon distribution as compensation, and accordingly, the participant will recognize ordinary income (not dividend income) in such amount and, subject to Section 162(m) of the Code, CDI or a subsidiary, as applicable, will receive a corresponding deduction. In addition, as discussed below, deferred stock awards may be considered deferred compensation that must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion and tax penalties.

Restricted Stock. Restricted stock may be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such restricted stock does not make the election described below, the participant does not recognize any taxable income upon the receipt of restricted stock and CDI or a subsidiary, as applicable, is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares and, subject to Section 162(m) of the Code, CDI or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to the fair market value of such restricted stock when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin on such date. Upon a subsequent sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving restricted stock may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income with respect to the shares when such shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking into account restrictions other than restrictions that by their terms will never lapse), less any amount paid for the shares. Subject to Section 162(m) of the Code, CDI or a subsidiary, as applicable, will be entitled to a corresponding deduction at that time. By making a

Section 83(b) election, the participant will recognize no additional ordinary compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize short-term or long-term capital gain or loss with respect to the shares when they are sold, depending upon whether the shares have been held for more than one year at the time of sale. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares will begin at that time. If the shares are subsequently forfeited, the participant will not be entitled to a deduction as a result of such forfeiture, but will be entitled to claim a short-term or long-term capital loss (depending upon whether the shares have been held for more than one year at the time of forfeiture) with respect to the shares to the extent of the consideration paid by the participant for such shares.

Generally, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation taxable as ordinary income (not dividend income) received by the participant and, subject to Section 162(m) of the Code, CDI or a subsidiary, as applicable, will receive a corresponding deduction. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made or which are paid after the restriction period lapses generally will be treated and taxed as dividend income.

Restricted stock that is fully vested on grant will generally have the same tax treatment as the restricted stock award with respect to which a Section 83(b) election is made.

SARs. A participant will recognize no taxable income, and CDI or a subsidiary, as applicable, is not entitled to a deduction, when an SAR is granted. Upon exercise or settlement of an SAR, a participant will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received and, subject to Section 162(m) of the Code, CDI or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant’s tax basis in shares of CDI stock received upon the exercise of an SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon the sale of shares of CDI stock received in exercise of an SAR, the participant will recognize short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

RSUs. A participant will recognize no taxable income when RSUs are granted, and CDI or a subsidiary, as applicable, is not entitled to a deduction upon such grant. When the award is settled and the participant receives shares of CDI stock, the participant will recognize compensation taxable as ordinary income equal to the amount of cash received or the fair market value of the shares at that time (as applicable) and, subject to Section 162(m) of the Code, CDI or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant’s tax basis in shares of CDI stock received at the end of a restriction period will be equal to the fair market value of such shares when the participant receives them, and the participant’s holding period will begin on such date. Upon the sale of such shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands. Dividend equivalents will be taxable to participants upon distribution as compensation, and accordingly, the participant will recognize ordinary income (not dividend income) in such amount and, subject to Section 162(m) of the Code, CDI or a subsidiary, as applicable, will receive a corresponding deduction. In addition, as discussed below, RSUs may be considered deferred compensation that must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion and tax penalties.

Performance Units. A participant recognizes no taxable income and CDI is not entitled to a deduction when performance units are awarded. When the performance units vest and become payable upon the achievement of the performance objectives, the participant will recognize ordinary income equal to the amount of cash received or the fair market value of the shares received minus any amount paid for the shares (as applicable), and, subject to Section 162(m) of the Code, CDI or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant’s tax basis in shares of CDI stock received upon payment will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the participant’s tax basis in the shares.

Withholding. Participants will be responsible for making appropriate provision for all taxes required to be withheld in connection with any awards, exercises and transfers of shares of CDI stock pursuant to the Restated Plan. This includes responsibility for all applicable federal, state, local or foreign withholding taxes. In the case of the payment of awards in CDI stock or the exercise of options or SARs, if a participant fails to make such provision, CDI can withhold from the payment that number of shares of CDI stock (or that amount of cash, in the case of a cash payment) which has a fair market value equal to the participant’s tax obligation.

Million Dollar Deduction Limit. Under Section 162(m) of the Code, CDI or a subsidiary, as applicable, generally may not deduct remuneration paid to the chief executive officer of CDI and the three next highest paid executive officers other than the chief financial officer (as disclosed in CDI’s proxy statement) to the extent that such remuneration exceeds $1,000,000, unless such remuneration is performance-based compensation. Under the Restated Plan, the Compensation Committee may, in its discretion, grant awards that are intended to qualify as performance-based compensation.

Nonqualified Deferred Compensation. Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any award that provides for the deferral of compensation, such as deferred stock and restricted stock units that are settled more than two and one-half months after the end of the year in which they vest, must comply with Section 409A of the Code. If the requirements of Section 409A of the Code are not met, all amounts deferred under the Restated Plan during the taxable year and all prior taxable years (to the extent not already included in gross income) will be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually received. In addition, such violation will result in an additional tax to the participant of 20% of the deferred amount plus applicable interest computed from the date the award was earned, or if later, the date on which it vested. Participants are urged to consult their tax advisors to determine if Section 409A of the Code has any impact on their awards.

Excess Parachute Payments. If the vesting and/or payment of an award made to a “disqualified individual” (as defined in Section 280G of the Code) occurs in connection with a change in control of CDI, such vesting and/or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Section 280G of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by such “disqualified individual” and Section 280G of the Code would prevent CDI or a subsidiary or affiliate, as applicable, from deducting such “excess parachute payment.”

The Board of Directors unanimously recommends a vote “FOR” Proposal Three, approving the Amended and Restated Omnibus Stock Plan. Shares represented by the accompanying proxy will be voted FOR this proposal unless a contrary choice is specified.

PROPOSAL FOUR

APPROVAL OF THE EXECUTIVE BONUS PLAN

Introduction

The Board adopted, subject to shareholder approval, the CDI Corp. Executive Bonus Plan (the “Executive Bonus Plan”). The purpose of the Executive Bonus Plan is to provide additional compensation for selected employees of CDI and its subsidiaries based on the achievement of performance goals. The Executive Bonus Plan allows for the payment of bonuses that are intended to satisfy the requirements of “qualified performance-based compensation” (“Qualified Bonuses”), and therefore not be subject to the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), as well as bonuses that do not qualify and would be subject to such deduction limitations (“Non-Qualified Bonuses”). The Compensation Committee will determine whether any particular bonus granted under the Executive Bonus Plan will be in the form of Qualified Bonuses or Non-Qualified Bonuses. Because the Company’s executive officers may participate in and receive payments under the Executive Bonus Plan, our executive officers have an interest in this proposal.

Upon the approval by our shareholders of the Executive Bonus Plan, the CDI Corp. 2011 CEO Cash Bonus Plan will terminate and no further amounts will be paid thereunder.

Summary of the Executive Bonus Plan

The following general description of certain features of the Executive Bonus Plan is qualified in its entirety by reference to the Executive Bonus Plan, a copy of which is attached as Appendix C to this Proxy Statement.

Purpose

The general purpose of the Executive Bonus Plan is to provide additional compensation opportunities for selected employees of CDI or its subsidiaries based on the achievement of pre-determined, objective performance goals.

Administration

The Executive Bonus Plan will be administered by the Compensation Committee of the Board comprised of two or more non-employee directors, all of whom qualify as “outside directors” within the meaning of Section 162(m). Subject to the other provisions of the Executive Bonus Plan, the Compensation Committee has the authority to:

•	select employees to participate in the Executive Bonus Plan;

•	establish and administer performance goals and bonus opportunities applicable to the selected employees of CDI or its subsidiaries and certify whether the performance goals have been attained;

•	construe and interpret the Executive Bonus Plan and any agreement or instrument entered into under or in connection with the Executive Bonus Plan;

•	establish, amend and waive rules and regulations for the Executive Bonus Plan’s administration;

•	make adjustments to performance goals in accordance with the terms of the Executive Bonus Plan in order to prevent dilution or enlargement of the rights of participants;

•	determine whether a bonus will be intended to be a Qualified Bonus or a Non-Qualified Bonus; and

•	make all other determinations that may be necessary or advisable for the administration of the Executive Bonus Plan.

Eligibility

All employees of CDI and its subsidiaries who are selected by the Compensation Committee are eligible to participate in the Executive Bonus Plan and be granted incentive compensation bonuses.

Bonuses

The Compensation Committee will establish the period over which performance is measured to determine whether a bonus has been earned, the performance goals applicable to each bonus and whether a bonus will be intended to be a Qualified Bonus or a Non-Qualified Bonus. Each performance period can be one or more consecutive fiscal years, or any portion thereof. In determining the criteria relating to a Qualified Bonus, the Compensation Committee may not retain any discretion to increase the amount of bonuses that otherwise would be due upon attainment of the relevant performance goals. However, with respect to both Qualified Bonuses and Non-Qualified Bonuses, the Compensation Committee may exercise negative discretion to reduce any amount of the bonus that otherwise would be payable upon the attainment of the relevant performance goals.

The maximum aggregate bonus amount payable to any participant for all performance periods that commence during the same calendar year is $6,500,000. As indicated below under the New Plan Benefits Table, the target bonus opportunities of our NEOs are significantly less than this maximum figure. However, the Board of Directors believes that a limit of this amount will provide the flexibility to grant both long-term and short-term cash incentive awards to employees, while still being able to exempt bonuses under the Executive Bonus Plan from the deduction limitations of Section 162(m) if deemed appropriate by the Compensation Committee.

Performance Goals

Performance goals for a performance period may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department or function within the company or a subsidiary. Performance goals may be measured on an absolute or relative basis (and based on GAAP or non-GAAP measures). Relative performance may be measured by a group of peer companies or by a financial market index or other similar measure. With respect to any bonus that is intended to be a Qualified Bonus, the performance goals for such award must be based on the achievement of one or more of the following: specified levels of or increases in return on capital, equity or assets (including, but not limited to, return on net assets); earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including, but not limited to, diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); revenue or revenue growth; net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; share price (including, but not limited to, growth measures and total shareholder return); operating profit; per period or cumulative cash flow (including, but not limited to, operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements, including, but not limited to, receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including, but not limited to, entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; customer or employee satisfaction; individual objectives; operating efficiency; regulatory body approvals for commercialization of products; implementation or completion of strategies, projects or related milestones; partnering or similar transactions; and any combination of any of the foregoing criteria.

Payment of Bonuses

Payment of bonuses under the Executive Bonus Plan is contingent upon the Compensation Committee’s certifying in writing that the performance goals and any other terms applicable to the receipt of such bonuses have been satisfied, with such written certification to occur within 75 days after the end of the applicable performance period. No participant will have a right to receive payment of bonuses unless such participant is employed by CDI or a subsidiary at the time of the payment; provided, however, that the Compensation Committee may, in its sole discretion, make partial or full bonus payments to participants whose employment was terminated prior to the payment date; provided further, however, that such discretionary bonus payments shall not exceed the amount earned based on the achievement of the relevant performance goals for the applicable performance period. Payment of bonuses shall be payable in cash no later than 75 days after the end of the performance period; provided, however, that the Compensation Committee, in its sole discretion, can (i) institute a program that allows participants to defer the payment of earned bonuses and (ii) pay the participant in shares of CDI stock under our shareholder approved equity plan.

Effective Date; Amendment and Termination

The Executive Bonus Plan is effective January 1, 2015, subject to approval by our shareholders in accordance with Section 162(m). If the Executive Bonus Plan is not approved by our shareholders at the 2015 Annual Meeting, then the Executive Bonus Plan will not be effective.

The Board may, at any time, amend or terminate the Executive Bonus Plan in whole or in part, including in any manner that adversely affects the rights of participants; provided, however, that no amendment that would require the consent of shareholders pursuant to Section 162(m) will be effective without such consent.

New Executive Bonus Plan Benefits

Because bonus awards will be made from time to time by the Compensation Committee and any amounts payable under the Executive Bonus Plan are contingent upon the future achievement of performance goals, the bonus amounts are not determinable at this time. Pursuant to their employment agreements, Michael Castleman and Hugo Malan are each guaranteed to receive a bonus with respect to 2015 of not less than 70% of their respective base salaries (which is currently $400,000 for each executive). In addition, the employment agreements for each of our NEOs who is currently employed by us provides the NEO with a target bonus opportunity that may be earned based on the achievement of the relevant performance goals (100% of base salary for Scott Freidheim; and 70% of base salary for David Arkless, Michael Castleman and Hugo Malan). Furthermore, Mr. Arkless’ employment agreement provides him with the ability to earn a special bonus based on the operating profit of our Human Capital Management Business during each of the years 2015, 2016, 2017 and 2018, contingent on the approval by our shareholders of this Proposal Four (provided that the maximum Human Capital Management Business bonuses payable to Mr. Arkless during such four year period shall not exceed $6,000,000 in the aggregate).

Name and Current Position	2015 Guaranteed Minimum Bonus	Annual Target Bonus Opportunity (as a percentage of base salary)	Special Human Capital Management Business Bonus Opportunity (2015-2018) – In Addition to Annual Target Bonus Opportunity
Scott J. Freidheim, President and Chief Executive Officer	—	100%	—

David Arkless, Executive Vice President and President, International	—	70%	$6,000,000 (maximum aggregate amount payable over four one year performance periods)

Michael S. Castleman, Executive Vice President and Chief Financial Officer	70% of base salary	70%	—

D. Hugo Malan, Executive Vice President and President, Staffing North America	70% of base salary	70%	—

The Board of Directors unanimously recommends a vote “FOR” Proposal Four, approving the Executive Bonus Plan. Shares represented by the accompanying proxy will be voted FOR this proposal unless a contrary choice is specified.

PROPOSAL FIVE

RATIFICATION OF KPMG LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

Appointment of Independent Registered Public Accounting firm for 2015

The independent registered public accounting firm of KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent registered public accounting firm for the fiscal year ending December 31, 2015, subject to ratification by the shareholders of the company. KPMG has served the company in this capacity for many years and has gained valuable knowledge of CDI’s business. The Audit Committee considers KPMG to be well-qualified for this engagement. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal Five. Shares represented by the accompanying Proxy will be voted FOR this proposal unless a contrary choice is specified.

Services and Fees of the Independent Registered Public Accounting Firm for 2014 and 2013

KPMG LLP served as CDI’s independent registered public accounting firm for the fiscal years ended December 31, 2014 and December 31, 2013. KPMG’s fees for services rendered to CDI for the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2014	2013
Audit Fees (1)	$1,504,158	$1,503,500
Audit-Related Fees (2)	35,000	191,389
Tax Fees (3)	6,867	50,925
All Other Fees (4)	1,435	1,523
TOTAL FEES	$1,547,460	1,747,337

(1)	Audit Fees in 2014 and 2013 consisted of the aggregate fees billed in connection with the audit of CDI’s annual financial statements (including activities relating to the evaluation of CDI’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the financial statements included in CDI’s quarterly reports on Form 10-Q.

(2)	Audit-Related Fees in 2014 consisted of the fees for an audit of the financial statements of CDI’s 401(k) plan. Audit-Related Fees in 2013 consisted of the fees for assisting the company in the due diligence review of a potential business transaction and for an audit of the financial statements of CDI’s 401(k) plan.

(3)	Tax Fees in 2014 and 2013 related to consulting services in connection with certain international tax matters.

(4)	All Other Fees in 2014 and 2013 consisted of a license fee for certain payroll tax compliance software used by CDI in the United Kingdom.

Pre-Approval Policy for Auditor Services

The Audit Committee (sometimes referred to simply as the “Committee” in this section) has adopted a policy which requires it to pre-approve the audit and non-audit services performed by CDI’s independent registered public accounting firm in order to assure that providing such services will not impair the firm’s independence.

For audit services, KPMG provides the Committee each fiscal year with an engagement letter outlining the scope of the audit services proposed to be performed in connection with that fiscal year, along with a fee proposal for those services. If agreed to by the Committee, the Committee formally accepts this engagement letter and fee proposal. In connection with its approval of the fee proposal, the Committee may also pre-approve the expenditure by management of an amount up to an additional 10% of such fee proposal in order to cover such additional costs as may be incurred for audit services that are performed for that fiscal year. However, our practice has been for KPMG to submit any proposed additional fees to the Committee for approval.

KPMG was not retained to provide any non-audit or non-audit-related services to CDI in 2014 other than certain tax consulting described in the table above (for $6,867 in fees) and a license for certain payroll tax compliance software used by CDI in the United Kingdom (a $1,435 fee). Under CDI’s pre-approval policy, management may submit to the Committee for approval a detailed list of non-audit and non-audit-related services that it recommends the Committee engage the independent registered public accounting firm to provide for the year. Management and the independent registered public accounting firm must each confirm to the Committee that each non-audit and non-audit-related service on the list is permissible under all applicable legal requirements. In addition to the list of anticipated non-audit and non-audit-related services, a budget estimating non-audit and non-audit-related services spending for the fiscal year would be provided. The Committee must approve both the list of permissible non-audit and non-audit-related services and the budget for such services. The Committee must be informed routinely as to the non-audit and non-audit-related services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair of the Committee the authority to amend or modify the list of approved and permissible non-audit and non-audit-related services and fees. The Chair reports any action taken to the Committee at the next Committee meeting. The Committee expressly does not delegate to management the Committee’s responsibility to pre-approve services performed by the independent registered public accounting firm.

The independent registered public accounting firm must ensure that the Committee has approved all services provided to CDI. The independent registered public accounting firm’s fees, as compared to the budget for such services, are tracked and reported to the Committee on a regular basis.

Report of the Audit Committee

The Audit Committee of CDI’s Board is comprised of four directors, all of whom meet the standards of independence adopted by the NYSE and the SEC. The Board has determined that Ronald Kozich and Anna Seal are audit committee financial experts, as defined in the rules of the SEC.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent registered public accounting firm (subject to shareholder ratification), (d) overseeing the company’s independent registered public accounting firm and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. A more complete description of the duties and responsibilities of the Committee is set forth in the Audit Committee’s charter, which has been adopted by the Board. A copy of the Audit Committee Charter can be found on CDI’s website at www.cdicorp.com, in the Investor Relations section.

Management is responsible for the financial reporting process (including establishing and maintaining CDI’s system of internal controls), for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and for the report on the company’s internal control over financial reporting. KPMG, the company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee held thirteen meetings during 2014. Committee meetings were designed to, among other things, facilitate and encourage communication among members of the Committee, CDI’s management, KPMG and the internal auditors. The Committee has reviewed and discussed the audited financial statements of CDI for the year ended December 31, 2014 with management of the company and with representatives of KPMG.

Management completed the documentation, testing and evaluation of CDI’s system of internal control over financial reporting as of December 31, 2014. The Audit Committee was kept apprised of the progress of the evaluation over the course of the year and provided oversight during that process. In connection with this oversight, the Committee received periodic updates provided by management, KPMG and the internal auditors, and the Committee discussed issues raised by those updates as they arose. At the conclusion of the process, management provided the Committee with a report which concluded that the company’s internal control over financial reporting was effective as of December 31, 2014, and the Committee reviewed and discussed that report.

The Committee has also discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee has satisfied itself as to the independence of KPMG.

Based on the reviews and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CDI’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

AUDIT COMMITTEE:

Lawrence C. Karlson, Chair

Joseph L. Carlini

Ronald J. Kozich

Anna M. Seal

ANNUAL REPORT

CDI’s Annual Report to Shareholders for the year ended December 31, 2014 is being mailed to all shareholders together with this Proxy Statement. That report should not be regarded as proxy solicitation material or as a part of this Proxy Statement.

SHAREHOLDER NOMINATIONS OR PROPOSALS FOR NEXT YEAR’S MEETING

Under the By-Laws of the company, shareholders desiring to nominate directors for election or bring other business before a meeting of CDI’s shareholders must do so in a written notice no later than 90, and no earlier than 120, days prior to the first anniversary of the preceding year’s annual meeting. Therefore, shareholders who wish to nominate directors for election or bring other business before CDI’s 2016 annual meeting are required to do so no later than February 19, 2016 and no earlier than January 20, 2016. The notice must be delivered to the Company Secretary at CDI’s principal executive office and must include all of the information specified in the By-Laws of the company. A shareholder proposal must also comply with Rule 14a-8 under the U.S. Securities Exchange Act of 1934, as amended. Except as otherwise provided by law, the chairman of the shareholders’ meeting will have the power and duty to determine whether a nomination, or any business proposed to be brought before the meeting, was made or proposed in accordance with the procedures set forth in the company’s By-Laws.

Dated: April 16, 2015

Philadelphia, Pennsylvania

           APPENDIX A

Reconciliations of Non-GAAP Financial Measures to U.S. GAAP Financial Measures

Page 25 in the CD&A section of this Proxy Statement contains financial information calculated other than pursuant to U.S. Generally Accepted Accounting Principles (GAAP). In particular, it includes Adjusted EBITDA and Adjusted Earnings Per Share (EPS). Adjusted EBITDA is adjusted to exclude interest, income taxes, depreciation, amortization, impairment charges, restructuring charges, share-based compensation, leadership transition costs, and certain acquisition and litigation items, and Adjusted EPS is adjusted to exclude impairment charges, restructuring charges, leadership transition costs, certain acquisition and litigation items and the related income tax effect. These are presented as supplemental measures of performance.

These non-GAAP measures have limitations as analytical tools, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of CDI’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EPS as analytical tools are: (i) these measures do not reflect all our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) these measures do not reflect changes in, or cash requirements for, our working capital needs; (iii) these measures do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; (v) share-based compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it from Adjusted EBITDA as an expense when evaluating our ongoing operating performance for a particular period; (vi) these measures do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and (vii) other companies in our industry may calculate these measures differently than we do, limiting its usefulness as a comparative measure.

CDI presents these non-GAAP financial measures because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are also used by management in its evaluation of core operations and financial and operational decision-making.

	Year ended December 31,
	2014	2013
Net income (loss) attributable to CDI to Adjusted EBITDA:
Net income (loss) attributable to CDI	$3,082	$12,884
Interest expense, net	196	153
Income tax (benefit) expense	2,141	7,700
Depreciation and amortization	10,717	10,346
Impairment (a)	14,653	—
Restructuring and other related costs (b)	3,645	5,716
Share-based compensation (c)	2,708	2,827
Leadership transition (d)	2,262	—
Acquisition related (e)	—	(1,842)
Litigation (f)	700	(3,250)

Adjusted EBITDA	$40,104	$34,534
EPS to Adjusted EPS:
Earnings (loss) per common share – diluted	$0.16	$0.65
Impairment (a)	0.74	—
Restructuring and other related costs (b)	0.18	0.29
Leadership transition (d)	0.11	—
Acquisition related (e)	—	(0.10)
Litigation (f)	0.04	(0.16)
Income tax effect (g)	(0.39)	(0.01)

Adjusted EPS	$0.84	$0.67

A-1

(a)	Represents “Impairment” in the consolidated statements of operations related to the impairment of goodwill, definite-lived intangibles and other assets.
(b)	Represents “Restructuring and other related costs” in the consolidated statements of operations related to restructuring plans undertaken during 2013 and 2014.
(c)	Represents share-based compensation expense included in “Operating and administrative expense” in the consolidated statements of operations.
(d)	Represents charges associated with the CEO and other executive leadership changes in 2014 included in “Operating and administrative expense” in the consolidated statements of operations.
(e)	Represents the impact of the reduction of an acquisition earnout liability included in “Operating and administrative expense” in the consolidated statements of operations.
(f)

Represents the impact to “Operating and administrative expense” in the consolidated statements of operations for the 2013 benefit related to the settlement of legal claims and a 2014 charge related to a legal claim.

(g)	Represents the aggregate income tax effect of each of the adjustments to diluted earnings per common share based on the specific income tax effect.

A-2

           APPENDIX B

CDI Corp.

Amended and Restated Omnibus Stock Plan

Article 1 Purpose of the Plan

The purpose of this Plan is to provide an effective method of compensating employees, consultants and non-employee directors of the Company and its Subsidiaries, to align the interests of such individuals with the interests of the Company’s shareholders and, accordingly, provide financial rewards which will allow the Company to (i) attract and retain management personnel and non-employee directors of outstanding ability, (ii) strengthen the Company’s capability to develop and maintain a highly skilled and motivated management team and Board of Directors, (iii) provide an effective means for selected management personnel and non-employee directors to acquire and maintain ownership of Common Stock, (iv) motivate selected management personnel to achieve long-range performance goals and objectives, and (v) provide incentive compensation opportunities competitive with those of other major corporations.

Article 2 Definitions

The following terms, as used herein, shall have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1. “Account” shall mean the account maintained for a Participant on the books of the Company in which is recorded, as necessary under the Plan, all information related to Awards granted under the Plan.

2.2. “Agreement” shall mean a written or electronic document furnished to a Participant under the Plan that contains the terms and conditions governing any Award granted under the Plan.

2.3. “Award” shall mean a grant of Deferred Stock, Restricted Stock, RSUs, Options, Performance Units, or SARs under the Plan.

2.4. “Board” shall mean the Board of Directors of CDI Corp.

2.5. “Cause” shall be deemed to exist, with respect to a Non-Employee Director, only if the Board determines, in accordance with the Company’s by-laws, that grounds exist for the removal of such Non-Employee Director. Except as otherwise provided in the applicable Agreement, with respect to Eligible Employees and Eligible Consultants, Cause shall have the same meaning as is set forth in the applicable engagement or employment agreement with the Company or a Subsidiary. If there is no such agreement and Cause is not otherwise defined in the applicable Agreement, then Cause shall mean any of the following:

2.5.1. rendering services while under the influence of alcohol or illegal drugs;

2.5.2. performing any act of dishonesty, other than an act with immaterial consequences, in rendering services to the Company or a Subsidiary, including, without regard to materiality, falsification of records, expense accounts, or other reports;

2.5.3. conviction, whether by judgment or plea, of any crime which constitutes a felony or which constitutes a misdemeanor involving violence, fraud, embezzlement, or theft;

2.5.4. violation of any law or agreement which results in the entry of a judgment or order enjoining or preventing the Participant from such activities as are essential for the Participant to perform services for the Company or a Subsidiary;

2.5.5. violation of any of the Company’s or a Subsidiary’s policies which provide for termination of employment as a possible consequence of such violation;

2.5.6. engaging in conduct which is injurious (other than to an immaterial extent) to the Company or a Subsidiary;

2.5.7. the Company’s or a Subsidiary’s receipt of reliable information from any source of a Participant’s entering into or intending to enter into competition with the Company or a Subsidiary; or

2.5.8. refusal to perform such duties as may be delegated or assigned to the Participant, consistent with the Participant’s position, by his or her supervisor.

2.6. “Change in Control” shall mean, unless otherwise provided in the applicable Agreement, any of the following:

2.6.1. any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

2.6.2. any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

2.6.3. a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

2.6.4. a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

2.7. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.8. “Committee” shall mean the Compensation Committee of the Board.

2.9. “Common Stock” shall mean the common stock, par value of $0.10, of CDI Corp.

2.10. “Company” shall mean CDI Corp., a Pennsylvania corporation.

2.11. “Date of Exercise” shall mean the date on which notice of exercise of an Option or SAR is delivered in accordance with procedures established by the Committee.

2.12. “Date of Grant” shall mean the date on which the essential terms of an Option or SAR are determined and communicated to the applicable Participant in an Agreement.

2.13. “Deferral Period” shall mean the period during which the receipt of a Deferred Stock Award shall be deferred.

2.14. “Deferred Stock” shall mean Common Stock awarded by the Committee, the delivery of which is subject to a Deferral Period.

2.15. “Disability” shall mean a physical, mental or other impairment within the meaning of Section 22(e)(3) of the Code.

2.16. “Effective Date” shall mean May 19, 2015.

2.17. “Eligible Consultant” shall mean an individual who performs consulting services for the Company or a Subsidiary as an independent contractor, and who is designated as eligible to participate in the Plan, or any part hereof, by the Committee.

2.18. “Eligible Employee” shall mean an employee of the Company or a Subsidiary, including a member of a group of employees identified by job classification, who has been designated as eligible to participate in the Plan, or any part hereof, by the Committee.

2.19. “Fair Market Value” shall mean the closing price of actual sales of Common Stock on the New York Stock Exchange (“NYSE”) on a given date or, if there are no such sales on such date, the closing price of Common Stock on the NYSE on the last preceding date on which there was a sale. If Common Stock is not then listed on the NYSE, Fair Market Value shall mean (i) the per share closing price on any other U.S. national securities exchanges on which Common Stock is listed, (ii) if not so listed and Common Stock is publicly traded on an inter-dealer quotation system, the closing price on such system (or, if deemed appropriate by the Committee, the average of high and low prices) and (iii) if not so listed or traded, as determined by the Committee in compliance with Section 409A of the Code.

2.20. “Fiscal Year” shall mean the fiscal year of the Company, which ends each December 31.

2.21. “Incentive Stock Option” means an Option that meets the requirements of an incentive stock option as defined in Section 422 of the Code and is designated as an Incentive Stock Option in the applicable Agreement.

2.22. “Non-Employee Director” shall mean any member of the Board who is not an employee of the Company or a Subsidiary.

2.23. “Non-Qualified Option” shall mean an Option not intended to be an Incentive Stock Option, and designated as a Non-Qualified Option in the applicable Agreement.

2.24. “Option” shall mean any stock option granted from time to time under Article 7 of the Plan.

2.25. “Outside Director” shall mean a member of the Board who meets the definition of an “outside director” under Treasury Regulation § 1.162-27(e)(3), who is independent within the meaning of applicable NYSE rules and who is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

2.26. “Participant” shall mean an Eligible Employee, an Eligible Consultant or a Non-Employee Director who is designated by the Committee to participate in the Plan, or any part hereof, or to whom an Award is granted.

2.27. “Performance Goal” shall mean a goal that must be met by the end of a period specified by the Committee (but that is substantially uncertain to be met when the Award is granted) based upon any, or any combination, of the following, whether measured absolutely or relative to the Company’s peers, market indices or other specified benchmarks: (i) the price of Common Stock, (ii) the market share of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (iii) sales or growth in sales by the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (iv) earnings measures/ratios (on a gross, net, pre-tax or post-tax basis) of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA), (v) return on shareholder equity of the Company, including total shareholder return, (vi) costs of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (vii) cash flow, per-period or cumulative cash flow (including, but not limited to, operating cash flow and free cash flow) or cash flow return on investment of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (viii) return on total assets of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (ix) return on invested capital of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (x) return on net assets of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (xi) operating income of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (xii) net income of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (xiii) operating profit (before or after-tax) of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (xiv) cost of capital of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (xv) individual objectives, (xvi) improvement in or attainment of working capital levels of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (xvii) debt reduction of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (xviii) strategic innovation, including, but not limited to, entering into, substantially completing, or receiving payments under, relating to or deriving from a joint development agreement, licensing agreement or similar agreement, (xix) the consummation of one or more acquisitions of a certain size as measured by one or more of the financial criteria listed in this Section 2.27, (xx) balance sheet measurements, such as receivable turnover, of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary (xxi) expense levels of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (xxii) debt reduction of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (xxiii) gross, direct or operating margin of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary, (xxiv) customer or employee satisfaction or (xxv) solely with respect to Awards that are not intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, such other financial or operating metrics as the Committee may determine, as it relates to the results of operations or other measurable progress of the Company or a Subsidiary or any business unit, division or segment of the Company or a Subsidiary. Performance Goals may be based on GAAP or non-GAAP measures and may be measured before or after-tax. The Committee shall have discretion to determine the specific targets with respect to each of these categories. Before any Award conditioned on the achievement of one or more Performance Goals shall be paid or otherwise result in current compensation to a Participant, the Committee shall determine that such Performance Goals have been achieved.

2.28. “Performance Period” shall mean the period of time over which Performance Goals shall be measured as established from time to time by the Committee.

2.29. “Performance Unit” shall mean a book entry unit representing the right to acquire that number of shares of Common Stock or if the Committee so determines, an equivalent amount in cash, equal to the number of units recorded in book entry form (or such greater or lesser number of shares of Common Stock as provided in Section 11.2), provided that the Participant (i) attains the Performance Goals established by the Committee for the applicable Performance Period and (ii) pays any amount required as a condition to the delivery of such Performance Units.

2.30. “Personal Representative” shall mean the person or persons who, upon the death or Disability of a Participant, shall have acquired by will or by the laws of descent and distribution or by other legal proceedings the rights to any Award granted to such Participant.

2.31. “Plan” shall mean the CDI Corp. Amended and Restated Omnibus Stock Plan.

2.32. “Predecessor Plan” means the CDI Corp. Amended and Restated 2004 Omnibus Stock Plan, as in effect immediately prior to the Effective Date.

2.33. “Restricted Stock” shall mean Common Stock granted pursuant to Article 10 of the Plan.

2.34. “Restriction Period” shall mean the period, if any, during which Restricted Stock and RSUs are subject to forfeiture.

2.35. “Retainer Fee” shall mean the annual retainer fee payable to Non-Employee Directors for their service as directors of the Company during a Retainer Fee Year. A Retainer Fee does not include attendance or committee fees.

2.36. “Retainer Fee Award” shall mean an Award granted to a Non-Employee Director in full or partial payment of such Non-Employee Director’s Retainer Fee.

2.37. “Retainer Fee Year” shall mean the one year period between consecutive annual meetings of the shareholders of the Company.

2.38. “Retirement” shall mean, unless otherwise defined in the applicable Agreement or another agreement between the Company or a Subsidiary and the Participant, a Participant’s leaving the employ of the Company or a Subsidiary on or after the date on which the Participant attains 60 years of age and 20 years of service, or 62 years of age and 15 years of service, or 65 years of age and 5 years of service.

2.39. “RSU” shall mean a restricted stock unit awarded by the Committee, giving the Participant the right to receive, on the settlement date, an amount in cash, shares of Common Stock, shares of Restricted Stock or any combination thereof equal to the Fair Market Value of one share of Common Stock.

2.40. “SAR” shall mean a stock appreciation right awarded by the Committee, giving the Participant the right to receive, upon exercise of the stock appreciation right, the increase in the Fair Market Value of a specified number of shares of Common Stock from the Date of Grant of the stock appreciation right to the Date of Exercise.

2.41. “Subsidiary” shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company (or any subsequent parent of the Company) if each of the entities other than the last entity in the unbroken chain owns 50% or more of the total combined voting power of all classes of equity in one of the other entities in such chain.

2.42. “Ten Percent Shareholder” shall mean a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary.

2.43. “Termination Date” shall mean, unless otherwise determined by the Committee, the earliest of the following:

2.43.1. seven years following the Date of the Grant;

2.43.2. the date on which a Participant’s employment or engagement with the Company or a Subsidiary is terminated by the Company or a Subsidiary for Cause;

2.43.3. the date 30 days after the date on which a Participant’s employment or engagement with the Company or a Subsidiary is terminated through the Participant’s resignation or by the Company or a Subsidiary for reasons other than for Cause;

2.43.4. the date 12 months after the date on which the Participant’s employment or engagement with the Company or a Subsidiary is terminated through the Participant’s death, Disability or Retirement.

2.44. “Vesting Period” shall mean the period of time, if any, which must elapse (i) following the grant of an Option or SAR before that Option or SAR may be exercised, (ii) following the grant of Restricted Stock or RSUs before the applicable restrictions lapse, or (iii) in accordance with the terms of an Agreement as a condition of any right or privilege granted by that Agreement.

Article 3 Participation in the Plan

3.1. An Eligible Employee, Eligible Consultant or Non-Employee Director shall become a Participant in this Plan, or any part hereof, upon designation as a Participant by the Committee, in its sole discretion.

3.2. Designation as a Participant in the Plan, or any part hereof, shall not imply an entitlement to be so designated for any other part of the Plan or at any subsequent time.

Article 4 Administration of the Plan

4.1. The Committee, or a sub-committee thereof, shall administer the Plan. The Committee shall be composed entirely of persons who are Outside Directors.

4.2. The Committee shall have all necessary powers to administer the Plan, including, without limitation, the following:

4.2.1. interpret the Plan, adopt regulations for carrying out the Plan, and make changes in such regulations as it shall, from time to time, deem advisable;

4.2.2. designate, in its sole discretion, Eligible Employees, Eligible Consultants, and Non-Employee Directors as Participants in the Plan, or any part hereof;

4.2.3. determine the type and amount of Awards to be granted to each Participant, taking into account, as relevant from time to time, (i) the competitive forces to which the Company or a Subsidiary is subject at the time an Award is granted (ii) the Committee’s assessment, derived from publicly available data, of compensation practices of companies of similar size and in similar industries, (iii) the comparative values of the various types of Awards available under the Plan and the Company’s traditional practices with respect to such Awards and the amounts thereof, (iv) the Company’s or a Subsidiary’s financial performance as compared to its financial goals for any given period and (v) such other considerations as the Committee shall determine to be relevant under the facts and circumstances then prevailing;

4.2.4. establish the terms and conditions of Awards granted under the Plan and enter into Agreements with Participants;

4.2.5. determine the term and vesting schedule of Options, SARs, Restricted Stock and RSUs, and the holding period, if any, applicable to shares of Common Stock received pursuant to the exercise or settlement of an Option, SAR, Restricted Stock or RSU;

4.2.6. determine whether, to what extent and under what circumstances an Award is made and operates on a tandem basis with other Awards made hereunder;

4.2.7. subject to Section 15.2, grant Awards (other than Incentive Stock Options) that are transferable by the Participant;

4.2.8. determine the effect, if any, of a Change in Control of the Company upon outstanding Awards; provided that, if the effect of any Change in Control would result in payment with respect to an Award that constitutes “deferred compensation” within the meaning of Section 409A of the Code, the Committee shall determine the effect of such potential Change in Control on or before the date on which such Award is granted. Unless otherwise provided in a Participant’s Agreement or employment agreement, the Committee may, in its discretion, upon a Change in Control (i) fully vest all Awards made under the Plan, (ii) cancel any outstanding Awards in exchange for a cash payment of an amount (including zero) equal to the excess of the then Fair Market Value of the Common Stock underlying or constituting the Award less the applicable exercise price, if any, (iii) after having given the Award Participant a reasonable chance to exercise any outstanding

Options or SARs, terminate any or all of the Award Participant’s unexercised Options or SARs, (iv) if the Company is not the surviving corporation, cause the surviving corporation to assume all outstanding Awards or replace all outstanding Awards with comparable awards, (v) with respect to any Award the vesting of which is performance-based, make such adjustments to such Award as the Committee deems appropriate, including, without limitation, converting the vesting of the Award from performance-based to time-based vesting or (vi) take such other action as the Committee may determine appropriate to enable Participants to realize the value of their Awards;

4.2.9. determine the Fair Market Value of an Award on any reasonable basis selected by the Committee in its discretion, including, without limitation, determining that the Fair Market Value of an Award is equal to the Fair Market Value of the underlying Common Stock reduced by any payment required to exercise that Award; provided, however, that such determination shall be made in compliance with Section 409A of the Code; and

4.2.10. condition the grant of any Award or the lapse of any Deferral Period or Restriction Period (or any combination thereof) upon the Participant’s achievement of a Performance Goal.

4.3. The Committee’s interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned.

4.4. The Committee may, pursuant to a written instruction, delegate specific duties and responsibilities to other named persons; provided, however, that any such delegation may not violate or otherwise contravene any requirement of applicable law or the rules of the NYSE or any national securities exchange or inter-dealer quotation system on which Common Stock is listed or traded, and no delegatee may be permitted to make, cancel or suspend awards to any officer or director who is subject to Section 16(a) of the Exchange Act or who is a “covered employee” within the meaning of Section 162(m) of the Code. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by any accountant, controller, counsel, or other person who is employed or engaged for such purposes.

Article 5 Common Stock Subject to the Plan

5.1. Subject to adjustment as provided in Article 13 hereof and this Section 5.1, not more than 1,599,016 shares of Common Stock (the “Share Reserve”) may be delivered, in the aggregate, pursuant to the Plan on or after the Effective Date. The Share Reserve shall be (i) reduced by the number of shares of Common Stock issued in respect of awards granted under the Predecessor Plan from January 1, 2015 until the Effective Date and (ii) increased by (a) the number of shares of Common Stock underlying the portion of an Award that is cancelled, terminated, forfeited or lapses without the issuance of shares, (b) the number of shares of Common Stock underlying the portion of an award granted under the Predecessor Plan that is cancelled, terminated, forfeited or lapses without the issuance of shares and (c) the number of shares of Common Stock tendered in payment of the exercise price or withholding taxes with respect to an Award or any award granted under the Predecessor Plan. No more than 1,599,016 shares issued under the Plan may be issued pursuant to the exercise of Incentive Stock Options. The Common Stock delivered under the Plan may, at the election of the Board, be (i) authorized but previously unissued Common Stock or (ii) Common Stock previously issued and outstanding and reacquired by the Company. No individual shall be eligible to receive, in any one calendar year, Awards with respect to more than 750,000 shares of Common Stock (subject to adjustment as provided in Article 13 hereof). Notwithstanding the foregoing, shares of Common Stock issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company (“Substitute Awards”) shall not reduce the shares available under the Plan, and shares under a stockholder approved plan of an acquired company (adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the Plan’s share reserve (subject to the NYSE listing requirements). Awards granted on or after the Effective Date (which, for the avoidance of doubt, shall include awards that were granted prior to the Effective Date under the Predecessor Plan but were contingent on shareholder approval of the Plan on the Effective Date) which are settled in cash shall not reduce or otherwise impact the number of shares available for grant under the Plan.

Article 6 Retainer Fee Awards

6.1. All or a portion of the Retainer Fee payable to Non-Employee Directors may, at the election of the Non-Employee Director, be paid in the form of Restricted Stock, Deferred Stock, RSUs, Options or SARs in accordance with rules adopted by the Board. Prior to the beginning of the calendar year that includes the first day of each Retainer Fee Year, each Non-Employee Director may elect to receive such Awards in lieu of all or a portion of the cash Retainer Fee that such Non-Employee Director would otherwise be paid for his/her service as a Director during such Retainer Fee Year. On the first business day of each Retainer Fee Year, each Non-Employee Director who has made such an election shall be granted an Award having a value equal to the percentage of the Retainer Fee chosen by the Director. Such Retainer Fee Award shall be evidenced by a Retainer Fee Award Agreement.

6.2. The Committee may determine from time to time the terms of the Retainer Fee Awards, provided such terms are consistent with the terms of the Plan. Unless otherwise provided in the applicable Retainer Fee Award Agreement: (i) Retainer Fee Awards shall vest upon the completion of the Retainer Fee year for which the Retainer Fee Awards have been granted, (ii) if a Non-Employee Director ceases to be a member of the Board for any reason other than Cause, (a) unvested Retainer Fee Awards shall be forfeited and the portion of the Non-Employee Director’s Retainer Fee earned as of the date of termination that is represented by such forfeited Retainer Fee Awards shall be paid in cash and (b) any vested Retainer Fee Awards that have not been exercised or settled on or prior to the termination of a Non-Employee Director’s service as a Director of the Company shall remain exercisable or be settled in accordance with the terms of the applicable Retainer Fee Award Agreement and (iii) if a Non-Employee Director’s membership on the Board is terminated for Cause, such Non-Employee Director shall (a) immediately forfeit all outstanding Retainer Fee Awards, whether vested or unvested, with no consideration due therefor and (b) be paid, in cash, any Retainer Fees earned but not yet paid through the date of such termination, including any portion of such earned but unpaid Retainer Fees represented by any unvested Retainer Fee Awards forfeited pursuant to this clause (iii).

Article 7 Option Grants

7.1. The Committee may, from time to time, subject to the provisions of the Plan and such terms and conditions as the Committee may prescribe, grant Options. Options shall be evidenced by Option Agreements. Option Agreements shall state whether the Option is a Non-Qualified Option or an Incentive Stock Option.

7.2. The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but shall be not less than the Fair Market Value of a share of Common Stock on the Date of Grant; provided that in the case of a Substitute Award, the exercise price shall be determined in compliance with Section 409A of the Code to preserve the value of the award for which it was substituted as of the date of such substitution. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the option price per share shall not be less than 110% of the Fair Market Value of a share of Common Stock on the Date of Grant.

7.3. The Option Agreements shall specify when and under what terms and conditions an Option may be exercisable. Unless otherwise determined by the Committee, Options granted under the Plan shall not be exercisable after the Termination Date (but the term of an Option shall in no event be greater than five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder). Notwithstanding the foregoing, except in the case of an Incentive Stock Option, if the applicable Termination Date of an Option would otherwise occur during a period in which trading in shares of Common Stock is prohibited by law, then such Option shall remain exercisable until the date that is thirty (30) days following the expiration of such period of prohibition.

7.4. Each provision of the Plan and each Option Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of an Option Agreement that cannot be so construed shall be disregarded. In no event may a Participant be granted an Incentive Stock Option which does not comply with such grant and vesting limitations as may be prescribed by Section 422 of the Code including without limitation, the requirement that no Incentive Stock Option may first become exercisable in any calendar year with respect to Common Stock having a Fair Market Value, on Date of Grant, in excess of $100,000.

7.5. The option price of the shares of Common Stock received upon the exercise of an Option shall be paid within three days of the Date of Exercise: (i) in cash, or, (ii) with the consent of the Committee, with the proceeds received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Common Stock covered by the Option, (iii) with the consent of the Committee, in whole or in part by the withholding of shares otherwise deliverable upon exercise of the Award or (iv) with the consent of the Committee, in whole or in part in Common Stock valued at Fair Market Value on the Date of Exercise. An Option may be exercised only for a whole number of shares of Common Stock.

7.6. Options shall not accrue dividends and dividend equivalent rights shall not be granted with respect to an Option; provided, however, that Options may be adjusted to reflect stock dividends, extraordinary cash dividends and other events, as set forth in Article 13.

Article 8 Stock Appreciation Rights

8.1. A grant of a SAR shall be evidenced by a SAR Agreement. Such agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable. A SAR may be granted in tandem with all or a portion of a related Option under the Plan (“Tandem SAR”), or may be granted separately (“Freestanding SAR”). A Tandem SAR may be granted either at the time of the grant of the Option or at any time thereafter during the term of the Option and shall be exercisable only to the extent that the related Option is exercisable.

8.2. The exercise price of a SAR shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant of the SAR; provided that in the case of a Substitute Award, the exercise price shall be determined in compliance with Section 409A of the Code to preserve the value of the award for which it was substituted as of the date of substitution.

8.3. A SAR shall entitle the Participant to receive from the Company a payment determined by the Committee at the time of grant but in no event greater than the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the per share exercise price, multiplied by the number of shares of Common Stock with respect to which the SAR is exercised. Such payment may be in cash, in shares of Common Stock, in shares of Restricted Stock, or in any combination thereof, as the Committee shall determine provided that if payment is to be made other than in cash or unrestricted shares of Common Stock, the Committee’s determination shall be set out in the Award Agreement. Upon exercise of a Tandem SAR as to some or all of the shares of Common Stock covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise, and such shares shall no longer be available for purchase under the Option. Conversely, if the related Option is exercised as to some or all of the shares of Common Stock covered by the grant, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise.

8.4. SARs shall be subject to the same terms and conditions applicable to Options as stated in Sections 7.2 and 7.3.

8.5. SARs shall not accrue dividends and dividend equivalent rights shall not be granted with respect to a SAR; provided, however, that SARs may be adjusted to reflect stock dividends, extraordinary cash dividends and other events, as set forth in Article 13.

Article 9 Deferred Stock

9.1. Grants of Deferred Stock shall be evidenced by Deferred Stock Agreements. Such Agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee deems advisable.

9.2. Upon the grant of Deferred Stock to a Participant, the Committee shall direct that the number of shares subject to such grant be credited to the Participant’s Account but that issuance and delivery of the same shall be deferred until the date or dates provided in Section 9.5 hereof. Prior to issuance and delivery, the Participant shall have no rights as a stockholder with respect to any shares of Deferred Stock credited to the Participant’s Account.

9.3. Unless otherwise provided in the applicable Deferred Stock Agreement, no dividend equivalents shall be paid with respect to Deferred Stock. In the event that the applicable Deferred Stock Agreement provides for the payment of dividend equivalents, at the end of the Deferral Period the Participant will be credited with that number of additional whole shares of Common Stock that can be purchased (based on their Fair Market Value at the end of the Deferral Period) with the sum of the dividends that would have been paid with respect to an equal number of shares of Common Stock between the grant date of such Deferred Stock and the end of the Deferral Period, or, in the Committee’s discretion, the Participant will be paid such amount in cash. Dividend equivalents payable with respect to Deferred Stock that vests only upon the achievement of one or more Performance Goals shall not be paid unless and until such Deferred Stock vests.

9.4. The Committee may condition the grant of Deferred Stock or the expiration of the Deferral Period upon the Participant’s achievement of Performance Goals specified in the Deferred Stock Agreement. If the Participant fails to achieve the specified Performance Goals, the Committee shall not grant the Deferred Stock to the Participant, or the Participant shall forfeit the Deferred Stock and no Common Stock shall be transferred to him.

9.5. The Deferred Stock Agreement shall specify the duration of the Deferral Period taking into account termination of employment on account of death, Disability, Retirement or other cause. The Deferral Period may consist of one or more installments. At the end of the Deferral Period, or any installment thereof, the shares of Deferred Stock applicable to such installment, having been credited to the Account of a Participant, shall then be issued and delivered to the Participant (or, where appropriate, the Participant’s legal representative) in accordance with the terms of the Deferred Stock Agreement. Settlement shall occur within 60 days after the end of the Deferral Period.

Article 10 Restricted Stock

10.1. Restricted Stock shall be evidenced by Restricted Stock Agreements. Such Agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee deems advisable.

10.2. Upon the grant of Restricted Stock to a Participant, the Committee shall direct that a certificate or certificates representing the number of shares of Common Stock subject to such grant be issued to the Participant with the Participant designated as the registered owner. The certificate(s) representing such shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period. Notwithstanding the foregoing, the Committee may grant Restricted Stock in book entry form.

10.3. Voting and Dividends. During the Restriction Period the Participant shall have the right to vote the shares of Restricted Stock. Unless otherwise provided in the applicable Restricted Stock Agreement, no dividends shall be payable with respect to any Restricted Stock. In the event that the applicable Restricted Stock Agreement provides for the payment of dividends, at such time as Restricted Stock becomes vested hereunder, the Participant will be credited with that number of additional whole shares of Common Stock that can be purchased (based on their Fair Market Value when the Restricted Stock vests) with the sum of the dividends that would have been paid with respect to an equal number of shares of Common Stock between the grant date of such Restricted Stock and the date on which those shares of Restricted Stock vest, or, in the Committee’s discretion, the Participant will be paid such amount in cash. Dividends payable with respect to Restricted Stock that vests only upon the achievement of one or more Performance Goals shall not be paid unless and until the restrictions on such Restricted Stock have lapsed.

10.4. The Committee may, as specified in writing in the relevant Agreement:

10.4.1. condition the grant of Restricted Stock upon the Participant’s achievement of Performance Goals specified in the Restricted Stock Agreement;

10.4.2. condition the vesting of such Restricted Stock upon the Participant’s achievement of Performance Goals specified in the Restricted Stock Agreement; or

10.4.3. accelerate the expiration of an otherwise time-based Restriction Period based on the achievement of Performance Goals specified in the Restricted Stock Agreement.

10.5. The Restricted Stock Agreement shall specify the duration of the Restriction Period and the performance, employment or other conditions (including termination of employment on account of death, Disability, Retirement or other cause), if any, under which the Restricted Stock may be forfeited to the Company. At the end of the Restriction Period the restrictions imposed under the Restricted Stock agreement shall lapse with respect to the number of shares specified thereunder, and the legend shall be removed and such number of shares delivered to the Participant (or, where appropriate, the Participant’s Personal Representative). The Committee may, in its sole discretion, modify or accelerate the vesting and delivery of shares of Restricted Stock, and the Committee may, in its sole discretion, grant a Restricted Stock award that is immediately vested at grant.

10.6. Grants of Restricted Stock may be made by the Committee under which the Participant shall not be required to make any payment for the Common Stock or, in the alternative, under which the Participant, as a condition to the grant of Restricted Stock, shall pay all (or any lesser amount than all) of the Fair Market Value of the Common Stock to be delivered upon the expiration of the Restricted Period, determined as of the date the Award is made. If the latter, such purchase price shall be paid in cash unless otherwise provided in the applicable Agreement.

Article 11 Performance Units

11.1. Grants of Performance Units shall be evidenced by Performance Unit Agreements. Such Agreements shall conform to the requirements of the Plan, and may contain such other provisions as the Committee deems advisable. At or before granting Performance Units, the Committee shall establish a Performance Period applicable to such Performance Units. During any applicable Performance Period, the Participant shall not be entitled to delivery of a certificate of Common Stock, or any other payment, for the Performance Units applicable to such Performance Period. The Committee may establish different Performance Periods from time to time and each grant may have a different Performance Period, at the discretion of the Committee. Performance Periods, when established for each grant of Performance Units, shall not be changed except as permitted by Article 13.

11.2. Within 90 days following the beginning of each Performance Period (or prior to the expiration of 25% of the Performance Period if it is less than one year), the Committee shall establish written Performance Goals. Those Performance Goals shall be comprised of specified levels of one or more of the performance criteria listed in Section 2.27 as the Committee may deem appropriate. The Committee may restate the results of any prior period to reflect an accounting change becoming effective with or within a Performance Period. Shares of Common Stock may also be delivered to the Participant when Company performance, as measured by one or more of the above criteria, meets or exceeds an objective target established by the Committee. In the case of Awards that are intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code, the Committee must certify the achievement of the applicable Performance Goals before payment may be made.

11.3. Unless otherwise provided in the Participant’s Performance Unit Agreement, no dividend equivalents shall be paid during the Performance Period with respect to the Common Stock represented by a Performance Unit. In the event that the applicable Performance Unit Agreement provides for the payment of dividend equivalents, such dividend equivalents shall not be paid unless and until the applicable Performance Goals are satisfied, and any such payment may, in the Committee’s discretion, be made in cash or additional shares of Common Stock.

11.4. Unless otherwise provided in the Participant’s Performance Unit Agreement, the following provisions shall apply upon the termination of employment by the Participant:

11.4.1. If a Participant resigns or is terminated for a reason other than as provided below, any Performance Units awarded for a Performance Period that has not been completed shall be canceled; and

11.4.2. If a Participant’s employment terminates due to death, Retirement or Disability, any Performance Units held at the time by the Participant shall remain outstanding, and any shares of Common Stock earned with respect to such Performance Units shall be paid to the Participant, or his or her Personal Representative in the case of the death of the Participant, promptly following the close of the relevant Performance Period, in accordance with the applicable Performance Unit Agreement.

11.5. Grants of Performance Units may be made by the Committee under which the Participant shall not be required to make any payment for the Common Stock or, in the alternative, under which the Participant, as a condition to the grant of Performance Units, shall pay all (or any lesser amount than all) of the Fair Market Value of the Common Stock to be delivered upon satisfaction of the Performance Goal, determined as of the date the Award is made. If the latter, such purchase price shall be paid in cash unless otherwise provided in the applicable Agreement.

11.6. Notwithstanding anything to the contrary herein and unless otherwise provided in the applicable Performance Unit Agreement, and provided that designated Performance Goals for an applicable Performance Period are attained, a Participant shall receive payment with respect to his or her Performance Units on April 1 of the Fiscal Year following the expiration of the applicable Performance Period.

Article 12 Restricted Stock Units

12.1. A grant of an RSU shall be evidenced by an RSU Agreement. Such Agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem desirable. An RSU is solely a device for the measurement and determination of amounts to be paid to a Participant under the Plan. RSUs do not constitute shares of Common Stock and shall not be treated as (or giving rise to) property or as a trust of any kind. The right of any Participant with respect to an Award of RSUs shall be no greater than the right of any unsecured creditor of the Company.

12.2. The RSU Agreement shall specify the duration of the Restriction Period and the performance, employment or other conditions (including termination of employment on account of death, Disability, Retirement or other cause) under which the RSUs may be forfeited to the Company.

12.3. Upon the vesting of an Award of RSUs, the Participant shall be entitled to receive an amount equal to the aggregate Fair Market Value of the shares of Common Stock underlying the RSUs at such time. Payment in settlement of such RSUs shall be made in cash, in shares of Common Stock, in shares of Restricted Stock, or in any other manner or combination of such methods as the Committee, in its sole discretion, determines, subject to the applicable restrictions of Section 409A of the Code; provided that if payment is to be made other than in cash or unrestricted shares of Common Stock, the Committee’s determination shall be set out in the Award Agreement. Settlement of vested RSUs shall occur within 60 days after such RSUs become vested, unless provided otherwise in an Agreement.

12.4. Unless otherwise provided in the applicable RSU Agreement, no dividend equivalents shall be paid with respect to RSUs. In the event that the applicable RSU Agreement provides for the payment of dividend equivalents, at the end of the Restriction Period the Participant will be credited with that number of additional whole shares of Common Stock that can be purchased (based on their Fair Market Value at the end of the Restriction Period) with the sum of the dividends that would have been paid with respect to an equal number of shares of Common Stock between the grant date of such RSUs and the end of the Restriction Period, or, in the Committee’s discretion, the Participant will be paid such amount in cash. Dividend equivalents payable with respect to RSUs that vest only upon the achievement of one or more Performance Goals shall not be paid unless and until such RSUs vest.

12.5. Grants of RSUs may be made by the Committee under which the Participant shall not be required to make any payment for the Common Stock payable in settlement of the Award or, in the alternative, under which the Participant, as a condition to the grant of RSUs, shall pay all (or any lesser amount than all) of the Fair Market Value of the Common Stock to be delivered upon the expiration of the Restricted Period, determined as of the date the Award is made. If the latter, such purchase price shall be paid in cash unless otherwise provided in the applicable Agreement.

Article 13 Adjustments upon Changes in Capitalization; Other Adjustments

13.1 In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Stock, or any distribution to stockholders other than a regular cash dividend, the Board shall make appropriate adjustment in the number and kind of shares authorized by the Plan, the maximum number of shares that may be subject to Awards to a Participant in any one calendar year and any other adjustments to outstanding Awards as it determines appropriate. No fractional shares of Common Stock shall be issued pursuant to such an adjustment. The Fair Market Value of any fractional shares resulting from adjustments pursuant to this Article shall, where appropriate, be paid in cash to the Participant.

13.2 In addition to the adjustments described in Section 13.1 above, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including without limitation any Performance Goals, in recognition of unusual or nonrecurring events affecting the Company, or in response to changes in applicable laws, regulations, or accounting principles (including, without limitation, (a) asset write-downs; (b) significant litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; (d) any reorganization and/or restructuring programs or change in the corporate structure or capital structure of the Company or a Subsidiary; (e) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year or period; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year); provided, however, that with respect to any Award that is intended to be treated as “qualified performance-based compensation” within the meaning of Code Section 162(m), prior to or at the time of the establishment of the Performance Goal, the Committee specifies the impact that such event will have on such Award, including without limitation the applicable Performance Goals and/or various levels of achievement of such Award.

Article 14 Effective Date, Termination and Amendment

The Plan shall become effective on May 19, 2015, subject to shareholder approval. The Board shall have the power to amend, suspend or terminate the Plan at any time; provided that no such amendment shall be made without shareholder approval which shall: (i) increase (except as provided in Article 13) the total number of shares available for issuance pursuant to the Plan; (ii) change the individuals eligible to be Participants; (iii) modify the maximum number of shares of Common Stock an individual may receive in a calendar year (except as provided in Article 13); (iv) except as provided in Article 13, reduce the exercise price of any Option or SAR or cancel any Option or SAR in exchange for another Option or SAR with a lower exercise price or for cash or another Award (other than in connection with a Change in Control); or (v) change the provisions of this Article 14. For the avoidance of doubt, other than pursuant to Article 13, the Company shall not without the approval of the Company’s shareholders (a) lower the exercise price of an Option or SAR after it is granted, (b) cancel an Option or SAR when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed. Termination of the Plan pursuant to this Article 14 shall not affect Awards outstanding under the Plan at the time of termination. Unless earlier terminated by the Board, the Plan shall terminate on May 18, 2025, and no new Awards shall be granted under the Plan thereafter.

Article 15 Transferability

15.1. Except as provided below, Awards may not be pledged, assigned, transferred, or otherwise hypothecated, except by will or by the laws of descent and distribution, and any attempt to do so shall be void and the relevant Award shall be forfeited.

15.2. The Committee may grant Awards (except Incentive Stock Options) that are transferable without consideration by the Participant during his or her lifetime with the approval of the Committee to the Participant’s spouse, parents or lineal descendants (each, a “Family Member”), a trust for the exclusive benefit of the Participant and/or Family Members or a partnership or other entity in which all beneficial owners are the Participant and/or Family Members. In addition, with the approval of the Committee, the Participant may transfer an Award, without consideration, to a charitable foundation or other such organization. Such transferee of the Participant shall, in all cases, be subject to the provisions of the Agreement between the Company and the Participant and any additional restrictions as deemed necessary or appropriate by the Committee. Notwithstanding anything contained herein to the contrary, Awards that are treated as “non-qualified deferred compensation” under Code Section 409A shall not be transferrable other than by will or the laws of descent and distribution.

Article 16 General Provisions

16.1. Nothing contained in the Plan, or any Award granted pursuant to the Plan, shall confer upon any employee any right with respect to continuance of employment by the Company or a Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any employee at any time.

16.2. For purposes of this Plan, a transfer of employment between the Company and a Subsidiary of the Company shall not be deemed a termination of employment.

16.3. Tax Withholding. Participants shall be responsible for making appropriate provisions for all taxes, including, without limitation, federal, state, local or foreign income or payroll taxes, required by law to be withheld in connection with any Award, the exercise thereof, and the transfer of shares of Common Stock pursuant to this Plan.

16.3.1. Delivery of Payment. No Common Stock or other payment under this Plan shall be made unless the Participant entitled to such payment has made appropriate provisions in accordance with this Section 16.3, within 60 days of the applicable exercise or settlement date. The Committee may in its discretion permit a Participant to satisfy the Participant’s withholding tax obligations in whole or in part by (i) tendering shares of Common Stock or (ii) having the Company withhold shares otherwise deliverable on exercise or settlement of the Award not in excess of the minimum amount of such required withholding taxes. Failure by a Participant to make such provision within such 60-day period shall constitute agreement by the Participant to have the Company withhold from the payment otherwise to be made hereunder, that number of shares of Common Stock, or any other property to be delivered hereunder, that has a Fair Market Value, on the date of payment, equal to the Participant’s minimum tax obligation. Any dividend or dividend equivalent payable with respect to shares of Common Stock withheld by the Company pursuant to the provisions of this Section 16.3.1 (for example a dividend or dividend equivalent paid with respect to shares having a record date for such dividend within the 60-day period described herein) shall be withheld and applied to the Participant’s withholding obligation either directly or by way of reimbursement to the Company for any such payment.

16.3.2. Dividends and Dividend Equivalents. All dividends, dividend equivalents or other cash payments to be made to any Participant under this Plan shall be paid net of any required withholdings as described in this Section 16.3. To the extent dividends, dividend equivalents or other cash payments are credited to a Participant’s account hereunder, the credit to such Account will be the amount of such dividends, dividend equivalents or other cash payment reduced by the amount of any required withholdings.

16.4. To the extent that Federal laws (such as the Exchange Act, the Code or the Employee Retirement Income Security Act of 1974) do not control, the Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws thereof, and construed accordingly.

16.5. The Committee may amend any outstanding Awards to the extent it deems appropriate; provided, however, that other than pursuant to Article 13, the Committee shall not without the approval of the Company’s shareholders (a) lower the exercise price of an Option or SAR after it is granted, (b) cancel an Option or SAR when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are listed. The Committee may amend Awards without the consent of the Participant, except that the Participant’s consent is required for amendments adverse to the Participant.

16.6. Cancellations of Awards and Repayment of Gains. Notwithstanding any provision of this Plan, the Board may, in its sole discretion unless the right to do so has been specifically waived by an Agreement, cancel any outstanding Awards held by a Participant, require the Participant to repay to the Company an amount equal to any gains derived with respect to such Award, or both, if the Board, in its sole discretion, determines that such Participant has entered into or intends to enter into competition with the Company or a Subsidiary. In addition, notwithstanding any other provision in this Plan to the contrary, any Award that constitutes “incentive-based compensation” within the meaning of Section 10D of the Exchange Act will be subject to forfeiture and claw-back by the Company in the manner required by Section 10D(b)(2) of the Exchange Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

16.7. Shareholder Rights and Privileges. Except as specifically provided herein, or in an applicable Agreement, with respect to the right to vote or to receive dividends, a Participant shall have no rights as a shareholder with respect to any shares of Common Stock covered by an Award until the issuance of a stock certificate, or equivalent entry on the books of the Company’s transfer agent, to the Participant representing such shares.

16.8. Stock Ownership Requirements. Certain Participants in the Plan shall be required to adhere to the Common Stock ownership requirements specified from time to time by the Company, a copy of which shall be delivered to each such Participant.

16.9. Compliance with Code Section 409A. The Plan and all Awards are intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Award is subject to Code Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Award, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee to (i) exempt the Plan and/or any Award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of Code Section 409A. In the event that a Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s separation from service (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following the month in which such Participant’s separation from service occurs or (ii) the tenth business day following such Participant’s death. A Participant’s right to receive any installment payments under an Agreement, including without limitation as the result of any deferral of an Award in accordance with Code Section 409A, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. Notwithstanding anything contained in the Plan or in an Agreement to the contrary, neither the Company, any member of the Committee nor any Subsidiary shall have any liability or obligation to any Participant or any other person or entity for taxes, interest, penalties or fines (including without limitation any of the foregoing resulting from the failure of any Award granted hereunder to comply with, or be exempt from, Code Section 409A). Any Award that is to be settled or paid upon a termination of employment or service and that constitutes “non-qualified deferred compensation” under Code Section 409A shall not be paid or settled unless such termination of employment or service constitutes a “separation from service” within the meaning of Code Section 409A. Furthermore, notwithstanding anything to the contrary herein, the Committee shall not provide for payment under Section 4.2.9 hereof with respect to any Award that constitutes ‘deferred compensation’ within the meaning of Section 409A of the Code upon a Change in Control, unless such Change in Control meets the requirements of a ‘change in control event,’ as set forth in Treasury Regulation §1.409A-3(i)(5).

           APPENDIX C

CDI Corp.

Executive Bonus Plan

I. Statement and Purpose of Plan

The CDI Corp. Executive Bonus Plan provides additional compensation for selected employees of the Company and its Subsidiaries based on the achievement of one or more Performance Goals.

II. Definitions

A.	“Base Pay” means a Participant’s annual base salary in effect on the first day of an applicable Performance Period.

B.	“Board” means the Board of Directors of the Company.

C.	“Code” means the Internal Revenue Code of 1986, as amended.

D.	“Committee” means a committee of the Board comprised exclusively of two or more members of the Board who are non-employee “outside directors” within the meaning of Section 162(m)(4)(C) of the Code and Treasury Regulation 1.162-27(e)(3).

E.	“Company” means CDI Corp., a Pennsylvania corporation.

F.	“Determination Date” means the date upon which the Committee determines in writing the Performance Goal(s) and Executive Bonus Compensation opportunities. The Determination Date must be no later than the earlier of (1) 90 days after the commencement of the Performance Period and (2) the date upon which 25% of the Performance Period has elapsed (in each case, provided that at the time of determination, the outcome is substantially uncertain).

G.	“Equity Plan” means the CDI Corp. Amended and Restated 2004 Omnibus Stock Plan, as amended and/or restated from time to time, or any successor plan thereto.

H.	“Executive Bonus Compensation” means an amount that is payable to a Participant based on the achievement and certification of one or more specified Performance Goals.

I.	“Fiscal Year” means the fiscal year of the Company.

J.	“Participant” means any employee of the Company or a Subsidiary who has been designated by the Committee to participate in the Plan for an applicable Performance Period.

K.

“Performance Goal” means one or more goals established by the Committee in its sole discretion, the attainment of which is substantially uncertain at the time such goals are established. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or a Subsidiary, division, department or function within the Company or a Subsidiary. Performance Goals may be measured on an absolute or relative basis, and may be GAAP or non-GAAP measures. Relative performance may be measured by a group of peer companies or by a financial market index or other similar measure. With respect to any bonus hereunder that is intended to be Qualified Executive Bonus Compensation, the Performance Goals for such award shall be based on the achievement of one or more of the following: specified levels of or increases in return on capital, equity or assets (including, but not limited to, return on net assets); earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including, but not limited to, diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); revenue or revenue growth; net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; share price (including, but not limited to, growth measures and total shareholder return); operating profit; per period or cumulative cash flow (including, but not limited to, operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements, including, but not limited to, receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including, but not limited to, entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; customer or employee satisfaction; individual objectives; operating efficiency; regulatory body approvals for commercialization of products; implementation or completion of strategies, projects or related milestones; partnering or similar transactions; and any combination of any of the foregoing criteria.

L.	“Performance Period” means a period established by the Committee during which performance is measured for the purpose of determining the extent to which a Performance Goal is achieved. Nothing in this Plan shall prevent the Committee from establishing a Performance Period that commences prior to the termination of one or more other Performance Periods.

M.	“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

N.	“Plan” means the CDI Corp. Executive Bonus Plan herein set forth, as amended from time to time.

O.	“Qualified Executive Bonus Compensation” means Executive Bonus Compensation that is intended to be “qualified performance-based compensation” under Section 162(m) of the Code and Treasury Regulation 1.162-27(e), including any successor provision.

P.	“Share” means a share of the Company’s common stock, par value $0.10 per share.

Q.	“Subsidiary” means, at any relevant time, any corporation or other entity of which 50% or more of the total combined voting power of all classes of stock (or other equity interests in the case of an entity other than a corporation) entitled to vote is owned, directly or indirectly, by the Company.

III. Administration

A.

General. The Committee shall have the authority, subject to the provisions herein, (A) to select employees to participate in the Plan; (B) to establish and administer the Performance Goal(s) and the Executive Bonus Compensation opportunities applicable to each Participant and certify whether the Performance Goal(s) have been attained; (C) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; (D) to establish, amend, and waive rules and regulations for the Plan’s administration; and (E) to make all other determinations that may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all Persons, including, but not limited to, the Company, all employees and Participants and anyone claiming under or through any of them.

B.	Reliance and Indemnification. The Committee may employ attorneys, consultants, accountants or other Persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such Persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee with respect to the Plan, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

C.	Adjustments.

(i) General. To the extent that a Performance Goal is based on, or calculated with respect to, the Shares (such as, but not limited to, earnings per Share, book value per Share, increases in Share value or other similar measures), then in the event of any corporate transaction involving the Company (including, but not limited to, any subdivision or combination or exchange of the outstanding Shares, Share dividend, Share split, spin-off, split-off, split-up, recapitalization, reorganization, liquidation, reclassification of Shares, merger, acquisition, consolidation, extraordinary cash distribution, or sale or transfer of substantially all of the Shares of the Company), the Committee shall make or provide for such adjustments in such Performance Goal as the Committee may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants, and in any case with respect to Qualified Executive Bonus Compensation, in accordance with and subject to Code Section 162(m) and the Treasury Regulations thereunder to preserve deductibility.

(ii) Additional Adjustment. In addition to the adjustments described in clause (i) above, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, a Performance Goal, in recognition of unusual or nonrecurring events affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles (including, but not limited to, (a) asset write-downs; (b) significant litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; (d) any reorganization and restructuring programs or change in the corporate structure or capital structure of the Company; (e) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year or period; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Fiscal Year); provided, however, that with respect to an award that is intended to be Qualified Executive Bonus Compensation, prior to or at the time of the establishment of the Performance Goal(s), the Committee specifies in writing the impact that such event will have on such award, including, but not limited to, the Performance Goal(s) and/or the various levels of achievement of the related award.

IV. Establishment of Performance Goals and Executive Bonus Compensation Opportunities

A.

No later than the Determination Date for each Performance Period, the Committee shall establish in writing the method for computing the amount of Qualified Executive Bonus Compensation that may be payable under the Plan to each Participant in the Plan for such Performance

Period if the Performance Goal(s) established by the Committee for such Performance Period are attained in whole or in part. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of Qualified Executive Bonus Compensation that otherwise would be due upon attainment of the Performance Goal(s) and may be different for each Participant. Notwithstanding anything to the contrary contained herein, the Committee may, however, exercise negative discretion within the meaning of Treasury regulation 1.162-27(e)(2)(iii)(A) with respect to any Executive Bonus Compensation hereunder to reduce any amount that otherwise would be payable hereunder.

B.	No later than the Determination Date for each Performance Period, the Committee shall establish in writing the Performance Goal(s) for such Performance Period.

C.	The maximum amount that may be payable to any Participant with respect to all Performance Periods that commence in the same calendar year shall not exceed $6,500,000.

V. Attainment of Performance Goals Required; Employment Status

A.	Executive Bonus Compensation shall be paid as provided under this Plan for any Performance Period only upon the attainment of the Performance Goal(s) established by the Committee with respect to such Performance Period. No Participant shall have any right to receive payment of any Executive Bonus Compensation unless such Participant remains in the employ of the Company or a Subsidiary through the date of payment of such Executive Bonus Compensation; provided, however, that the Committee may, in its sole discretion, pay all or any part of any Executive Bonus Compensation to any Participant who, prior to such date of payment, terminates employment, provided that any such Executive Bonus Compensation so paid shall not exceed the amount earned based on the achievement of the relevant Performance Goal(s) for the applicable Performance Period. Except as provided in the immediately preceding sentence, a Participant whose employment terminates prior to the payment of Executive Bonus Compensation for a Performance Period shall not be entitled to any unpaid Executive Bonus Compensation under the Plan.

VI. Payment of Executive Bonus Compensation; Committee Certification

A.	Earned and certified Executive Bonus Compensation shall be paid in cash no later than 75 days after the end of the Performance Period with respect to which such Executive Bonus Compensation is earned; provided, however, that (i) the Committee may, in its sole discretion, institute a program that allows Participants to defer the payment of earned Executive Bonus Compensation and (ii) the Committee may, in its sole discretion, pay Executive Bonus Compensation in Shares issued under the Equity Plan.

B.	Payment of any Qualified Executive Bonus Compensation pursuant to this Plan shall be contingent upon the Committee’s certifying in writing that the Performance Goal(s) and any other terms applicable to such Qualified Executive Bonus Compensation were in fact satisfied, in accordance with Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder, with such certification to occur within 75 days after the end of the applicable Performance Period. Unless and until the Committee so certifies, such Qualified Executive Bonus Compensation shall not be paid or earned.

C.	The Company shall have the right to deduct from all Executive Bonus Compensation payable hereunder any federal, state, local and foreign taxes required by law to be withheld with respect to such payments.

VII. Amendment, Termination and Term of Plan

The Board, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part, whether prospectively or retroactively, including in any manner that adversely affects the rights of Participants; provided, however, that no amendment with respect to, or affecting, Qualified Executive Bonus Compensation that would require the consent of the shareholders of the Company pursuant to Section 162(m) of the Code shall be effective without such consent.

VIII. Interpretation and Construction

A.	No provision of the Plan, nor the selection of any Participant, shall constitute an employment agreement or affect the duration of any Participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company or a Subsidiary and the Participant provides otherwise. Both the Participant and the Company or a Subsidiary shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

B.	Any provision of the Plan that could be construed to prevent Qualified Executive Bonus Compensation under the Plan from qualifying for deductibility under Section 162(m) of the Code or Treasury Regulation 1.162-27(e) shall be administered, interpreted and construed to carry out the intention that such compensation so qualifies and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

IX. Miscellaneous

A.	No Contract; No Rights to Awards. The Plan is not a contract between the Company and any Participant or other employee. No Participant or other employee shall have any claim or right to receive Executive Bonus Compensation under the Plan.

B.	No Right to Future Participation. Participation in the Plan during one Performance Period shall not guarantee participation during any other Performance Period.

C.	Restriction on Transfer. The rights of a Participant with respect to Executive Bonus Compensation under the Plan shall not be transferable by the Participant to whom such Executive Bonus Compensation is granted (other than by will or the laws of descent and distribution), and any attempted assignment or transfer shall be null and void and shall permit the Committee, in its sole discretion, to extinguish the Company’s obligation under the Plan to pay any Executive Bonus Compensation with respect to such Participant.

D.	No Restriction on Right of Company to Effect Changes. The Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin off, split-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Company or a Subsidiary thereof or any other event or series of events, whether of a similar character or otherwise.

E.	Source of Payments. The Plan shall be unfunded. The Plan shall not create or be construed to create a trust or separate fund or segregation of assets of any kind or a fiduciary relationship between the Company or a Subsidiary and a Participant or any other Person. To the extent that any Participant is granted any Executive Bonus Compensation hereunder, such Participant’s right to receive payment of such Executive Bonus Compensation shall be no greater than the right of any unsecured general creditor of the Company or its Subsidiaries.

F.	No Interest. If the Company or a Subsidiary for any reason fails to make payment of any Executive Bonus Compensation at the time such Executive Bonus Compensation becomes payable, neither the Company nor any Subsidiary shall be liable for any interest or other charges thereon.

G.	Governmental Regulations. The Plan and all amounts payable hereunder shall be subject to all applicable rules and regulations of governmental or other authorities.

H.	Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

I.	Governing Law. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the choice-of-law principles thereof.

J.	Severability. If any term or provision (“Provision”) of the Plan or the application thereof as to any Participant or circumstance is, to any extent, found to be illegal or invalid, then the Committee may sever such Provision from the Plan and, thereupon, such Provision shall not be a part of the Plan.

K.

Code Section 409A. This Plan is intended to comply with Code Section 409A (to the extent applicable) and shall be interpreted in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding any other provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Participant’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Plan shall not be paid (or commence) during the six-month period immediately following the Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that otherwise would have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum cash payment (without interest) on the earlier of (i) the first regular payroll date of the seventh month following the Participant’s separation from service or (ii) the 10th business day following the Participant’s death (but not earlier than such payment would have been made absent such death). If the Participant’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Participant’s employment and which are subject to Code Section 409A shall not be paid until the Participant has experienced a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to any Participant or to any other Person if the payments and benefits provided in this Plan that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant. Each payment payable hereunder shall be treated as a single payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.

L.	Effective Date. Subject to shareholder approval, the Plan shall be effective as of January 1, 2015. Such approval shall meet the requirements of Section 162(m) of the Code and the Treasury Regulations thereunder. If such approval is not obtained, then the Plan shall not be effective.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted online or by telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2015.
Vote Online
• Go to www.investorvote.com/CDI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED ONLINE OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the nominated directors in Proposal 1 and FOR Proposals 2 through 5.

1. ELECTION OF DIRECTORS The nine nominees are:

01 - Joseph L. Carlini 05 - Lawrence C. Karlson 09 - Barton J. Winokur	02 - Michael J. Emmi 06 - Ronald J. Kozich	03 - Scott J. Freidheim 07 - Anna M. Seal	04 - Walter R. Garrison 08 - Albert E. Smith	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) or number(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve executive compensation	☐	☐	☐	3. Approve the Amended and Restated Omnibus Stock Plan	☐	☐	☐

4. Approve the Executive Bonus Plan	☐	☐	☐	5. Ratify the appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2015	☐	☐	☐

s	B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED ONLINE OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Your vote is important to us. Please promptly mail back this proxy card or vote online or by telephone. See the other side for instructions on how to vote online or by telephone.
Proxy

CDI CORP.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

This Proxy is Solicited on Behalf of the Board of Directors

Each shareholder signing this Proxy hereby appoints Brian D. Short and Craig H. Lewis, and each of them acting individually, each with the power to appoint his substitute, as proxies and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the signer on March 17, 2015 at CDI Corp.’s annual meeting of shareholders to be held on May 19, 2015, or any adjournment or postponement thereof. In the event that any other matter may properly come before the meeting or any adjournment or postponement thereof, the named proxies are each authorized to vote upon such matter at their discretion. Each shareholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 16, 2015 and hereby expressly revokes any and all proxies previously given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of CDI Corp. gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL NINE NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF, AND FOR PROPOSALS TWO THROUGH FIVE. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

(Continued and to be signed on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments (if any) below.